SCHEDULE 14A
                Information Required in Proxy Statement
          Schedule 14A is proposed to be amended.  See below.

                          SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14 (a) of the
                      Securities Exchange Act of 1934


Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[   ]    Preliminary Proxy Statement (AMENDMENT NO. 1)
[   ]    Confidential for Use of the Commission Only (as permitted
         by Rule 14a-6(e)(2))
[ X ]    Definitive Proxy Statement
[   ]    Definitive Additional Materials
[   ]    Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             SDNB Financial Corp.
              (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[   ]    No fee required.
[   ]    Fee computed on table below per Exchange Act Rules 14a-
         6(i)(4) and 0-11.
[ X ]    Fee paid previously with preliminary materials.
[   ]    Check box if any part of the fee is offset as provided by
         Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:


         2)    Form. Schedule or Registration Statement No.:


         3)    Filing Party:


         4)    Date Filed:

                 [SDNB FINANCIAL CORP. LETTERHEAD]



                                              January 17,1996


Dear SDNB Financial Corp. Shareholder:

       You are cordially invited to attend the Special Meeting of Shareholders of SDNB Financial Corp. ("SDNB"), which will be held on Monday, February 24, 1997, at 10:00 a.m. (San Diego time) at the San Diego National Bank Building, 1420 Kettner Boulevard, San Diego, 92101 (the "Special Meeting"). At this meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, as amended (the "Merger Agreement") pursuant to which FBOP Acquisition Company will merge (the "Merger") with and into SDNB, which will survive the merger as a wholly owned subsidiary of FBOP Corporation, and each share of your SDNB Common Stock will be converted into the right to receive the Per Share Merger Consideration (as defined in the Merger Agreement) which will consist of a cash payment per share in a range of $8.00 to $8.03, without interest, subject to adjustment as set forth in the accompanying Proxy Statement.

     The proposed Merger has been approved by the Board of Directors of each company. Your Board of Directors has determined that the Merger is in the best interests of SDNB and its shareholders and unanimously recommends that you vote FOR approval of the Merger Agreement and the terms of the Merger.

  Consummation of the Merger is subject to certain conditions, including the approval of the Merger Agreement by SDNB's shareholders and the approval of the Merger by the Federal Reserve Bank. That agency approved the transaction on December 10, 1996. Subject to the foregoing conditions, the Merger currently is expected to occur in the first quarter of 1997.

     The enclosed Notice of Special Meeting of Shareholders and Proxy Statement describe the Merger and provide specific information concerning the Special Meeting. Please read these materials carefully and consider the information contained in them.

  It is very important that your shares be represented at the Special Meeting, regardless of whether you plan to attend in person. The affirmative vote of a majority of the outstanding shares entitled to vote at the Special Meeting is required to approve the Merger Agreement. Therefore, I urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the Special Meeting. You should not send in certificates for your shares of SDNB Common Stock at this time. You will receive instructions as to the surrender of your shares of SDNB Common Stock after consummation of the Merger.

     On behalf of SDNB's Board of Directors, I extend our thanks and appreciation to all shareholders for your support.

                              Sincerely,


                              /s/Murray L. Galinson
                              Murray L. Galinson
                              Chairman of the Board, President
                              and Chief Executive Officer

                      SDNB FINANCIAL CORP.
                     1420 Kettner Boulevard
                  San Diego, California 92101



           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                To Be Held on February 24, 1997




           NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of SDNB Financial Corp., a California corporation (the "Company") will be held on Monday, February 24, 1997 at 10:00 a.m., local time at the San Diego National Bank Building, 1420 Kettner Boulevard, San Diego, California.

           A  Proxy  Statement  and  Proxy Card  for the  Special
Meeting are enclosed herewith. The Special Meeting is being held for the purpose of considering and voting upon the following matters:

           1. A proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 12, 1996, as amended, among the Company, FBOP Corporation, an Illinois corporation ("FBOP"), and FBOP Acquisition Company, an Illinois corporation and a wholly owned subsidiary of FBOP ("FBOP Acquisition"), pursuant to which among other things, FBOP Acquisition will merge (the "Merger") with and into the Company, which will survive the Merger as a wholly owned subsidiary of FBOP, and each share of the Company's common stock, no par value (the "Common Stock"), other than shares of Common Stock as to which dissenter's rights have been duly asserted and perfected in accordance with California law, will be converted into the right to receive the Per Share Merger Consideration as defined in the Agreement and Plan of Merger, as amended, which will consist of a cash payment per share in a range of $8.00 to $8.03, without interest, subject to adjustment, all as more fully described in the accompanying Proxy Statement.

           2. The transaction of such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

        Pursuant to the Bylaws of the Company, the Board of Directors has fixed January 3, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of Common Stock of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

           Shareholders of the Company who comply with the requirements of Chapter 13 of the California General Corporation Law will be entitled, if the Merger is consummated, to seek an appraisal of their shares of Common Stock. See "THE MERGER -- Dissenters' Rights" in, and Appendix C to the attached Proxy Statement."

        YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. EACH SHAREHOLDER, WHETHER OR NOT HE OR SHE PLANS TO ATTEND THE SPECIAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED IN THE MANNER PROVIDED IN THE ACCOMPANYING PROXY STATEMENT. SEE "THE SPECIAL MEETING -- PROXIES" IN THE ATTACHED PROXY STATEMENT.

           YOU  SHOULD NOT SEND IN CERTIFICATES REPRESENTING YOUR
SHARES   OF  COMMON  STOCK  AT  THIS  TIME.   YOU  WILL   RECEIVE
INSTRUCTIONS  AS TO THE EXCHANGE OF YOUR SHARES OF  COMMON  STOCK
AFTER CONSUMMATION OF THE MERGER.


                              By Order of the Board of Directors


                              /s/Howard W. Brotman
                              Howard W. Brotman, Secretary

   January 17, 1997
San Diego, California


           THE BOARD  OF DIRECTORS OF THE COMPANY RECOMMENDS THAT
YOU  VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE AGREEMENT AND
PLAN OF MERGER.

                        SDNB FINANCIAL CORP.
                       1420 Kettner Boulevard
                    San Diego, California 92101



                          PROXY STATEMENT
                  SPECIAL MEETING OF SHAREHOLDERS
                         February 24, 1997




                            INTRODUCTION

           This Proxy Statement is being furnished to holders of shares of common stock, no par value (the "Common Stock"), of SDNB Financial Corp., a California corporation ("SDNB" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at a Special Meeting of Shareholders (the "Special Meeting") to be held at 10:00 a.m., local time, on Monday, February 24, 1997, at the San Diego National Bank Building, 1420 Kettner Boulevard, San Diego, California, and at any adjournments or postponements thereof.

           At the Special Meeting, shareholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 12, 1996, as amended, (the "Merger Agreement"), among the Company, FBOP Corporation, an Illinois corporation ("FBOP"), and FBOP Acquisition Company, an Illinois
corporation   and   a  wholly  owned  subsidiary   of   FBOP   ("FBOP
Acquisition"), pursuant to which, among other things, FBOP Acquisition will merge (the "Merger") with and into SDNB, which will survive the Merger as a wholly owned subsidiary of FBOP, and each share of Common Stock, other than shares of Common Stock as to which dissenters' rights have been duly asserted and perfected in accordance with California law, will be converted into the right to receive the Per Share Merger Consideration as defined in the Merger Agreement which will consist of a cash payment per share in the range of $8.00 to $8.03, without interest, subject to adjustment, all as more fully described in the accompanying Proxy Statement. See "THE MERGER -- Per Share Merger Consideration."

           Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement by the requisite vote of the Company's shareholders and the receipt of all necessary governmental approvals and consents. There can be no assurance that the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be consummated. See "THE MERGER AGREEMENT -- Conditions to the Merger."

           No persons have been authorized to give any information or to make any representation other than those contained in this Proxy Statement in connection with the solicitation of proxies made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any other person. This Proxy Statement does not constitute a solicitation of a proxy by any person in any jurisdiction from any person to whom it would be unlawful to make any such solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date of this Proxy Statement or that the information herein is correct as of any time subsequent to such date. All information contained in this Proxy Statement relating to the Company has been supplied by the Company and all information contained in this Proxy Statement relating to FBOP and to FBOP Acquisition has been supplied by FBOP.

        The Board of Directors knows of no additional matters that will be presented for consideration at the Special Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares of Common Stock covered thereby in accordance with their best judgment on such other business, if any, that may properly come before the Special Meeting or any adjournments or postponements thereof provided, however, no proxy voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any proposal to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies or otherwise.



           The date of this Proxy Statement is January 17, 1997.



           This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about January 21, 1997.

                            TABLE OF CONTENTS


                                                             PAGE

Introduction                                                  i
Available Information                                         v
Summary                                                       1
Selected Historical Financial Information                     8
The Special Meeting                                           9
     General                                                  9
     Matters to Be Considered at the Special Meeting          9
     Record Date; Vote Required                               9
     Proxies                                                 10
The Merger                                                   11
     Form of the Merger                                      11
     Per Share Merger Consideration                          11
     Effective Date of the Merger                            12
     Conversion of Shares; Procedures for Exchange
        of Certificates                                      13
     Background of the Merger                                13
     Recommendation of the Board of Directors; Reasons
        for the Merger                                       14
     Opinion of Financial Advisor                            16
     Interests of Certain Persons in the Merger              20
     Certain Tax Consequences                                22
     Financing Arrangements by FBOP and FBOP Acquisition     23
     Regulatory Matters                                      23
     Accounting Treatment                                    24
     Dissenters' Rights                                      24
The Merger Agreement                                         27
     Representations and Warranties                          27
     Certain Covenants                                       27
     Conduct of Business Pending the Merger                  28
     No Solicitation                                         29
     Conditions to the Merger                                30
     Termination                                             31
     Termination Fee                                         31
     Expenses                                                31
Stock Prices                                                 32
Security Ownership of Certain Beneficial Owners
   and Management                                            33
     Five Percent Shareholders                               33
     Directors and Management                                34
Independent Auditors                                         35
Shareholder Proposals                                        35
Incorporation of Certain Documents by Reference;
   Additional Information                                    36

Appendices

          A. Agreement and Plan of Merger, dated as of July 12, 1996, among the Company, FBOP and FBOP Acquisition and Amendment dated as of November 26, 1996.

          B.    Opinion  of  Keefe,  Bruyette  &  Woods,  Inc.  dated
                January 17, 1997.

          C.    Chapter 13 of the California General Corporation Law

          D. Annual Report to Shareholders of the Company for the year ended December 31, 1995.

          E. Quarterly Report on Form 10-Q of the Company for the nine months ended September 30, 1996.

                       AVAILABLE INFORMATION

        The Company is subject to  the  informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial statements and other matters. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Pacific Regional Office, 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036; Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; Central Regional Office, 1801 California Street, Suite 4800, Denver, Colorado 80202; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information may also be accessed through the Commission's Web Site at http://www.sec.gov. In addition, material filed by the Company is available for inspection at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

           All  information  relating to the Company  in  this  Proxy
Statement has been supplied by the Company and all information contained in this Proxy Statement relating to FBOP and to FBOP Acquisition has been supplied by FBOP.

                              SUMMARY

        The following summary is a description of the material facts regarding the Company, FBOP Corporation, FBOP Acquisition and the matters to be considered at the Special Meeting and is qualified in all respects by the information appearing elsewhere in this Proxy Statement and the Appendices hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement. Shareholders are urged to read this Proxy Statement and the Appendices hereto in their entirety.

                           The Companies

SDNB Financial Corp.

        The Company is a bank holding company incorporated under the laws of the State of California in 1982 and is registered under the federal Bank Holding Company Act (the "BHCA"). The Company's principal subsidiary is San Diego National Bank (the "Bank"), a national banking association organized in 1981, the deposits of which are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to applicable limits. Through the Bank, the Company provides general commercial banking services in the metropolitan San Diego area, focusing primarily upon wholesale commercial banking operations and emphasizing the needs of small and medium size business firms and corporations and the personal banking needs of business executives and professional persons located in the Bank's service area. At September 30, 1996, the Company had consolidated assets of approximately $192.2 million, consolidated liabilities of approximately $175.3 million (which includes total deposits through the Bank of approximately $156.4 million), and shareholders' equity of approximately $16.9 million. The Company's principal executive office is located at 1420 Kettner Boulevard, San Diego, California 92101, and its telephone number at such office is
(619) 233-1234.

           The Company is a joint venture partner in the San Diego National Banking Building Joint Venture (the "Joint Venture"), a partnership formed for the purpose of constructing and developing the office building that houses the Company and the Bank (the "Bank Building"). The Joint Venture is 62% owned by the Company and the Company is the general partner. In addition, the Company owns SDNB Mortgage Bankers, a California corporation, which is currently inactive.

FBOP Corporation

        FBOP is a privately owned registered bank holding company and savings and loan holding company organized under the laws of the State of Illinois. The principal assets of FBOP are its investments in five banks and one thrift institution located in Illinois, Texas and California. At September 30, 1996 FBOP had consolidated total assets of approximately $2,054.1 million, total deposits of $1,824.5 million and consolidated equity of approximately $140.9 million. The principal executive offices of FBOP are located at 11 West Madison, Oak Park, Illinois 60302, and its telephone number at such office is
(708) 386-5000. FBOP will fund the cash purchase with a combination of external financing and cash available to it through dividends from its subsidiary banks. See "THE MERGER--Financing Arrangements by FBOP and FBOP Acquisition."

FBOP Acquisition Company

        FBOP Acquisition, an Illinois corporation, is a wholly-owned subsidiary of FBOP and was organized by FBOP solely to effectuate the Merger. The principal executive offices of FBOP Acquisition are located at 11 West Madison, Oak Park, Illinois 60302, and its telephone number at such office is (708) 386-5000. On the consummation of the Merger, FBOP Acquisition will, pursuant to the terms of the Merger Agreement, merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of FBOP. See "THE MERGER."

                        The Special Meeting

Time, Date and Place

           The Special Meeting will be held at 10:00 a.m., local time, on February 24, 1997, at the San Diego National Bank Building, 1420 Kettner Boulevard, San Diego, California. See "THE SPECIAL MEETING -- General."

Record Date; Shares Entitled to Vote

           Holders of record of Common Stock at the close of business on January 3, 1997 (the "Record Date") are entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. On the Record Date there were 3,082,276 shares of Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting and any adjournments or postponements thereof. See "THE SPECIAL MEETING -- Record Date; Vote Required."

Purposes of the Special Meeting

           The purposes of the Special Meeting are: (1) to consider and vote upon a proposal to approve and adopt the Merger Agreement, and (2) to transact any other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Vote Required

           The presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Special Meeting. Assuming a quorum is present, the affirmative vote of a majority of the outstanding shares entitled to vote at the Special Meeting is necessary to approve the Merger Agreement. See "THE SPECIAL MEETING -- Record Date; Vote Required."

Security Ownership of Management
and Certain Other Persons

           As of the Record Date, directors and executive officers of the Company may be deemed to be the beneficial owners of approximately 6.45% of the outstanding shares of Common Stock (excluding shares of Common Stock which are issuable upon exercise of stock options and which are not outstanding and entitled to vote as of the Record Date). As of the Record Date, neither FBOP nor FBOP Acquisition owned, directly or indirectly, any shares of Common Stock. See "THE SPECIAL MEETING -- Record Date; Vote Required."

                             The Merger

Form of the Merger; Effective Time

           Pursuant to the Merger Agreement, at the Effective Time (as defined below), FBOP Acquisition will merge with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of FBOP. See "THE MERGER -- Form of the Merger."

           The Effective Time of the Merger will be the date on which an Agreement of Merger and other filings required by the California General Corporation Law ("CGCL") are filed with the Secretary of State of California or at such later time as specified in the Articles of Merger and Agreement of Merger (the "Effective Time").

           Upon consummation of the Merger, the shares of Common Stock will, except as described below, be converted into the right to receive the Per Share Merger Consideration (as defined below), and the Company's shareholders will have no ownership interest in or control over either the Company or FBOP.

Per Share Merger Consideration

           Upon consummation of the Merger, each outstanding share of Common Stock (except for shares of Common Stock with respect to which dissenters' rights have been perfected) will be automatically converted into the right to receive the Per Share Merger Consideration in cash, without interest, to be determined by the following formula:

Aggregate     plus    Supplemental   plus   Aggregate   minus   Expenses
Merger                Merger                Strike
Consideration         Consideration         Price of
                                            Options

                            divided by
   outstanding shares plus                aggregate shares of
   of Common Stock                        Common Stock
                                          subject to Options

For purposes of the above formula the terms have the following meanings:

           (a) Aggregate Merger Consideration shall be $26,627,222 (subject to increase by an amount equal to the exercise price of any outstanding options, warrants or rights to purchase the Common Stock ("Options") which have been exercised prior to the consummation of the Merger).

           (b) Expenses shall be all fees and expenses incurred by the Company in connection with the Merger, including finders' and brokers' fees, legal expenses and filing and printing fees, but not including up to $250,000.00 of the fee payable to Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette").

           (c) Supplemental Merger Consideration shall mean an increase in the Aggregate Merger Consideration due to a decrease of the prepayment penalty negotiated by the Company in connection with the prepayment of the mortgage loan on the Bank Building. The Company and FBOP have negotiated a reduction in the prepayment penalty with the mortgage holder resulting in Supplemental Merger Consideration in the amount of $300,000. See "THE MERGER -- Per
                 Share   Merger Consideration."

           (d) Aggregate Strike Price of Options shall be the sum of the exercise price of each outstanding Option.

           Assuming that all Options are not exercised and assuming Expenses are equal to $400,000, the Per Share Merger Consideration would be $7.93. In addition to the reduction in the prepayment penalty negotiated with the mortgage holder (as described above) the mortgage holder also agreed to surrender warrants to purchase 150,000 shares of the Company's Common Stock at $5.44 per share (which warrants are included in the calculation of the Per Share Merger Consideration). As a result of the surrender of the warrants and the accompanying redistribution of the proceeds of these warrants, the shareholders and Option holders will receive distributions of an additional 10 cents per share, for a total Per Share Merger
Consideration of approximately $8.03 per share. THERE CAN BE NO ASSURANCE THAT THE PER SHARE MERGER CONSIDERATION WILL BE MORE OR LESS THAN THIS NUMBER. Shareholder approval of the Merger Agreement will be resolicited in the event the Per Share Merger Consideration to be paid to the Company's shareholders is less than $8.00 per share.

           The Common Stock is included for quotation on the National Association of Securities Dealers Automated Quotation System/National Market System (the "NASDAQ/NMS"). There is only a limited market for the Common Stock. On July 12, 1996, the last trading day before the announcement of the execution of the Merger Agreement, the closing price for the Common Stock as reported on the NASDAQ/NMS was $6.25 per share. On January 15, 1997 (the last practicable date prior to the mailing of this Proxy Statement), the closing price for the Common Stock as reported by the NASDAQ/NMS was $7.63 per share. SDNB SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK. For certain additional information concerning the trading history and dividends paid on the Common Stock, see "STOCK PRICES."

Recommendation of the Board of Directors

           The Board of Directors believes that the Merger is fair to, and in the best interests of, the Company and its shareholders, and has unanimously approved the Merger Agreement and recommends that the Company's shareholders vote FOR the approval and adoption of the Merger Agreement. The Board of Directors' recommendation is based upon a number of factors described in this Proxy Statement. In considering the Board's recommendation, shareholders should be aware that certain members of the management and the Board of Directors of the Company have certain interests in the Merger that are in addition to their interests as shareholders of the Company generally. See "THE MERGER -- Recommendation of the Board of Directors; Reasons for the Merger" and -- "Interests of Certain Persons in the Merger."

Opinion of Financial Advisor

           Keefe Bruyette has served as the Company's financial advisor in connection with the Merger. On July 11, 1996, the date on which the Board of Directors approved the Merger Agreement, Keefe Bruyette delivered to the Board of Directors its oral opinion (subsequently confirmed in writing) to the effect that, as of the date of its opinion, the consideration to be received by the shareholders of the Company pursuant to the Merger Agreement is fair from a financial point of view to such shareholders. Keefe Bruyette subsequently confirmed such opinion to the Board of Directors as of
January  17 1997  (the "Fairness Opinion").   A copy of the Fairness
Opinion of Keefe Bruyette is attached to this Proxy Statement as Appendix B. The attached Fairness Opinion sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and procedures followed by Keefe Bruyette, and should be read in its entirety. See "THE MERGER -- Opinion of Financial Advisor."

Interests of Certain Persons in the Merger

        Certain members of the management and the Board of Directors of the Company have certain interests in the Merger that are in addition to their interests as shareholders of the Company. These interests include: (i) FBOP and FBOP Acquisition's covenant to use their best efforts to purchase insurance to be effective after the Effective Time, subject to a maximum premium limitation of $80,000, protecting the Company's directors and officers against liabilities and claims (and related expenses) made against them resulting from their service to the Company prior to the Effective Time; (ii) the condition to consummation of the Merger that FBOP shall have entered into separate three year employment agreements with Murray L. Galinson, Robert B. Horsman, Howard W. Brotman and Joyce Chewning-Johnson who are currently executive officers of both the Company and the Bank providing for (x) salaries not less than amounts paid to each of them as of the date of the Merger Agreement ($190,946, $132,966, $106,806 and $114,008 respectively for Messrs.
Galinson, Horsman and Brotman and Ms. Chewning-Johnson) plus an annual bonus to be determined by FBOP; (y) severance payments in the event of certain terminations; and (z) substantially the same job responsibilities held as of the date of the Merger Agreement;
(iii) in the event an employment agreement with FBOP does not become effective, benefits payable to Messrs. Galinson, Horsman and Brotman and Ms. Chewning-Johnson in the amounts of approximately $543,000, $358,000, $296,000 and $306,000 respectively under their current change in control agreements and employment agreements with the Company in the event their respective employment is terminated within certain specified periods prior to or following the Effective Time for certain reasons other than for cause, as defined therein; and
(iv) for directors and officers of the Company holding Options which are not currently exercisable, such Options will become exercisable in connection with the Merger and holders of such Options shall have the right at the Effective Time to receive payment for each such Option in an amount equal to the excess of the Per Share Merger Consideration over the exercise price per share of each such Option ("Cash Consideration Per Option"). These interests are described in more detail in this Proxy Statement. See "THE MERGER -- Interests of Certain Persons in the Merger."

Certain Tax Consequences

           The receipt of cash for shares of Common Stock in the Merger will be a taxable transaction to the Company's shareholders for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, a shareholder of the Company should recognize capital gain or loss for federal income tax purposes per share in an amount equal to the difference between the Per Share Merger Consideration and the adjusted tax basis per share of his or her Common Stock. See "THE MERGER -- Certain Tax Consequences."

Conditions to the Merger

           The   obligations  of  the  Company  and  FBOP  and   FBOP
Acquisition to consummate the Merger are subject to various conditions, including obtaining requisite shareholder and regulatory approvals. See "THE MERGER AGREEMENT -- Conditions to the Merger."

Regulatory Matters

        The Merger is subject to prior approval by the Federal Reserve Board. On December 10, 1996, The Federal Reserve Board approved FBOP's application to acquire the Company. See "THE MERGER AGREEMENT -- Conditions to the Merger" and "THE MERGER -- Regulatory Matters."

Termination

           The Merger Agreement may be terminated under certain circumstances by the Company and/or FBOP and FBOP Acquisition at any time prior to the Effective Time, whether before or after approval and adoption of the Merger Agreement by the shareholders of the Company. See "THE MERGER AGREEMENT -- Termination."

Termination Fee

           If the Merger is not consummated and the Company enters into a letter of intent, commitment letter or agreement with a third party regarding a merger, consolidation, sale of assets or similar transaction involving the Company within 12 months following termination of the Merger Agreement, then the Merger Agreement provides under certain circumstances that the Company shall pay a fee of $2,500,000 to FBOP Acquisition on the consummation of such third party merger, consolidation, sale of assets or such other transaction (the "Termination Fee").

           The Termination Fee is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, the Termination Fee may have the effect of discouraging persons who might now or prior to the
Effective Date be interested in acquiring all or a significant interest in the Company from considering or proposing such an acquisition, even if such persons were prepared to pay a higher price per share for the Common Stock than the Per Share Merger Consideration. See "MERGER AGREEMENT -- Termination Fee."

Rights of Dissenting Shareholders

           Pursuant to Chapter 13 of the CGCL, the Company's shareholders will be entitled to dissenters' rights of appraisal with respect to the Merger. The Company's shareholders desiring to exercise appraisal rights and to obtain an appraisal of the "fair value" of their shares of Common Stock should be aware that the failure to comply strictly with the provisions of Chapter 13 of the CGCL may result in a waiver or forfeiture of their appraisal rights. See "THE MERGER -- Dissenters' Rights" and Appendix C to this Proxy Statement.

             SELECTED HISTORICAL FINANCIAL INFORMATION

           The following is a summary of certain selected historical consolidated financial information of the Company. This summary information has been derived in part from, and should be read in conjunction with, the consolidated financial statements of the Company and the related notes thereto which are incorporated by reference in this Proxy Statement. Results of interim periods are not necessarily indicative of results to be expected for any other interim period or for the year as a whole. Historical information for certain periods is derived from financial statements not included herein.


                              Nine Months Ended             Year Ended
December 31
                               September 30
                             1996       1995       1995       1994       1993       1992       1991
FOR THE PERIOD,
in thousands
Total Interest Income      $9,738     $9,530    $12,743    $11,818    $11,930    $12,334    $15,116
Net Interest Income         6,960      7,187      9,527      8,912      8,571      8,321      8,468
Securities Gain, Net            3         11         11        ---        ---         25         80
Provision for Loan Losses     ---        250        200      1,850      2,950      1,320      1,270
Net Income (Loss)             279        158        212       (159)    (2,562)    (2,211)      (511)

AT PERIOD END,
in thousands
Assets                   $192,230   $169,401   $178,572   $173,185   $170,693   $194,689   $205,232
Deposits                  156,406    134,648   140,409     138,276    138,150    164,739    154,979
Loans, net                102,034     89,971    90,329      94,910    108,511    130,010    119,817
Investment Securities      38,183     25,283    34,441      27,231     30,227     17,943     15,006
Long Term Obligations       7,892     10,158     7,989      10,158     10,379     10,630     10,881
Shareholders' Equity       16,868     14,032    16,686       8,969      9,488     12,050     14,261

PER SHARE DATA
Net Income (Loss)           $0.09      $0.08     $0.10      $(0.10)    $(1.67)    $(1.44)    $(0.33)
Cash Dividends Paid           ---        ---       ---         ---        ---        ---       0.08
Shareholders' Equity         5.48       4.57      5.43        5.83       6.17       7.83       9.27


                        THE SPECIAL MEETING


General

           This Proxy Statement is being furnished to holders of Common Stock in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting of Shareholders to be held at 10:00 a.m., local time, on Monday, February 24, 1997 at the San Diego National Bank Building, 1420 Kettner Boulevard, San Diego, California, and at any adjournments or postponements thereof.

           This Proxy Statement and the accompanying form of proxy are first being mailed to the shareholders of the Company on or about January 21, 1997.

Matters to Be Considered at the Special Meeting

           At the Special Meeting, the shareholders of the Company will be asked: (1) to consider and vote upon a proposal to approve and adopt the Merger Agreement; and (2) to transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof. See "THE MERGER AGREEMENT."

        The Board of Directors has unanimously approved the Merger Agreement and recommends that the shareholders of the Company vote FOR the approval and adoption of the Merger Agreement. In considering the Board's recommendation, shareholders should be aware that certain members of the management and the Board of Directors of the Company have certain interests in the Merger that are in addition to their interests as shareholders of the Company generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

Record Date; Vote Required

        The Board of Directors has fixed the close of business on January 3, 1997 as the record date (the "Record Date") for the determination of shareholders of the Company entitled to notice of and to vote at the Special Meeting and any adjournments or postponements thereof. Only holders of record on such date will be entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 3,082,276 shares of Common Stock issued and outstanding and entitled to vote at the Special Meeting which were held by approximately 253 holders of record. Each holder of record of Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on the approval and adoption of the Merger Agreement and on any other matter properly submitted for the vote of the shareholders of the Company at the Special Meeting and any adjournments or postponements thereof.
The presence at the Special Meeting, in person or by properly executed proxy, of the holders of a majority of the shares of Common Stock outstanding and eligible to be voted at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

        Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the Special Meeting. Approval of the Merger Agreement by the Company's shareholders is a condition to consummation of the Merger.

           For purposes of determining the number of votes cast with respect to a matter, only those votes cast "for" and "against" a proposal are counted. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name as to which proxies have been designated as not voted by brokers will not be counted as votes cast. Proxies marked as abstentions or as "broker non-votes", however will be treated as shares present for purposes of determining whether a quorum is present.

           As of the Record Date, directors and executive officers of the Company and their affiliates may be deemed to be the direct or indirect beneficial owners of 198,661 shares of Common Stock representing approximately 6.45% of the outstanding shares of Common Stock (excluding shares of Common Stock which are issuable upon exercise of stock options and which are not outstanding and entitled to vote as of the Record Date). As of the Record Date, neither FBOP nor FBOP Acquisition owned, directly or indirectly, any shares of Common Stock.

Proxies

           This Proxy Statement is being furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting. All shares of Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not duly revoked, will be voted at the Special Meeting in accordance with instructions indicated on such proxies. If no instructions are indicated on a properly executed proxy, such proxy will be voted FOR the approval and adoption of the Merger Agreement.

        If   any   other  matters  are  properly   presented   for
consideration at the Special Meeting, including, among other things, consideration of a motion to adjourn or postpone the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment, provided, however, no proxy voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any proposal to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies or otherwise. The Company has no knowledge of any matters to be presented at the Special Meeting other than those matters described herein.

          SDNB SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. SDNB SHAREHOLDERS WILL RECEIVE SEPARATE INSTRUCTIONS REGARDING THE SURRENDER OF CERTIFICATES IF THE MERGER IS CONSUMMATED.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.
Proxies may be revoked by (i) filing with the Secretary of the Company at the Company's corporate address at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at the Company's corporate address at or before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Special Meeting.

           All expenses of this solicitation, including the cost of preparing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company or its subsidiaries in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not receive any additional compensation for these activities, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                             THE MERGER

Form of the Merger

           Pursuant to the Merger Agreement, on the Effective Date of the Merger (as defined below under "Effective Date"), FBOP Acquisition will merge with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of FBOP.

Per Share Merger Consideration

           Upon consummation of the Merger, except as described below, each outstanding share of Common Stock will be converted into the right to receive the Per hare Merger Consideration in cash, without interest to be determined by the following formula:

Aggregate      plus   Supplemental   plus   Aggregate      minus   Expenses
Merger                Merger                Strike Price
Consideration         Consideration         of Options
                           divided by
     outstanding      plus           aggregate shares of
     of Common Stock                 Common Stock
                                     subject to Options

For purposes of the above formula the terms have the following meanings:

           (a) Aggregate Merger Consideration shall be $26,627,222 (subject to increase by an amount equal to the
                 exercise  price  of  any  outstanding   Options   to
                 purchase the Common Stock which have been exercised prior to the consummation of the Merger).

           (b) Expenses shall be all fees and expenses incurred by the Company in connection with the Merger, including finders' and brokers' fees, legal expenses and filing and printing fees, but not including up to $250,000.00 of the fee payable to Keefe Bruyette.

           (c) Supplemental Merger Consideration shall mean an increase in the Aggregate Merger Consideration due to a decrease of the prepayment penalty negotiated by the Company in connection with the prepayment of the mortgage loan on the Bank Building. The Company and FBOP have negotiated a reduction in the prepayment penalty with the mortgage holder resulting in Supplemental Merger Consideration in the amount of $300,000.

           (d) Aggregate Strike Price of Options shall be the sum of the exercise price of each outstanding Option.

           Assuming that all Options are not exercised, and assuming Expenses are equal to $400,000, the Per Share Merger Consideration would be $7.93 per share. In addition to the reduction in the prepayment penalty negotiated with the mortgage holder (as described above), the mortgage holder also agreed to surrender warrants to purchase 150,000 shares of the Company's Common Stock at $5.44 per share (which warrants are included in the calculation of the Per
Share Merger Consideration). As a result of the surrender of the warrants and the accompanying redistribution of the proceeds of these warrants, the shareholders and Option holders will receive distributions of an additional 10 cents per share, for a total Per Share Merger Consideration of approximately $8.03 per share. THERE CAN BE NO ASSURANCE THAT THE PER SHARE MERGER CONSIDERATION WILL BE MORE OR LESS THAN THIS NUMBER. Shareholder approval of the Merger Agreement will be resolicited in the event the Per Share Merger Consideration to be paid to the Company's shareholders is less than $8.00 per share.

           The Merger Agreement prohibits the payment of dividends by the Company pending the consummation of the Merger. The Per Share Merger Consideration was determined through arms-length negotiations between the Company with the assistance of its financial advisor, Keefe Bruyette, and FBOP and FBOP Acquisition.

           All shares of Common Stock owned by the Company, FBOP and FBOP Acquisition and their respective subsidiaries, if any, (other than shares held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties or held in respect of a debt previously contracted) will be canceled.

           On July 12, 1996, the last trading day preceding the public announcement by the Company of the execution of the Merger Agreement, the closing price of the Common Stock on the NASDAQ/NMS was $6.25 per share. On January 15, 1997, the last practicable trading day preceding the mailing of this Proxy Statement, the closing price of the Common Stock on the NASDAQ/NMS was $7.63 per share. SDNB SHAREHOLDERS ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK. See "STOCK PRICES."

Effective Date of the Merger

           The Merger Agreement provides that as soon as practicable after the satisfaction or waiver of the conditions to the Merger, the parties will file Articles of Merger with the Secretary of State of Illinois and make all other filings or recordings required by the Illinois Business Corporation Act ("ILBCA") and will file an
Agreement of Merger and related filings required by the CGCL in connection with the Merger. The Effective Time shall be such date on which the Agreement of Merger and related filings are filed with the Secretary of State of California or at such later date as is specified in the Articles of Merger and Agreement of Merger.

        It is expected that a period of time will pass between the Special Meeting and the Effective Date while the parties file the necessary merger documents in order to consummate the Merger. The Merger Agreement may be terminated by either party if, among other reasons, the Merger has not been consummated by 5:00 p.m. Pacific Time on April 30, 1997. See "THE MERGER AGREEMENT -- Termination".

Conversion of Shares; Procedures for Exchange of Certificates

        As soon as practicable after the Effective Time, but in no event later than seven days after the Effective Time, FBOP shall send or cause to be sent to each holder of Common Stock a form letter of transmittal which will specify instructions for use in surrendering certificates representing shares of Common Stock in exchange for the cash into which such shares have been converted.

           SHAREHOLDERS SHOULD NOT FORWARD THEIR SDNB STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS AND INSTRUCTIONS. SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

           American Stock Transfer & Trust Company will act as Paying Agent and at the Effective Time, FBOP will make available to the
Paying  Agent  the  cash  necessary  to  pay  the  Per  Share  Merger
Consideration and the Cash Consideration Per Option. The Paying Agent will invest such cash as directed by FBOP Acquisition.

           Until the certificates representing Common Stock are surrendered for exchange after the consummation of the Merger, holders of such certificates will not be paid the cash amount into which such shares of Common Stock have been converted. The Merger Agreement requires that when such certificates are surrendered, such amount will be paid promptly without interest.

Background of the Merger

           From time to time the Company's management and its Board has considered and evaluated the Company's strategic plan and direction. The acceleration of consolidation activity in the banking industry and, more recently, merger activity in California coupled with an improving economic environment in Southern California prompted SDNB to explore strategic alternatives.

        In early February 1996, representatives of Keefe Bruyette met with the management of the Company to discuss the merger and acquisition environment nationwide and in California and how it could impact the competitive environment that the Company operated in and how it may impact shareholder value. After subsequent conversations with management, Keefe Bruyette was formally engaged by the Company on February 21, 1996 to explore strategic alternatives.

           As a result, Keefe Bruyette contacted a number of potential acquirors that it believed might have an interest in and capacity to acquire the Company. Torrey Pines Securities, Inc. ("TPS"), which has had an ongoing relationship with the Company, introduced FBOP to the Company and Keefe Bruyette. As a result of these activities, three potential acquirors emerged.

           On May 11, 1996, Keefe Bruyette met with the Board to discuss initial indications of interest that had been sent by the three potential acquirors, including FBOP, earlier in the week. At this meeting, Keefe Bruyette discussed the current merger and acquisition environment and what was driving recent acquisitions across the nation. Keefe Bruyette also discussed the banking landscape in California and how recent acquisition activity, mainly the First Interstate/Wells Fargo transaction, the First Interstate branch divestiture and the California Bancshares deal impacted transaction valuations. In addition, Keefe Bruyette presented an exhibit reviewing recent bank acquisitions in California to determine a range of prices that may be acceptable to the Company's shareholders. Keefe Bruyette reviewed multiples of price to book value, price to tangible book value , and price to earnings for recent bank acquisitions. Keefe Bruyette also performed a present value analysis which compared selling the Company in the near term versus selling the Company in five years with a price to earnings multiple to projected earnings. Finally, Keefe Bruyette reviewed the three indications of interest and recommended that the Company continue negotiations with two of the potential acquirors, including FBOP, in an effort to increase the price which may be obtained in a transaction and receive more favorable terms. The third indication of interest was not competitive with the other two.

           Keefe Bruyette then contacted each of the two potential acquirors and began further negotiations on the terms of the transaction. In addition, each of the potential acquirors performed on-site due diligence during the following weeks.

           Keefe Bruyette attended a meeting of the Board on June 20, 1996, to update the Board on the status of negotiations with FBOP and the other potential acquiror and review the current prices and structures of each bid. In conjunction with the price discussion, Keefe Bruyette discussed the pricing multiples of each bid relative to various earnings estimates, book value and tangible book value. Keefe Bruyette also performed a present value analysis again using updated financial projections from management with different scenarios. The Board also considered an analysis of the financial prospects of the Company if it remained independent. The Board recommended that Keefe Bruyette continue negotiations with the two bidders.

           On June 26, 1996, Keefe Bruyette again met with the Board to review final bids that were received from the two bidders, the status of negotiations with each of the bidders and how the discussions had progressed. Subsequent to the June 26, 1996 Board meeting, an unsolicited offer from a third party was received by the Company. The third party was allowed to conduct due diligence, but it did not complete its review and subsequently withdrew its offer.

           On July 5, 1996 Keefe Bruyette presented to the Board, the final terms of the offers of each bidder and Keefe Bruyette was instructed to negotiate a definitive agreement with the party which at the time was the higher bidder. After informing the lower bidder
(FBOP) that the Company was going to go forward with the other party, FBOP sent a letter to the Company significantly increasing its bid, making it the higher of the two bids. The Board reconvened and decided to negotiate a definitive agreement with the then highest bidder which was FBOP. The Board approved the Merger Agreement on July 11, 1996.

Recommendation of the Board of Directors; Reasons for the Merger

        The Board of Directors believes that the Merger is fair to, and in the best interests of, the Company and its shareholders. Accordingly, the Board of Directors has unanimously approved the Merger Agreement and recommends to the Company's shareholders that they vote FOR the approval and adoption of the Merger Agreement. In considering the Board's recommendation, shareholders should be aware that certain members of the management and the Board of Directors of the Company have certain interests in the Merger that are in addition to their interests as shareholders of the Company generally. See "THE MERGER -- Interests of Certain Persons in the Merger."

        In reaching its determination that the Merger is fair to, and in the best interests of, the Company's shareholders, the Board of Directors considered the following primary factors:

           (i) The Board's familiarity with and review of the Company's business, operations, financial condition, earnings and the Board's review of an analysis concerning the Company's prospects and its determination that the Per Share Merger Consideraton provided a better return for the Company's shareholders than the return which could be achieved by remaining independent;

           (ii) The current and prospective economic and competitive environment facing the Company and the difficulty that the Company may face meeting the demands of that environment without affiliating with a larger company, which offered more products and services;

           (iii) The financial presentation of Keefe Bruyette, the Company's independent financial advisor, and the Fairness Opinion of Keefe Bruyette that, as of the date of such opinion, the consideration to be received by shareholders of the Company pursuant to the Merger Agreement is fair from a financial point of view to such shareholders. A copy of the Fairness Opinion of Keefe Bruyette is attached hereto as Appendix B and is incorporated herein by reference (see --"Opinion of Financial Advisor" below);

           (iv) The Company's discussions with other potential acquirors and the responses of the other potential acquirors contacted by the Company's management and Keefe Bruyette in the weeks prior to the execution of the Merger Agreement and the Board's conclusion that FBOP's offer was the highest and best offer.

           (v) The business, operations, earnings and financial condition of FBOP which indicated that FBOP was financially able to consummate the Merger and that the affiliation with FBOP would enhance the Bank's franchise after consummation of the Merger;

           (vi) The fact that consummation of the Merger was not conditioned upon either FBOP or FBOP Acquisition obtaining financing for its acquisition of the Company;

           (vii) The Board's evaluation of the risks to consummation of the Merger, including the risks associated with obtaining all necessary regulatory approvals without the imposition of terms or conditions which are materially burdensome to FBOP or FBOP Acquisition and the impact to the Company in the event the Merger is not consummated;

           (viii) The Board's review of the possible alternatives to the Merger, the range of possible values to the Company's shareholders of such alternatives, the timing and likelihood of actually receiving those values and the fact that the Per Share Merger Consideration produced a better value than such alternatives;

           (ix)    The  potential  for  expansion  of   products  and
     services to be made available to the Bank's customers through an affiliation with a much larger company like FBOP;

           (x)     The terms of the Merger Agreement.

           In view of the wide variety of factors considered in connection with its evaluation of the Merger, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination.

Opinion of Financial Advisor

           The Company retained Keefe Bruyette to act as its financial advisor in connection with the Merger and related matters. Keefe Bruyette was selected to act as the Company's financial advisor based upon Keefe Bruyette's qualifications, expertise and reputation.

           On July 11, 1996, at the meeting at which the Board of Directors of the Company approved and adopted the Merger Agreement, Keefe Bruyette delivered an oral opinion (subsequently confirmed in writing) to the Board of Directors that as of the date of such opinion, the consideration to be received by the Company's shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to such shareholders. Keefe Bruyette subsequently confirmed such opinion to the Board of Directors as of January 17, 1997 (the "Fairness Opinion"). No limitations were placed on Keefe Bruyette by the Company's management or the Board of Directors with respect to the investigations made or the procedures followed by Keefe Bruyette in rendering either opinion. In considering the Fairness Opinion, the Board of Directors was aware of and considered the fact that in connection with the Merger, Keefe Bruyette would be entitled to receive a transaction fee which, as described more fully below, is in part contingent upon consummation of the Merger. The Company's shareholders are urged to read carefully the full text of the Fairness Opinion, a copy of which is attached as Appendix B to this Proxy Statement and is incorporated herein by reference.

      The full text of the Fairness Opinion of Keefe Bruyette, which sets forth a description of the procedures followed, assumptions made, matters considered and limits on the review undertaken, is attached to this Proxy Statement as Appendix B and is incorporated herein by reference. Shareholders are urged to read the opinion in its entirety. Keefe Bruyette's Fairness Opinion is addressed to the Board of Directors and does not constitute a recommendation as to how any shareholder of the Company should vote with respect to the
Merger. The following summary of the opinion is qualified in its entirety by reference to the full text of the Fairness Opinion.

      In rendering its Fairness Opinion, Keefe Bruyette (i) reviewed the Merger Agreement, Annual Reports to Shareholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1995, certain interim reports to shareholders and Quarterly Reports of Form 10-Q of the Company and certain internal financial analyses and forecasts prepared by the Company's management; (ii) reviewed the last five years of audited financial statements for the years ending December 31, 1995 for FBOP along with certain unaudited interim financial information for FBOP; (iii) held discussions with members of senior management of the Company and FBOP regarding the past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies;
(iv) compared certain financial and stock market information for the Company with similar information for certain other companies, the securities of which are publicly traded; (v) reviewed the financial terms of certain recent business combinations in the banking industry; and (vi) performed such other studies and analyses as it considered appropriate.

      In conducting its review and arriving at its Fairness Opinion, Keefe Bruyette relied upon and assumed the accuracy and completeness of all the financial and other information provided to it or publicly available, and Keefe Bruyette did not assume any responsibility for independently verifying any such information. Keefe Bruyette relied upon the management of the Company as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to it, and Keefe Bruyette assumed that such forecasts and projections reflect the best currently available estimates and judgements of the Company as to the time periods for which they relate. Keefe Bruyette also assumed that the aggregate allowances for loan losses for the Company are adequate to cover such losses. In rendering its opinion, Keefe Bruyette did not make or obtain any evaluations or appraisals of the property of the Company or FBOP, nor did it examine any individual credit files.

   The following is a summary of the material financial analyses employed by Keefe Bruyette in connection with providing its oral opinion of July 11, 1996, and does not purport to be a complete description of all analyses employed by Keefe Bruyette. Keefe Bruyette has not prepared any subsequent analyses since it gave its oral opinion on July 11, 1996.

      Financial Summary of the FBOP Transaction. Keefe Bruyette calculated the multiple which the Per Share Merger Consideration, assumed to be approximately $8.00, represents when compared to the Company's March 31, 1996 stated fully diluted book value per share of $5.37, its March 31, 1996 fully diluted tangible book value per share of $5.34, its 1995 earnings per share of $0.10, its trailing twelve month earnings per share of $0.09 and its estimated 1996 earnings per share of $0.24. The price to book value was 149%, the price to tangible book value was 149%, the price to 1995 earnings was 80.0 times, the price to the trailing twelve months earnings was 88.9 times and the price to estimated 1996 earnings was 33.3 times. Although the Per Share Merger Consideration is subject to adjustment, Keefe Bruyette estimated that such adjustments at the time the Fairness Opinion was rendered were not likely to diminish the Per Share Merger Consideration by more than ten cents per share which would not have changed the Fairness Opinion.

     Selected Transactions Analysis. Keefe Bruyette analyzed certain comparable merger and acquisition transactions for banking companies based upon the acquisition price relative to stated book value, stated tangible book value, and the latest twelve months earnings. The information analyzed was compiled by Keefe Bruyette from both internal sources and a data firm that monitors and publishes transaction summaries and descriptions of mergers and acquisitions in the financial services industry. The analysis included a review and comparison of average and median acquisition price multiples to stated book value, tangible book value, and trailing twelve month earnings per share. The sample included, to the best of Keefe Bruyette's knowledge, all acquisitions of California banking companies announced during 1995 and 1996 in which the value of the consideration paid to the shareholders of the acquired banks ranged from $10 million to $100 million. The following acquisitions comprised the group reviewed: ValliCorp Holdings' acquisition of Auburn Bancorp; Monarch Bancorp's acquisition of Western Bank; Dartmouth Capital's acquisition of Commerce Security Bank; Home Interstate Bancorp's acquisition of CU Bancorp; Union Safe Deposit Bank's acquisition of Great Valley Bank; CVB Financial Corp's acquisition of Citizens Commercial; Shinhan Bank's acquisition of Marine National Bank; Dartmouth Capital Corp.'s acquisition of Liberty National Bank of California; City National Corp.'s acquisition of First Los Angeles Bank; First Banks, Inc.'s acquisition of First Commercial Bancorp; ValliCorp Holdings' acquisition of CoBank Financial Corp; California State Bank's acquisition of Landmark Bancorp; Eldorado Bancorp's acquisition of Mariners Bancorp; ValliCorp Holding's acquisition of El Capitan Bancshares; and California Bancshares' acquisition of Centennial Bank.

      The average and median acquisition prices as a multiple of stated book value of the above group was 154% and 150%, respectively (with the range of 113 % to 220 %) compared with 149 % for the Company under the proposed Merger. The average and median acquisition prices as a multiple of tangible book value of the above group was 161% and 164% respectively (with a range of 113% to 220%) compared with 149% for the Company under the proposed Merger; and the average and median prices as a multiple of the trailing twelve months earnings per share of the above group was 17.52 times and
16.21 times, respectively (with a range of 10.95 times to 28.57 times), compared with 88.9 times for the Company under the proposed Merger.

      Discounted Cash Flow Analysis. Keefe Bruyette compared the present value of future cash flows that would accrue to a holder of a share of Common Stock assuming the Company was to remain independent to the Per Share Merger Consideration. The present value of future case flows was determined by adding (i) the present value of the estimated future dividend stream that the Company could generate over the three year period beginning in 1996 and (ii) the present value of the "terminal value" of the Company's Common Stock at the end of that period. Keefe Bruyette presented a table showing the four earnings scenarios of the Company based on estimates supplied to it by management of the Company and based on a number of assumptions generally characterized by management as "aggressive" or optimistic cases. Keefe Bruyette used each of four earnings scenarios as a base and applied terminal price to earnings multiples to each scenario ranging from 10.0 times earnings to 13.5 times earnings assuming at the lower terminal price to earnings multiples, the Company's Common Stock could be traded in the market at those levels, and at the higher terminal price to earnings multiples, a control sale of the Company. Finally, Keefe Bruyette discounted these future cash flows back using rates of discount rates of 15.0% and 20.0%. In addition, Keefe Bruyette prepared two additional analyses that used earnings scenarios for the Company based on the average profitability of the Company during the past ten years (using only those years in which the Company made a profit) and, secondly, an earnings scenario using profitability projections based on the average of the projections described immediately above and the most profitable of the four earnings scenarios prepared by management of the Company. These two scenarios were also subjected to a range of terminal price earnings multiples ranging from 10.0 times to 13.5 times earnings. Of the 48 scenarios run (6 earnings scenarios each at 4 terminal price to earnings multiples and each of those at 2 discount rates) Keefe Bruyette noted only one scenario produced a valuation higher than the estimated Per Share Merger Consideration with only three others within five percent of the estimated Per Share Merger Consideration. Those scenarios were aggressive and were not deemed likely to be achieved. The majority of the other scenarios were significantly (more than 20%) below the estimated Per Share Merger Consideration.

      The discounted cash flow analysis for the Company was based on a range of assumptions described above. Keefe Bruyette stated that the discounted cash flow analysis is a widely used valuation methodology but noted that it relies on numerous assumptions including assets and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of the Company's Common Stock.

      Other Analyses. Keefe Bruyette also reviewed the relative financial and market performance of the Company to a relevant peer group and discussed with the Board the overall market for bank acquisitions from the perspectives of the national, California, and San Diego market.

      The preparation of a fairness opinion is a complex process and is not necessarily amenable to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole could create an incomplete view of the processes underlying Keefe Bruyette's opinion. In arriving at its fairness determination, Keefe Bruyette considered the results of all such analyses. None of the financial institutions selected for use in developing comparisons is identical to the Company, and none of the other acquisitions evaluated by Keefe Bruyette is identical to the Merger. Accordingly, Keefe Bruyette indicated to the Company's Board that analysis of the results described above are not purely mathematical, but involve complex consideration and judgments concerning differences in operation and financial characteristics, including among other things, differences in revenue composition, earnings performance, and capital ratios among the Company and the selected companies and acquisitions reviews. The analyses were prepared by Keefe Bruyette solely for the purpose of preparing its Fairness Opinion to the Company's Board of Directors as to the fairness of the Per Share Merger Consideration to the shareholders of the Company, and does not purport to be appraisals or necessarily reflect the prices at which the Company or it securities may actually be sold. Analyses based upon future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses.

      Pursuant to an engagement letter, dated February 21, 1996 (the "Keefe Bruyette Engagement Letter"), the Company agreed to pay Keefe Bruyette a cash fee (the "Contingent Fee") equal to 1.00% of the
market   value  of  the  aggregate  consideration  offered   to   the
shareholders of the Company in a merger or acquisition transaction or a sale of all, or substantially all of the Company's assets to an acquiror (the "Transaction") and to reimburse Keefe Bruyette for all reasonable out-of-pocket expenses and disbursements. The Contingent Fee is to be payable in two parts with $15,000 payable with the first to be executed of an agreement in principle or a definitive agreement contemplating the consummation of a Transaction and 1.00 % of the
market   value  of  the  aggregate  consideration  offered   to   the
shareholders of the Company in a Transaction, payable at the closing of the Transaction, with the $15,000 fee described above being credited against the Contingent Fee. Assuming a range of $8.00 to
$8.03  per  share  for  the  Per  Share  Merger  Consideration,   the
Contingent  Fee  would  be  in  a range  of $264,100 to $265,200.  In
addition to  the fee payable to   Keefe  Bruyette,  the  Company  has
agreed to pay a fee of approximately  $152,700 payable on the closing
of   the   Transaction  to   TPS  in  connection  with  that   firm's
introduction of FBOP as a potential acquiror of the Company. The Keefe Bruyette Engagement Letter further provided for the payment to Keefe Bruyette of a $75,000 finder's fee in the event Keefe
Bruyette introduced the  successful  acquiror  to  the  Company.   No
finder's fee will be paid to Keefe Bruyette in connection with the Transaction.

      Keefe Bruyette is a nationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions. The Board selected Keefe Bruyette to act as its financial advisor on the basis of its expertise and its reputation in investment banking and mergers and acquisitions.

      Keefe Bruyette has advised the Company that, in the ordinary course of its business as a full-service securities firm, Keefe Bruyette may, subject to certain restrictions, actively trade the equity and/or debt securities of the Company for its own accounts or for the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities. As of the date of its Fairness Opinion, Keefe Bruyette held no position in either the securities of the Company or FBOP.

           The foregoing description of Keefe Bruyette's opinion is qualified in its entirety by reference to the full text of the Fairness Opinion, which is attached hereto as Appendix B.

Interests of Certain Persons in the Merger

           Certain members of the Company's management and the Board may be deemed to have certain interests in the Merger that are in addition to their interests as shareholders of the Company generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Insurance

           In the Merger Agreement, FBOP and FBOP Acquisition have agreed to use their best efforts to provide to persons who served as directors and officers of the Company on or before the Effective Time, insurance against liabilities and claims (and related expenses) made against them resulting from their service as such prior to the Effective Time substantially similar in all material respects to the insurance coverage provided to them in such capacities as of the date of the Merger Agreement. The Merger Agreement further provides that in no event will FBOP or FBOP Acquisition be required to expend more than $80,000 in the aggregate for such insurance coverage. In the event either FBOP or FBOP Acquisition is unable to maintain or obtain such insurance on commercially reasonable terms, FBOP and FBOP
Acquisition have agreed to use their best efforts to obtain as much comparable insurance coverage as may be available up to a cost of
$80,000. The cost of such insurance in excess of $80,000 will be borne by the Company or its shareholders.

     Employment Agreements

        FBOP desires to retain certain management of the Company, and has entered into employment agreements with Murray L. Galinson, Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of the Bank, Robert B. Horsman, Executive Vice President of the Company and President of the Bank,
Howard W. Brotman, Senior Vice President, Secretary and Chief Financial Officer of the Company and Senior Vice President and Chief Financial Officer of the Bank and Joyce Chewning-Johnson, Senior Vice President of the Company and Executive Vice President and Secretary of the Bank, each for three-year terms, to be effective as of the Effective Date and providing for: (a) salary not less than the amounts paid to each executive as of the date of the Merger Agreement and eligibility for an annual bonus to be determined by FBOP; (b) job responsibilities substantially similar to the executives' responsibilities as of the date of the Merger Agreement; and (c) severance benefits in the event the executive is terminated (other than termination for cause, illness or disability) or resigns for any reason to be paid in a lump sum in an amount equal to the executive's five-year average monthly compensation multiplied by the number of months remaining in the term of the employment agreement, subject to certain limits which would amount to approximately $543,000, $358,000, $296,000 and $306,000 respectively for Messrs. Galinson, Horsman and Brotman and Ms. Chewning-Johnson. These employment agreements provide for initial annual salaries of $200,000, $137,000, $110,000, and $117,000, respectively for Messrs. Galinson, Horsman and Brotman and Ms. Chewning-Johnson. See "THE MERGER AGREEMENT -- Conditions to the Merger".

     SDNB Change in Control Agreements and Employment Agreements

           The Company has entered into change in control agreements with certain executive officers of the Company and the Bank (Murray
L. Galinson, Robert B. Horsman, Howard W. Brotman and Joyce Chewning-Johnson) which provide for certain payments and benefits to the executive in the event the executive's employment is terminated following a change in control or potential change in control as those terms are defined in the agreements (the "Change in Control Events"). These agreements also provide for reimbursement to the executive of a portion of the excise taxes payable (if any) as a result of receipt by the executive of payments and benefits due to a termination of employment following a Change in Control Event. The Merger Agreement constitutes a Change in Control Event for purposes of these agreements. If, under the terms of these change of control agreements, payments were required to be made to Messrs. Galinson, Horsman and Brotman and Ms. Chewning-Johnson, the estimated amount of such payments would be approximately $543,000, $358,000, $296,000 and $306,000, respectively. To the extent that an executive is entitled to and receives benefits under the change in control agreements, the executive is not entitled to any compensation or benefits under the executive's employment agreement described below.

           The Company has also entered into employment agreements with Messrs. Galinson, Brotman, Horsman and Ms. Chewning-Johnson which provide, in part, for the extension of each executive's employment for a period of three years after a change in control of the Company. During such three-year term, each executive is entitled to the payment of compensation and benefits commensurate with compensation and benefits payable to the executive at the time of the change in control and each executive is entitled to a minimum of a 10% increase in salary each year.

        Since each of the executives with existing change in control agreements and employment agreements have entered into new employment agreements with FBOP to be effective on the Effective Date, the change in control payments and compensation and benefits pursuant to the existing change in control and employment agreements discussed above will not be paid to such executives if the Merger is consummated. See "Employment Agreements" above.

     Options

           In the Merger Agreement, FBOP and FBOP Acquisition have agreed to pay to each holder of an Option an amount per share of Common Stock equal to the excess of the Per Share Merger Consideration over the exercise price per share of such Option (the "Cash Consideration Per Option"). Concurrently with the payment of the Cash Consideration Per Option to a holder of an Option, the Option will be canceled and shall cease to exist.

           Certain members of management and the Board of Directors of the Company hold Options to purchase Common Stock. The following table illustrates the Cash Consideration Per Option Payable and total cash payable for Options to the members of the Board of Directors and the executive officers of the Company assuming a Per Share Merger Consideration of $8.03:


       NAME                                              NUMBER      AVERAGE
CASH         TOTAL CASH
                                POSITION WITH              OF        EXERCISE
CONSIDERATION   PAYABLE FOR
                                   COMPANY               OPTIONS       PRICE
PER OPTION       OPTIONS
Ronald Bird             Senior Vice President of Bank      8,000       $3.68         $4.35         $34,800
Howard W. Brotman       Director, Senior Vice President,
                        Secretary, Chief Financial Officer
                        of Company, Senior Vice President,
                        Chief Financial Officer of Bank   19,114        5.24          2.79          53,328
Joyce Chewning-Johnson  Senior Vice President of
                        Company, Executive Vice
                        President, Secretary of Bank      14,099        3.83          4.20          59,216
Margaret Costanza       Director                          14,000        6.00          2.03          28,420
Murray L. Galinson      Director, Chairman of Board,
                        President and CEO of Company,
                        CEO of Bank                       76,492        5.08          2.95         225,651
Karla J. Hertzog        Director                          24,500        4.82          3.21          78,645
Robert B. Horsman       Director, Executive Vice
                        President of Company, President
                        of Bank                           61,133        4.70          3.33         203,573
Gail Jensen-Bigknife    Senior Vice President of Bank      5,810        3.25          4.78          27,772
Mark P. Mandell         Director                          24,500        4.82          3.21          78,645
Debra Perkins           Vice President of Bank             6,973        5.08          2.95          20,570
Connie Reckling         Vice President of Bank             5,106        4.75          3.28          16,748
Patricia L. Roscoe      Director                          38,990        5.66          2.37          92,406
Julius H. Zolezzi       Director                          47,404        5.93          2.10          99,548


     Directors

           It is anticipated that following the Merger, the current members of the board of directors of the Bank (all of whom serve on the Board of the Company) will continue to serve on the board of directors of the Bank for a term or terms to be determined by FBOP.

Certain Tax Consequences

           The receipt of cash for shares of Common Stock pursuant to the Merger will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. In general, a shareholder who receives cash for shares of Common Stock pursuant to the Merger will recognize a gain or loss for Federal income tax purposes equal to the difference between the amount of cash received in the exchange of such shareholder's shares and such shareholder's adjusted tax basis in such shares. Provided that the shares of Common Stock constitute capital assets in the hands of the shareholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder has held the shares for more than one year at the time of the exchange.

           The foregoing discussion may not be applicable to certain types of shareholders, including shareholders who acquired shares of Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations and entities that are otherwise subject to special tax treatment under the Code (such as insurance companies, tax exempt entities and regulated investment companies).

           The federal income tax discussion set forth above is included for general information only and is based upon present law. Shareholders are urged to consult their tax advisors with respect to the specific tax consequences of the Merger to them, including the application and effect of the alternative minimum tax, and state, local and foreign tax laws.

Financing Arrangements by FBOP and FBOP Acquisition

           Consummation of the Merger is not conditioned upon either FBOP or FBOP Acquisition obtaining the cash necessary in order to pay the Aggregate Merger Consideration due to the holders of Common Stock upon consummation of the Merger. In the Merger Agreement, FBOP and FBOP Acquisition have represented that they have sufficient funds available to fulfill their obligations under the Merger Agreement. FBOP will fund the cash purchase price with a combination of external financing and cash available to it through dividends from its subsidiary banks.

Regulatory Matters

        Consummation of the Merger Agreement is subject to the approval of the Federal Reserve Board because consummation of the Merger will result in FBOP obtaining control of both the Company and the Bank. Accordingly, under the Bank Holding Company Act of 1956, as amended (the "BHC Act") and regulations promulgated thereunder, the Federal Reserve Board must approve the Merger. The BHC Act provides that the Federal Reserve Board may not approve any transaction that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or the effect of which in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or that in any other manner would be in restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.



        In conducting its review of any application for approval, the Federal Reserve Board is required to consider the financial and managerial resources and future prospects of the company or companies and the bank concerned, and the convenience and needs of the communities to be served. Under the BHC Act as interpreted by the Federal Reserve Board and the courts, the Federal Reserve Board may deny any application if it determines that the financial or managerial resources of the acquiring bank holding company are inadequate. The BHC Act provides that a transaction approved by the Federal Reserve Board may not be consummated for 30 days after such approval or, if certain conditions are met, a shorter period, but in no event less than 15 days after the date of approval.





            On December 10, 1996, the Federal Reserve Board approved FBOP's application to acquire the Company and consummate the Merger, provided the Merger is not consummated prior to December 26, 1996 or no later than March 10, 1997, unless the approval is further extended by the Federal Reserve Board. The shareholders of the Company should be aware that regulatory approvals of the Merger may be based upon different considerations than those that would be important to such shareholders in determining whether or not to approve the Merger. Any such approvals should in no event be construed by a shareholder as a recommendation by any regulatory agency with respect to the Merger.



Accounting Treatment

           It is anticipated that the Merger will be accounted for and treated by FBOP as a purchase business combination transaction.

Dissenters' Rights

           Pursuant to Chapter 13 of the CGCL, any holder of Common Stock who does not wish to accept the consideration to be paid pursuant to the Merger Agreement may dissent from the Merger and elect to have the fair value of his or her shares of Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to him or her in cash, provided that he or she complies with the provisions of Chapter 13 of the CGCL.

        The following is a summary of all material aspects of the statutory procedures to be followed by a holder of Common Stock in order to dissent from the Merger and perfect appraisal rights under the CGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Chapter 13 of the CGCL, the text of which is attached as Appendix C to this Proxy Statement.

     If the Merger is completed, certain of the shareholders who have fully complied with all applicable provisions of Chapter 13 of the CGCL may have the right to require the Company to purchase the shares of Common Stock held by them for cash at the fair market value of those shares on the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the Merger. Persons who are beneficial owners of shares of Common Stock but whose shares are held by another person, such as a trustee, broker or nominee, should instruct the record holder to follow the procedures outlined below if such persons wish to dissent with respect to any or all of their shares. Under the CGCL, no shareholder who is entitled to exercise dissenters' rights has any right at law or in equity to attack the validity of the Merger or to have the Merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the Merger have been legally voted in favor of the Merger.

      Shares of Common Stock must be purchased by the Company upon demand from a dissenting shareholder if such shareholder has complied with all applicable requirements. For a shareholder to exercise the right to have the Company purchase his or her shares of Common Stock, the procedures to be followed under Chapter 13 of the CGCL include the following requirements:

           (a) The shareholder of record must not vote the shares in favor of the Merger. The shareholder may vote part of his or her shares for the Merger without losing the right to have the Company purchase those shares which were voted against the Merger or as to which the shareholder has abstained from voting.

           (b) Any such shareholder who voted against the Merger or abstained from voting, and who wishes to have purchased his or her shares which were voted against the Merger or shares which were abstained from voting, must make a written demand to have the Company purchase those shares for cash at their fair market value. The demand must include the information specified below under "Demand for Purchase" and must be received by the Company or its transfer agent not later than 30 days after the date the Approval Notice (as defined below) is mailed to such shareholder.

      Within ten days after the approval of the Merger by the Company's shareholders, the respective holders of shares of Common Stock who voted against the Merger or abstained from voting must be notified by the Company of the approval (the "Approval Notice") and the Company must offer all of these shareholders a cash price for their shares which the Company considers to be the fair market value of the shares on the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the proposed Merger. The statement of price will constitute an offer by the Company to purchase at the price stated any dissenting shares, unless they lose their status as dissenting shares. The Approval Notice also must contain a brief description of the procedures to be followed under Chapter 13 of the CGCL in order for the shareholder to exercise the right to have the Company purchase his or her shares and attach a copy of the relevant provisions of the CGCL.

      Demand for Purchase. Merely voting against, or delivering a proxy directing a vote against, the approval of the Merger, or failing to deliver a proxy or vote as to approval of the Merger does not constitute a demand for purchase. A written demand is essential. A shareholder's written demand must be delivered to the Company within 30 days after the date on which the Approval Notice was mailed to the shareholder.

     In all cases, the written demand that the dissenting shareholder must deliver to the Company must:

           (a) Be made by the person who was the shareholder of record on the Record Date (or his or her duly authorized representative) and not by someone who is merely a beneficial owner of the shares and not by a shareholder who acquired the shares subsequent to the Record Date;

           (b)   State the number of dissenting shares; and

           (c) Include a demand that the Company purchase the shares at what the shareholder claims to be the fair market value of such shares on the day before the terms of the Merger were first announced, excluding any appreciation or depreciation because of the proposed Merger. Because the Company announced the proposed Merger on July 12, 1996, it is the Company's position that this day is July 11, 1996. The shareholder's statement of fair market value constitutes an offer by such dissenting shareholder to sell the shares of Common Stock to the Company at such price.

      In addition, it is recommended that the following be complied with to ensure that the demand is properly executed and delivered:

           (a) The demand should be sent by registered or certified mail, return receipt requested.

           (b) The demand should be signed by the shareholder of record (or his or her duly authorized representative) exactly as his or her name appears on the stock certificates evidencing the shares.

           (c) A demand for the purchase of shares owned jointly by more than one person should identify and be signed by all such holders.

           (d) Any person signing a demand for purchase in any representative capacity (such as attorney-in-fact, executor, administrator, trustee or guardian) should indicate his or her title and, if the Company so requests, furnish written proof of his or her capacity and authority to sign the demand.

      A shareholder may not withdraw a demand for payment without the consent of the Company. Under the terms of the CGCL, a demand by a shareholder is not effective for any purpose unless it is received by the Company (or any transfer agent thereof) within 30 days after the date the Approval Notice is mailed to such shareholder.

      Other Requirements. Within 30 days after the date on which the Approval Notice is mailed by the Company to its shareholders, the stock certificates representing any shares of Common Stock which the shareholder demands be purchased must be submitted to the Company at its principal office, or at the office of any transfer agent thereof, to be stamped with a statement that the shares are dissenting shares. Upon subsequent transfer of these shares, the new certificates will be similarly stamped, and marked with the name of the original dissenting shareholder.

      If the Company and a dissenting shareholder agree that the shares held by such shareholder are eligible for dissenters' rights and agree upon the price of such shares, the dissenting shareholder is entitled to receive from the Company the agreed upon price with interest thereon at the legal rate on judgments from the date of such agreement. Any agreement fixing the fair market value of dissenting shares as between the Company and the holders thereof must be filed with the Secretary of the Company at the address set forth below.

      Subject to certain provisions of Section 1306 and Chapter 5 of the CGCL, payment of the fair market value of the dissenting shares shall be made within 30 days after the amount thereof has been agreed upon or within 30 days after the statutory or contractual conditions to the Merger are satisfied, whichever is later. Cash dividends declared and paid by the Company upon the dissenting shares after the date of approval of the Merger by its shareholders and prior to payment for the shares shall be credited against the total amount to be paid by the Company.

      If the Company and a dissenting shareholder fail to agree on either the fair market value of the shares or on the eligibility of the shares to be purchased, then the shareholder, the Company or FBOP Acquisition may file a complaint for judicial resolution of the dispute in the superior court of the proper county. The complaint must be filed within six months after the date on which the Approval Notice is mailed to shareholders. If a complaint is not filed within six months, the shares will lose their status as dissenting shares. Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in such an action. If the eligibility of the shares is at issue, the court will first decide this issue. If the fair market value of the shares is in dispute, the court will determine, or shall appoint one or more impartial appraisers to assist in the determination of, the fair market value. The costs of the action will be assessed or apportioned as the court considers equitable, but if the appraisal exceeds the price offered to the shareholder, the Company will be required to pay such costs, including, in the discretion of the court, attorneys' fees, expert witnesses' fees and interest if the value awarded by the court for the shares is more than 125% of the price offered by the Company to the shareholder.

      Any demands, notices, certificates or other documents required to be delivered to the Company described herein may be sent by mail to SNDB Financial Corp., 1420 Kettner Boulevard, San Diego, California 92101, Attention: Corporate Secretary or delivered in person to the Corporate Secretary, San Diego National Bank, 1420 Kettner Boulevard, San Diego, California 92101.

           Failure to comply fully with these procedures will cause the shareholder to lose his dissenters' rights. Consequently, any shareholder who desires to exercise his or her dissenters' rights may want to consult a legal advisor before attempting to exercise such rights.

                        THE MERGER AGREEMENT

           The following is a summary of certain terms of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Terms which are not otherwise defined in this summary have the meaning set forth in the Merger Agreement. Shareholders are urged to read the Merger Agreement carefully.

           As of the date of this Proxy Statement, nothing has come to the Company's attention that has led it to believe that the representations and warranties made by each of the Company and FBOP and FBOP Acquisition in the Merger Agreement are not true and correct in all material respects or that the respective covenants of each party contained therein have not been complied with in all material respects by the respective parties. Accordingly, nothing has come to the Company's attention that has led it to believe that, if the shareholders of the Company approve the Merger Agreement, the other conditions to the Merger will not ultimately be satisfied. There can be no assurance, however, that such conditions will be satisfied or that the Merger will be consummated.

Representations and Warranties

           The Merger Agreement contains various representations and warranties of each of the Company and FBOP and FBOP Acquisition. These include, among other things, representations and warranties of the Company as to (i) the organization and good standing of the Company and the Bank; (ii) its capitalization; (iii) the identity and ownership of its subsidiaries; (iv) the authorization of the Merger Agreement; (v) material compliance with laws; (vi) the absence of the need (except as specified) for governmental or third party consents to the Merger; (vii) material conformity to applicable accounting standards of the Company's financial statements and the accuracy of the Company's filings with the SEC and the applicable bank regulatory agencies; (viii) the absence of material pending or threatened material litigation or other actions; (ix) employee benefit plans;
(x) taxes; (xi) certain material contracts of the Company; (xii) agreements with employees, including employment agreements; (xiii) insurance; (xiv) certain environmental matters; (xv) properties;
(xvi) deposits; and (xvii) loans and reserves.

           FBOP'S and FBOP Acquisition 's representations and warranties include, among other things, those as to (i) their respective organization and good standing, (ii) the authorization of the Merger Agreement, (iii) the absence of the need (except as specified) for governmental or third party consents to the Merger,
(iv) the availability to FBOP and FBOP Acquisition of sufficient funds to fulfill their respective obligations under the Merger Agreement, and (v) the conformity to applicable accounting standards of FBOP's audited financial statements for the year ended December 31, 1995.

Certain Covenants

           Pursuant to the Merger Agreement, each of the Company and FBOP and FBOP Acquisition has made various customary covenants for transactions of this type, including, among others, that each party cooperate and take or cause to be taken all actions necessary, proper or advisable to consummate the Merger on a prompt basis. The Company has agreed, among other things, to provide FBOP and FBOP Acquisition access to certain offices, properties, contracts, books and records of, and other information regarding the Company.

           Pursuant to the Merger Agreement FBOP and FBOP Acquisition have agreed, among other things, to use their best efforts to timely obtain all required governmental consents and approvals and to comply with all of the terms and conditions thereof.

Conduct of Business Pending the Merger

           The Company has agreed that it and its subsidiaries will conduct their respective operations in the ordinary course of business substantially in the manner as conducted prior to the execution of the Merger Agreement. In addition, the Company has agreed that, without the written consent of FBOP Acquisition, neither the Company or any of its subsidiaries will: (a) fail to maintain its tangible property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted; (b) fail to maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied; (c) fail to comply in all material respects with applicable laws and regulations; (d) make, renew or modify the terms (including, but not limited to, any release or substitution of collateral, change of the interest rate, or release or substitution of any guarantor) of any loan, letter of credit or other extension of credit, or commitment to make a loan, in excess of $200,000; (e) except as required by law or applicable regulation and except for the exercise of the Options, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust or plan; (f) except for pay raises pursuant to scheduled annual reviews in the ordinary course of business not to exceed 5% of annual W-2 compensation, authorize or enter into any employee contract or employment agreement, grant any pay raise or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by an existing plan or arrangement or authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; (g) authorize or enter into any contract, commitment or obligation (excluding all loans and loan commitments) including, but not limited to obligations for services, which provides for the receipt or payment of amounts, in the aggregate, in excess of $25,000; (h) sell, transfer, convey, assign or otherwise dispose of any material assets or properties, or authorize any of the foregoing, or sell loans in bulk; (i) acquire, lease or encumber any assets in excess of $125,000 for any item or series of similar items; (j) authorize or make any amendment to its charter or bylaws; (k) fail to keep in force all insurance policies presently in effect, including insurance of deposit accounts with the FDIC; (l) do any act which, or omit to do any act the omission of which, will cause a material breach of any contract, commitment or obligation; (m) make any borrowing, incur any debt (other than (i) deposits in the ordinary course of business and consistent with past practice and (ii) overnight borrowings from the Federal Reserve Bank consistent with past practices), or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person, or make any payment or repayment in respect of any indebtedness (other than deposits and accrued expenses in the ordinary course of business and consistent with past practice); (n) accept any deposits for which the interest rate payable thereon exceeds by more than 0.5 percent the average interest rate being paid on similar deposits by banks in the San Diego area market; (o) waive, release or cancel any claims in excess of $25,000 against third parties or debts in excess of $25,000 owing to it, or any rights which have any value in excess of $25,000; (p) make any change in its accounting systems, policies or practices; (q) enter into, authorize, or permit any transaction, except as now existing, with any affiliate or subsidiary of the Company; (r) make any capital contribution to any person or purchase or invest in any securities issued  by  any  person other than securities  which  are  issued  or guaranteed by the United States government or any agency thereof having a maturity of more than twelve (12) months from the date of purchase; (s) sell any investment securities; (t) enter into or renew any data processing service contract; (u) change or amend its schedules and policies relating to service charges or service fees;
(v) enter into loan transactions not in accordance with sound credit practices and not on terms and conditions which are materially more favorable than those available to the borrower from competitive sources in transactions in the ordinary course of business; (w) fail to use its best efforts to preserve the present business organizations intact, to keep available the services of its present officers and employees or to preserve its present relationships with persons having business dealings with it; (x) fail to maintain, consistent with its past practices, a reserve for possible loan and lease losses which is adequate under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including, without limitation, accrued interest receivable); (y) make any material change in any lease of real property; (z) fail to file in a timely manner all required filings with all proper regulatory authorities and fail to cause such filings to be true and correct; (aa) foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property; or foreclose upon such commercial real estate if such environmental assessment indicates the presence of hazardous material in amounts that, if such foreclosure were to occur, would be reasonably likely to result in a material adverse effect on the Bank; (bb) amend or modify any of its promotional, deposit account or account loan practices, other than amendments or modifications in the ordinary course of business; or
(cc) (i) make any change in its authorized capital stock, (ii) issue any stock options, or issue any warrants, or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities, (iii) pay any stock dividend or make any reclassification in respect of its outstanding shares of capital stock, (iv) except for the issuance of shares upon exercise of any Options, issue, sell, exchange or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchase or otherwise acquire for consideration any outstanding shares of its capital stock, or (vi) declare, pay or set apart in respect of its capital stock any dividends or other distributions or payments.

No Solicitation

           Except as required by any regulatory authority, or except to the extent required by fiduciary obligations of the Board of Directors under applicable law in reliance upon a written opinion of counsel, the Company has agreed in the Merger Agreement that it will not, directly or indirectly, solicit, encourage, initiate, or respond favorably to any inquiries or proposals from, or provide any confidential information or access to the Company's or the Bank's properties, or participate in any negotiations or discussions with any other person concerning: (i) any merger, sale of assets or other business combination involving the Company or the Bank with any other person; (ii) any purchase by any person of shares of capital stock of the Company or the Bank; or (iii) any issuance by the Company or the Bank of any shares of capital stock. The Company has agreed to promptly notify FBOP and FBOP Acquisition of any such inquiries, offers or proposals.

Conditions to the Merger

           The respective obligations of each party to effect the Merger are subject to the satisfaction, at or prior to the Effective Time, of the following conditions: (i) the authorization or approval of the Federal Reserve Board and any other state or federal agency having jurisdiction over the parties or the transactions contemplated by the Merger Agreement which are necessary for the consummation of the Merger will have been obtained and remain in full force and effect in a form and under terms not materially burdensome to FBOP or FBOP Acquisition; (ii) the consummation of the Merger shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction and no material litigation or administrative proceeding shall be pending or threatened as of the Effective Time seeking to restrain, enjoin or prohibit the consummation of the Merger; and (iii) the Merger will have been consummated by no later than 5:00 P.M. Pacific Time on April 30, 1997.

          The obligations of the Company to consummate the Merger are further subject to the conditions that (a) the representations and warranties of FBOP and FBOP Acquisition set forth in the Merger Agreement will be true and correct in all material respects at the Effective Time with the same force and effect as though such representations and warranties had been made on and as of such date;
(b) all consents, waivers, approvals, authorizations or orders required to be obtained by FBOP Acquisition shall have been obtained and delivered to the Company; (c) FBOP and FBOP Acquisition will have performed in all material respects, their respective obligations, and agreements and complied in all material respects with their respective covenants and agreements under the Merger Agreement to be performed and complied with on or before the Effective Date; (d) the Company will have received a legal opinion from FBOP's counsel, dated as of the Effective Date, in the form set forth in the Merger Agreement; (e) the Company will have received an update to the Fairness Opinion as of the consummation of the Merger from Keefe Bruyette that the consideration to be paid to the Company's shareholders is fair to such shareholders from a financial point of view; (f) FBOP shall have entered into separate employment agreements with Messrs Galinson, Horsman and Brotman and Ms. Chewning-Johnson effective as of the Effective Time; and (g) FBOP and FBOP Acquisition will have made available to the Paying Agent the aggregate Merger Consideration Per Share and aggregate Cash Consideration Per Option.

           The obligations of FBOP and FBOP Acquisition to consummate the Merger are further subject to the conditions that (a) the representations and warranties of the Company set forth in the Merger Agreement are true and correct in all material respects on the Effective Time with the same force and effect as though such representations and warranties had been made on and as of such date;
(b) all required consents, waivers, approvals, authorizations or orders in connection with the Merger shall have been obtained by the Company and delivered to FBOP; (c) the Company will have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in the Merger Agreement to be performed and complied with by it at or prior to the Effective Time; (d) FBOP Acquisition will have received the opinion of the Company's counsel dated as of the Effective Date in the form specified in the Merger Agreement; (e) the Merger Agreement will have been approved and adopted by the shareholders of the Company; (f) the holders of not more than 10% of the issued and outstanding shares of the Common Stock at the Effective Time shall have delivered written demand for payment of the fair market value of their shares of Common Stock pursuant to Chapter 13 of the CGCL; (g) the directors and officers of the Company will have tendered their resignations in writing, effective on the Effective Time; (h) from March 31, 1996 to the Effective Time, there shall not have been any Material Adverse Change in the business, operations, results of operations, assets, liabilities, investments, properties, condition (financial or otherwise), affairs, prospects or other attributes of the Company or Bank, taken as a whole. The term "Material Adverse Change" means with respect to the Company, any change that (i) is material and adverse to the business, operations, results of operations, assets, liabilities, investments, properties, condition (financial or otherwise), affairs, prospects or other attributes of the Company, or (ii) materially impairs the ability of the Company to perform its obligations under the Merger Agreement or consummate the Merger; provided, however, that Material Adverse Change shall not be deemed to include the impact of (x) changes in banking and similar laws, (y) changes in generally accepted accounting principles or regulatory requirements applicable to banks and bank holding companies generally; or (z) circumstances affecting banks and bank holding companies generally, (i) neither the Company, Bank nor any subsidiaries of the Company or Bank shall have in existence or have authorized a pension plan, (j) FBOP Acquisition shall have received evidence satisfactory to it that all Options and any other options or warrants for Common Stock have been canceled.

Termination

           The Merger Agreement may be terminated in certain circumstances, including the following: (i) by mutual consent of the Company and FBOP Acquisition, (ii) by the Company if the conditions to the obligations of the Company to consummate the Merger have not been satisfied or waived; (iii) by FBOP Acquisition if the conditions to the obligations of FBOP Acquisition to consummate the Merger have not been satisfied or waived; or (iv) by either the Company or FBOP Acquisition if the mutual conditions to their respective obligations to effect the Merger have not been satisfied or waived. See" Conditions to Merger" above.

Termination Fee

           The Merger Agreement provides that if the Company and FBOP Acquisition fail to consummate the Merger and the Company enters into a letter of intent, commitment letter or other written agreement with a third party regarding a merger, consolidation, sale of assets or other similar transaction involving the Company within twelve months following the termination of the Merger, the Company will, upon consummation of such other transaction, promptly pay the Termination Fee of $2,500,000 to FBOP Acquisition. The Termination Fee is not payable, however if the Merger Agreement is terminated by mutual consent or because a condition to the Company's obligation to consummate the Merger has not been satisfied or waived.

           This Termination Fee is intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, the Termination Fee may have the effect of discouraging other persons from considering or proposing an acquisition of or merger with the Company.

Expenses

        The Merger Agreement provides that each party will bear its own expenses in connection with the Merger Agreement, except that if the Merger is consummated, FBOP has agreed to pay $250,000 of the total fee payable by the Company to Keefe Bruyette for financial advisory services provided to the Company in connection with the Merger.

                            STOCK PRICES

           The Common Stock is included for quotation on the NASDAQ/NMS. There is only a limited market for the Common Stock. The following table sets forth, for the periods indicated, the high and low prices per share of the Common Stock as reported by NASDAQ/NMS. No stock or cash dividends were declared during the periods shown.

                               High         Low
1994  First Quarter          $ 3.25       $ 2.50
      Second Quarter           3.25         2.50
      Third Quarter            4.75         2.50
      Fourth Quarter           4.75         3.00
1995  First Quarter          $ 4.25       $ 3.25
      Second Quarter           4.25         3.63
      Third Quarter            4.50         3.50
      Fourth Quarter           6.25         4.50
1996  First Quarter          $ 5.38       $ 5.00
      Second Quarter           6.75         4.75
      Third Quarter            7.63         6.13
      Fourth Quarter           7.88         7.13
1997  First Quarter
      (through January
       15, 1997)               7.88         7.25

           On July 12, 1996, the last trading day before the announcement of the execution of the Merger Agreement, the closing price for the Common Stock as reported on the NASDAQ/NMS was $6.25 per share.

           On January 15, 1997 (the last practicable date prior to the mailing of this Proxy Statement), the closing price for the Common Stock as reported by the NASDAQ/NMS was $7.63 per share.

           SDNB shareholders are advised to obtain current market quotations for the Common Stock.

                   SECURITY OWNERSHIP OF CERTAIN
                  BENEFICIAL OWNERS AND MANAGEMENT

Five Percent Shareholders

        Persons and groups owning in excess of 5% of the Common Stock are required to file certain reports regarding such ownership with the Company and with the Commission, in accordance with Exchange Act. The following table sets forth information regarding shares of Common Stock of the Company as of December 31, 1996 known to be beneficially owned by persons who own more than 5% of the Common Stock outstanding, based on the most recent reports filed with the Company and the Commission.

 Name and Address of         Amount and Nature of
   Beneficial Owner          Beneficial Ownership     Percent of Class (3)
                                   (1)(2)
Two limited                     765,314                    19.87%
partnerships managed
by WHR Management Corp.
767 Third Avenue
New York, New York  10017(6)

Basswood Partners, L.P.         295,000                     7.66%
57 Forest Avenue
Paramus, New Jersey  07652(6)

Charles I. Feurzeig             381,164                     9.89%
6363 El Cajon Blvd.
Ste. 206
San Diego, California  92115

Murray L. Galinson              221,403(4)                  5.75%
1420 Kettner Boulevard
San Diego, California  92101

Directors and Management

        The following table sets forth information with respect to beneficial ownership of the Common Stock as of December 31, 1996 by each director and named executive officer of the Company and by all directors and named executive officers of the Company as a group.

                                                Amount and Nature
                                                of Beneficial
            Name          Position With         Ownership of      Percent of
                          Company               Common Stock      Class (3)
(1)(2)
Douglas E. Barnhart       Director                          7,000         *
Howard W. Brotman         Director, Senior Vice            22,147           *
                          President, Secretary,
                          Chief Financial
                          Officer of Company,
                          Senior Vice President,
                          Chief Financial
                          Officer of Bank
Joyce Chewning-Johnson    Senior Vice President            10,919           *
                          of Company, Executive
                          Vice President,
                          Secretary of Bank
Margaret Costanza         Director                         14,200           *
Murray L. Galinson        Director, Chairman of        221,403(4)       5.75%
                          Board, President and
                          CEO of Company, CEO of Bank
Karla J. Hertzog          Director                         24,700           *
Robert B. Horsman         Director, Executive Vice         59,983       1.56%
                          President of Company
                          President of Bank
Mark P. Mandell           Director                         24,700           *
Patricia L. Roscoe        Director                         40,551       1.05%
Julius H. Zolezzi         Director                         80,948       2.10%
All executive officers                               534,327(1)(2)      13.87%
and directors as a group
(14 persons)


(1) All percentages and shares amounts were calculated on the basis of outstanding securities plus shares issuable pursuant to vested stock options and warrants. Includes shares owned beneficially and of record, directly or indirectly, together with associates. Also includes shares held by or on behalf of minor and/or adult children and family trusts.

(2) Does not include shares owned by San Diego National Bank Profit Sharing Plan and 401(k) Savings Plan attributable to executive officers' vested interests therein.

(3)  Asterisk indicates percentage less than 1%

(4)  Includes 86,358 shares held as trustee.

(5) Unless otherwise indicated, each person (or jointly with spouse) exercises sole voting and dispositive power as to the shares reported.

(6) The limited partnerships managed by WHR Management Corp. are the Whittman Hefferman & Rhein Workout Fund II, L.P. and the Whitman Hefferman & Rhein Workout Fund IIA, L.P. and WHR Management Corp. is the general partner of each fund. Basswood Management Inc. is the general partner of Basswood Partners, L.P.

                        INDEPENDENT AUDITORS

           The consolidated financial statements of the Company incorporated herein by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, have been audited by Coopers & Lybrand, L.L.P. Coopers & Lybrand, L.L.P. were appointed to serve at the Company's independent accountants for 1996. Representatives of Coopers & Lybrand, L.L.P. are expected to be present at the Special Meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                       SHAREHOLDER PROPOSALS

           It is possible that the Company's next Annual Meeting of Shareholders will be held prior to consummation of the Merger. Any shareholder who wishes to submit a proposal for presentation to such annual meeting, and for inclusion, if appropriate, in the Company's proxy statement and the form of proxy relating to such annual meeting, must comply with the rules and regulations of the Commission then in effect and must submit such proposal to the Secretary of the Company. In the event that the Company's Annual Meeting of Shareholders is held on or before May 14, 1997, any shareholder proposal must have been received by the Company not later than March 14, 1997. In the event that the Company's Annual Meeting of Shareholders is held after May 14, 1997, any shareholder proposal must be received by the Company a reasonable time before the solicitation of proxies for such annual meeting is made.

               INCORPORATION OF CERTAIN DOCUMENTS BY
                 REFERENCE; ADDITIONAL INFORMATION

           The  following documents filed with the Commission by  the
Company  (File  No.  0-11117)  pursuant  to  the  Exchange  Act   are
incorporated by reference in this Proxy Statement:

           1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995.

           2.    The  Company's  Current  Report  on  Form 8-K  dated
      July 22, 1996.

           3. The Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 1996, the six months ended June 30, 1996, and the nine months ended September 30, 1996.

           Attached as Appendix D to, and incorporated by reference in, this Proxy Statement is the Company's Annual Report to Shareholders for the year ended December 31, 1995. In addition, the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996 is attached to this Proxy Statement as Appendix E.

           All documents and reports filed by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

           This Proxy Statement incorporates documents by reference which are not present herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this Proxy Statement is delivered, on written or oral request to the Secretary of the Company, Howard W. Brotman, 1420 Kettner Boulevard, San Diego, California 92101 (telephone no. 619-233-1234). In order to ensure timely delivery of the documents, requests should be received by January 31, 1997.

(front of enclosed Proxy Card)

                             SDNB FINANCIAL CORP.
         REVOCABLE PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Murray L. Galinson, Robert B.
Horsman or either of them with full power of substitution, proxies to vote at the Special Meeting of Shareholders of SDNB Financial Corp. ("the Company") to be held on February 24, 1997 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, hereby revoking proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as directed on the reverse side of the proxy card, and in their discretion upon such other matters as may come before the Special Meeting provided, however, no proxy voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any proposal to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies or otherwise.


                        (To Be Signed on Reverse Side.)


(reverse side of Proxy Card)

   X   Please mark your
       votes as in this
       example.


                                                  FOR   AGAINST   ABSTAIN
PROPOSAL TO APPROVE AND ADOPT AGREEMENT
AND PLAN OF MERGER DATED JULY 12, 1996 AMONG
THE COMPANY, FBOP CORPORATION AND FBOP
ACQUISITION COMPANY.


THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSITION STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE SPECIAL MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT, PROVIDED, HOWEVER, NO PROXY VOTED AGAINST THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT WILL BE VOTED IN FAVOR OF ANY PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES OR OTHERWISE. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE SPECIAL MEETING.



SIGNATURES:                                                 DATE:
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustees or guardian please give full title as such.

                             APPENDIX "A"



                AGREEMENT AND PLAN OF MERGER, DATED AS OF
              JULY 12, 1996, AMONG THE COMPANY, FBOP AND FBOP
           ACQUISITION AND AMENDMENT DATED AS OF NOVEMBER 26, 1996

_________________________________________________________________



                  AGREEMENT AND PLAN OF MERGER

                             BETWEEN

                      SDNB FINANCIAL CORP.,

                        FBOP CORPORATION

                               AND

                    FBOP ACQUISITION COMPANY






                       As of July 12, 1996






_________________________________________________________________




                       TABLE OF CONTENTS

                                                             Page

ARTICLE I    MERGER                                            1
             (a)  Merger                                       1
             (b)  Effective Time                               2
             (c)  Effects of the Merger                        2
             (d)  Prior Approvals                              2
             (e)  Articles of Incorporation                    2
             (f)  Bylaws                                       2
             (g)  Directors and Officers                       3
             (h)  Additional Actions                           3
             (i)  Conversion of Shares                         3
             (j)  Total Merger Consideration                   4
             (k)  Prepayment Penalty Reduction                 5
             (l)  Surrender of Shares                          5
             (m)  Designation of Paying Agent; Investment
                  of Funds.                                    5
             (n)  Transmittal Materials                        5
             (o)  Dissenting Shares                            5
             (p)  Termination of Paying Agent's Duties         6
             (q)  Closing of Holding Company's Transfer
                  Books                                        6
             (r)  Stock Options and Warrants                   6

ARTICLE II   REPRESENTATIONS AND WARRANTIES OF HOLDING
             COMPANY                                           7
             (a)  Organization and Standing of Holding Company 7
             (b)  Organization and Standing of Bank            7
             (c)  Holding Company Subsidiaries                 7
             (d)  Capitalization                               8
             (e)  Authorization                                8
             (f)  Articles of Incorporation and Bylaws         8
             (g)  Consents and Approvals                       8
             (h)  Defaults and Conflicts                       9
             (i)  SEC Reports; Financial Statements            9
             (j)  Regulatory Reports                          10
             (k)  Changes Since March 31, 1996                11
             (l)  Properties                                  11
                  (i)   Real Estate and Mortgages             11
                  (ii)  Investments                           11
                  (iii) Title to Property; Zoning             12
             (m)  Environmental Laws                          12
             (n)  Proprietary Rights                          12
             (o)  Agreements                                  13
             (p)  Litigation; Claims                          13
             (q)  Compliance with Laws                        14
             (r)  Taxes                                       14
             (s)  Related Party Transactions                  15
             (t)  Employee Benefit Plans                      15
             (u)  Insurance                                   17
             (v)  Regulatory Filings                          17
             (w)  Deposits                                    17
             (x)  Loans                                       18
             (y)  Reserves                                    18
             (z)  Agreements with Regulatory Agencies         18
             (aa) Information for Regulatory Approvals        19
             (ab) Governmental Notices                        19
             (ac) SEC Filings                                 19
             (ad) Finders and Investment Bankers              19
             (ae) Disclosure                                  19

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND
             FBOP                                             20
             (a)  Organization of Acquisition and FBOP        20
             (b)  Authorization                               20
             (c)  Consents and Approvals                      20
             (d)  Defaults and Conflicts                      20
             (e)  SEC Filings                                 20
             (f)  Funds Available                             21
             (g)  Finders and Investment Bankers              21
             (h)  Governmental Notices                        21
             (i)  Financial Statement                         21
             (j)  Agreements                                  21
             (k)  Articles; Bylaws.                           21

ARTICLE IV   RIGHT TO INVESTIGATE                             21

ARTICLE V    COVENANTS OF HOLDING COMPANY                     22
             (a)  Operation in Ordinary Course                22
             (b)  Exclusivity                                 25
             (c)  Stockholder Meeting                         25
             (d)  Intentionally Omitted.                      26
             (e)  Reports.                                    26
             (f)  Notice                                      26
             (g)  Regulatory Matters                          26
             (h)  Supplemental Information                    26
             (i)  Cooperation                                 27
             (j)  Conditions Precedent                        27
             (k)  Best Efforts                                27
             (l)  Schedules                                   27

ARTICLE VI   COVENANTS OF ACQUISITION                         27
             (a)  Consents                                    27
             (b)  Cooperation                                 27
             (c)  Conditions Precedent                        27
             (d)  Best Efforts                                27
             (e)  Liability Insurance                         28

ARTICLE VII  CONDITIONS TO THE OBLIGATIONS OF ACQUISITION AND
             FBOP                                             28
             (a)  Validity of Representation and Warranties   28
             (b)  Consents                                    28
             (c)  Compliance with Covenants; Schedules        28
             (d)  Opinion of Counsel                          28
             (e)  Approval of Holding Company Stockholders    28
             (f)  Dissenting Holding Company Shares           29
             (g)  Resignations                                29
             (h)  Adverse Changes                             29
             (i)  Effective Time                              29
             (j)  No Pension or Retirement Plans              29
             (k)  Stock Option Plans and Incentive Plans;
                  Options                                     29

ARTICLE VIII CONDITIONS TO THE OBLIGATIONS OF HOLDING COMPANY 29
             (a)  Validity of Representations and Warranties  29
             (b)  Consents                                    30
             (c)  Compliance with Covenants                   30
             (d)  Opinion of Counsel                          30
             (e)  Fairness Opinion                            30
             (f)  Employment Agreements                       30

ARTICLE IX   CONDITIONS APPLICABLE TO ACQUISITION, FBOP AND
             HOLDING COMPANY                                  30
             (a)  Governmental Approvals                      30
             (b)  Injunction                                  31

ARTICLE X    CLOSING AND CLOSING DOCUMENTS                    31
             (a)  Closing                                     31
             (b)  Holding Company Closing Documents           31
             (c)  Acquisition Closing Documents               32

ARTICLE XI   TERMINATION AND TERMINATION FEE                  32
             (a)  Termination                                 32
             (b)  Termination Fee                             32
             (c)  Survival of Rights                          33

ARTICLE XII  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
             COVENANTS                                        33

ARTICLE XIII MISCELLANEOUS                                    33
             (a)  Payment of Expenses                         33
             (b)  Commitment to the San Diego Community and
                  to Customers and Employees                  33
             (c)  Entire Agreement                            33
             (d)  Modifications, Amendments and Waivers       33
             (e)  Assignment                                  34
             (f)  Schedules                                   34
             (g)  Press Releases                              34
             (h)  Notices                                     34




                  AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into as of the close of business on the 12th day of July, 1996, by and among SDNB Financial Corp., a bank holding company organized under the laws of the State of California (the "Holding Company"), FBOP Corporation, a bank holding company organized under the laws of the State of Illinois ("FBOP"), and FBOP Acquisition Company, a corporation organized under the laws of the State of Illinois ("Acquisition"). Holding Company and Acquisition are sometimes referred to herein as the "Constituent Corporations."

                      W I T N E S S E T H:

     WHEREAS, Acquisition is a wholly-owned subsidiary of FBOP
Corporation, an Illinois corporation; and

     WHEREAS, San Diego National Bank, a federally-chartered national banking association ("Bank"), is a wholly-owned subsidiary of Holding Company; and

     WHEREAS, the parties desire that Holding Company be acquired by Acquisition through the merger of Holding Company with and into Acquisition upon the terms and conditions contained herein and in accordance with applicable laws (the "Merger"); and

     WHEREAS, the Board of Directors of Holding Company deems the Merger to be advisable and in the best interests of Holding Company and its stockholders and has adopted a resolution approving this Agreement and directing that this Agreement be submitted for consideration at a meeting of its stockholders; and

     WHEREAS, the Boards of Directors of Acquisition and FBOP deem the Merger to be advisable and in the best interests of their respective stockholders and each has adopted a resolution approving this Agreement.

     NOW, THEREFORE, for and in consideration of the premises and the mutual agreements, representations, warranties and covenants herein contained, and for the purpose of prescribing the terms and conditions of the Merger (the Merger and the transactions contemplated thereby are referred to herein as the "Transaction"), and such other details and provisions as are deemed desirable in connection with the Merger, the parties, intending to be bound, hereby agree as follows:

                           ARTICLE I

                             MERGER

     (a) Merger. In accordance with the provisions of this Agreement, the Illinois Business Corporation Act of 1983 (the "IL BCA") and the California General Corporation Law (the "CGCL"), at the Effective Time (as herein defined), Holding Company shall be merged with and into Acquisition and the separate existence of Holding Company thereupon shall cease. Following the Merger, Acquisition shall continue as the surviving corporation ("Surviving Corporation"). At Acquisition's option, the Merger may be structured so that Holding Company merges into FBOP or another direct or indirect wholly-owned subsidiary of FBOP (such entity, if any, to be included in the definition of "Acquisition"); provided, however, that Acquisition shall assign to such entity, and such entity shall assume, all rights and obligations of Acquisition under this Agreement.

     (b) Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article X, the parties hereto will file articles of merger (the "Articles of Merger") with the Secretary of State of Illinois and make all other filings or recordings required by the IL BCA and the CGCL in connection with the Merger. The Merger shall become effective at such time as (i) the Secretary of State of Illinois issues a certificate of merger and, if applicable, the filing required by
Section 1108(d) of the CGCL is made with the Secretary of State of California, or (ii) at such later time as is specified in the Articles of Merger (the "Effective Time").

     (c) Effects of the Merger. The Merger shall have the effects set forth in the IL BCA and the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchise of the Constituent Corporations shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.

     (d) Prior Approvals. The parties hereto acknowledge that the requisite approvals for the Transaction must be received from or notices must be given to certain federal governmental bodies and agencies including, but not limited to (i) the Office of the Comptroller of the Currency of the Department of the Treasury
(the "OCC"); (ii) the Federal Deposit Insurance Corporation (the "FDIC"); (iii) the Board of Governors of the Federal Reserve
System (the "Federal Reserve Board"); and (iv) any other regulatory authorities having jurisdiction, which approvals or notices shall not contain conditions that are materially burdensome to FBOP or Acquisition (collectively, the governmental bodies and agencies referred to in items (i)-(iv) above are referred to herein as the "Applicable Governmental Authorities").

     (e)       Articles of Incorporation.  The Articles of
Incorporation of Acquisition in effect at the time of the Merger shall be the Articles of Incorporation of the Surviving
Corporation, until thereafter amended as provided thereunder and in the IL BCA.

     (f) Bylaws. The Bylaws of Acquisition in effect at the time of the Merger shall be the Bylaws of the Surviving
Corporation until altered, amended or repealed, as provided thereunder and in the Articles of Incorporation and the IL BCA.

     (g) Directors and Officers. The directors and officers of Acquisition at the time of the Merger shall be the directors and officers of the Surviving Corporation, in each case to serve, in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, until their successors shall have been elected and shall qualify. If at the Effective Time a vacancy shall exist on the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the Bylaws of the Surviving
Corporation.

     (h) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to best perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of Acquisition acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise necessary to carry out the purposes of this Agreement, Holding Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation are fully authorized in the name of Holding Company or otherwise to take any and all such actions.

     (i) Conversion of Shares. The manner and basis of converting and exchanging the shares of Holding Company Common
Stock, and the manner and basis of making distributions, if any, to stockholders of Holding Company, shall be as follows:

          (i) Each share of common stock, no par value per share, of Holding Company (the "Common Stock") which is issued and outstanding immediately prior to the Effective Time other than Dissenting Shares (as defined below) shall, by virtue of the Merger and without any action on the part of the holder thereof, at and after the Effective Time be converted into the right to receive the "Per Share Merger Consideration".

     "Per Share Merger Consideration" shall be equal to:


Aggregate     plus   Supplemental  plus  Aggregate   minus   Expenses
Merger               Merger              Strike
Consideration        Consideration       Price of
                                         Options

                            divided by

           outstanding shares   plus   aggregate shares of
           of Common Stock             Common Stock subject to
                                       Options


where,

     Aggregate Merger
     Consideration     =   $26,627,222 (subject to adjustment as
                           set forth in subpart (j) below).

     Expenses          =   All fees and expenses incurred by Holding
                           Company in connection with the Merger,
                           including finders' and brokers' fees, legal expenses and filing and printing fees, but not including up to $250,000 of the fee to Keefe, Bruyette & Woods as described at Article XIII(a), and not including any amounts described at
                           Article VI(e).

     Supplemental Merger
     Consideration     =   Defined below at subpart (k).

     Aggregate Strike
     Price of Options  =   The sum of the exercise price of each
                           outstanding Option (defined below).


          (ii) At the Effective Time, Acquisition shall pay or cause to be paid to each of the persons listed on Section 1(r) of Holding Company Schedule, with respect to the outstanding options, warrants and rights for Holding Company Common Stock (without regard to the expiration date thereof) (collectively, the "Options") set forth opposite such person's name therein, an amount per share of Common Stock subject to an Option equal to the excess of the Per Share Merger Consideration over the exercise price per share of such Option, as set forth on Section 1(r) of Holding Company Schedule (the "Cash Consideration Per Option"). Concurrently with the payment of the Cash
     Consideration Per Option, each holder of an Option shall deliver to Acquisition evidence satisfactory to Acquisition of the cancellation of such Option. At the Effective Time, each Option shall be canceled and retired and shall cease to exist and shall be deemed to represent only the right to receive the Cash Consideration Per Option. Payment of the Cash Consideration Per Option in accordance with this Article I(i)(ii) shall be deemed to be full satisfaction of all rights pertaining to the Options.
     All amounts payable under this Article I(i)(ii) shall be subject to any required withholding of taxes and shall be paid without interest.

     (j) Total Merger Consideration. Notwithstanding the preceding subparts of this Article, except to the extent payments made to holders of Dissenting Shares exceed the Per Share Merger Consideration, and except for any Supplemental Merger Consideration paid in accordance with subpart (k) below, in no event shall the value of the total consideration paid by Acquisition hereunder (the "Aggregate Merger Consideration") exceed $26,627,222. To the extent that any of the Options are exercised prior to the Closing, the Aggregate Merger Consideration shall be increased by an amount equal to the exercise price of such Options.

     (k) Prepayment Penalty Reduction. In the event that prior to the Closing, Holding Company obtains a decrease in the prepayment penalty associated with the prepayment of the mortgage loan on the main office of the Bank, then the Aggregate Merger
Consideration shall be increased by $0.60 for each $1.00 that said penalty is reduced ("Supplemental Merger Consideration").

     (l) Surrender of Shares. As promptly as practicable after the Effective Time, each holder of shares of Holding Company
Common Stock shall, upon presentation and surrender of the certificate or certificates therefor to the Paying Agent (as defined below) for cancellation in accordance with the transmittal materials described below, be entitled to receive in exchange therefor a check or checks payable to such person representing the payment of cash into which such holder's shares of Holding Company Common Stock have been converted at the Effective Time. Each certificate which represented issued and outstanding shares of Holding Company Common Stock immediately prior to the Effective Time shall be deemed cancelled at the Effective Time and shall represent only the right to receive cash for each share represented by such certificate. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the funds to be received in the Merger.

     (m) Designation of Paying Agent; Investment of Funds. Acquisition and FBOP shall make available to American Transfer to act as paying agent (the "Paying Agent") at the Effective Time
(i) an amount in cash equal to the product of the Per Share Merger Consideration times the number of shares of Holding Company Common Stock outstanding immediately prior to the Effective Time, less the number of Holding Company Dissenting Shares whose holders have complied with the provisions of Section 1300 of the CGCL as described in subpart (o) below at or prior to the Effective Time and less any shares owned by Acquisition or any other subsidiary or affiliate of Acquisition plus (ii) an amount in cash equal to the aggregate Cash Consideration Per Option. The cash deposited with the Paying Agent shall be invested by the Paying Agent as directed by Acquisition.

     (n) Transmittal Materials. As promptly as practicable, but in no event later than seven days following the Effective Time, Acquisition shall send or cause to be sent to each former holder of record of shares of Holding Company Common Stock transmittal materials for use in surrendering their certificate or certificates in exchange for cash. The letter of transmittal will contain instructions with respect to the surrender of such certificates. Acquisition shall instruct record date holders of Holding Company Common Stock who hold such shares for the account of others to provide the respective beneficial holders of such shares instructions with respect to the surrender of their shares.

     (o) Dissenting Shares. Each outstanding share of Holding Company Common Stock as to which a written demand for purchase is made upon Holding Company in accordance with Section 1301 of the CGCL, and with respect to which the holder complies with all other applicable provisions of Section 1300 of the CGCL, shall not be converted into or represent a right to receive cash hereunder unless and until the holder shall have failed to perfect or shall have effectively withdrawn or lost his or her right to appraisal of and payment for such shares of Common Stock under Section 1300 of the CGCL, at which time such shares of Common Stock shall be converted into a right to receive cash in the same manner and subject to the same conditions as provided for other outstanding shares of Common Stock in this Article.
All such shares of Holding Company Common Stock as to which the holder complies with the applicable provisions of Section 1300 of the CGCL, except any such shares of Holding Company Common Stock the holder of which shall have effectively withdrawn or lost his or her right to appraisal of and payment for such shares of Common Stock under the CGCL, are herein called "Dissenting
Shares" and each holder is herein called a "Dissenting
Shareholder." Holding Company shall give Acquisition prompt notice upon receipt by Holding Company of any written demand for purchase of and payment for Dissenting Shares. Holding Company agrees that prior to the Effective Time it will not, except with the prior written consent of Acquisition, voluntarily make any payment with respect to, or settle or offer to settle, any such demand. Each Dissenting Shareholder who becomes entitled, pursuant to the provisions of the CGCL, to payment for the fair market value of his or her shares of Holding Company Common Stock shall receive payment therefor from Acquisition as the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions), and such shares of Common Stock shall be retired and cancelled.

     (p) Termination of Paying Agent's Duties. Promptly following the date which is twelve months after the Effective Time, the Paying Agent shall deliver to FBOP all cash and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing shares of Holding Company Common Stock who has not previously surrendered such certificate may surrender such certificate to FBOP and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefore the Per Share Merger Consideration.

     (q) Closing of Holding Company's Transfer Books. At the Effective Time, the stock transfer records of Holding Company shall be closed and no transfer of shares of Holding Company
Common Stock shall thereafter be made.

     (r) Stock Options and Warrants. Section 1(r) of Holding Company Schedule contains an accurate and complete list of all outstanding Options, including the name of the holder thereof, date of grant, number of shares and exercise price of each Option.


                           ARTICLE II

       REPRESENTATIONS AND WARRANTIES OF HOLDING COMPANY

     Holding Company represents and warrants to Acquisition and FBOP as follows:

     (a) Organization and Standing of Holding Company. Holding Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Holding Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Holding Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, (the "BHC Act"), and the regulations issued thereunder. The Certificate of Incorporation and Bylaws of Holding Company, copies of which have previously been made available to Acquisition, are true and complete copies of such documents as in effect as of the date of this Agreement.

     (b) Organization and Standing of Bank. Bank is a national banking association, duly organized, validly existing, and in good standing under the laws of the United States of America.
Bank is duly authorized to conduct a banking business, and is duly authorized to operate each of its offices, including branch offices (collectively, the main office and each branch location are referred to herein as the "Branches"). Bank is a wholly-owned subsidiary of Holding Company.

     (c) Holding Company Subsidiaries. Section 2(c) of Holding Company Schedule sets forth a list of all of Holding Company's direct and indirect subsidiaries including the Bank (hereinafter separately called a "Subsidiary" and collectively called the
"Subsidiaries").   Unless expressly provided otherwise, each
reference to Subsidiary or Subsidiaries in this Agreement shall include Bank. As used herein, references to "Subsidiary" or "Subsidiaries" shall not include interests in corporations which are less than 50% owned by Holding Company or its Subsidiaries and which are described on such Schedule. Except as otherwise indicated thereon, the Schedule sets forth the authorized capital stock, the number of shares duly issued and outstanding, the number so owned by each shareholder of the Subsidiary and the jurisdiction of incorporation of each Subsidiary. Except as disclosed on such Schedule, Holding Company owns 100% of the issued and outstanding shares of the capital stock of each Subsidiary. Except as disclosed on such Schedule, the shares of capital stock of the Subsidiaries are validly issued, fully paid and non-assessable (subject to statutory obligations of holders, if any), and are owned free and clear of any liens, claims, charges or encumbrances. Except as disclosed on such Schedule, neither Holding Company nor any of the Subsidiaries has any investment in any subsidiary or any investment in any partnership, joint venture, limited liability company or similar entity, all of which investments are owned free and clear of any liens, claims, charges or encumbrances except as disclosed thereon. Except as disclosed on the Schedule, each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own or lease its properties and carry on its business as now being conducted.
Holding Company Schedule sets forth a true and correct description of the activities of each of the Subsidiaries. No certificate of authority identified in such Schedule has been revoked, restricted, suspended, limited or modified nor is any certificate of authority the subject of, nor to the knowledge of Holding Company is there a basis for, a proceeding for revocation, restriction, suspension, limitation or modification.

     (d) Capitalization. The authorized capital stock of Holding Company consists of 15,000,000 shares of Common Stock, no par value per share, of which 3,076,737 shares are issued and outstanding as of the date hereof. The Holding Company has no treasury shares. All of the issued and outstanding shares of Holding Company Common Stock have been validly issued and are fully paid and non-assessable (subject to statutory obligations of holders, if any) and free of preemptive rights. As of the date hereof, 769,531 shares of Holding Company Common Stock were reserved for issuance upon exercise of outstanding Options. Except for the Options, Holding Company has no contract, understanding, restriction or agreement, including any voting trust or other agreement or understanding with respect to the voting of any of the capital stock of Holding Company, or any convertible, exchangeable or exercisable security, option, warrant, call, or commitment on the part of Holding Company of any character relating to issued or unissued shares of the capital stock of Holding Company.

     (e) Authorization. The Board of Directors of Holding Company has adopted resolutions approving the Agreement and the Transaction and has authorized the execution and delivery of the Agreement and has directed by resolution that the Agreement be submitted to a vote of the holders of shares of Holding Company Common Stock taken at a meeting called for the purpose of considering and acting upon this Agreement. Holding Company has full power and authority to enter into this Agreement and, upon appropriate consent of its stockholders in accordance with law, subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holding Company and constitutes the valid and legally binding obligation of Holding Company, enforceable against it in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

     (f) Articles of Incorporation and Bylaws. Holding Company has delivered to Acquisition true and complete copies of its and each of the Subsidiaries' Articles of Incorporation and Bylaws as in effect as of the date hereof, and in the case of Bank, has delivered true and complete copies of Bank's Charter and Bylaws.

     (g) Consents and Approvals. Except for the consents and approvals of the Applicable Governmental Authorities, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Holding Company of the transactions contemplated by this Agreement.

     (h) Defaults and Conflicts. Except as disclosed in Section 2(h) of Holding Company Schedule, neither Holding Company, Bank or any other Subsidiary is or immediately prior to the Effective
Time will be in conflict with or default under its Articles of Incorporation (or similar organizational document) or Bylaws, or in default under any material indenture or under any material agreement or other material instrument to which it is a party or by which it or any of its properties is bound or to which it is subject. Subject to the receipt of all consents and approvals contemplated by this Agreement, neither the execution and delivery of this Agreement, the consummation of the Transaction nor the fulfillment of and compliance with the terms and provisions hereof, will (i) violate any judicial, administrative or arbitral order, writ, award, judgment, injunction or decree involving Holding Company, Bank or any other Subsidiary, (ii) conflict with the terms, conditions or provisions of the charter or Bylaws of Holding Company, Bank or any other Subsidiary, (iii) conflict with, result in a breach of, constitute a default under or accelerate or permit the acceleration of the performance required by, any material agreement or other material instrument to which Holding Company, Bank or any other Subsidiary is a party or by which Holding Company, Bank or any other Subsidiary is bound, (iv) result in the creation of any material lien, charge or encumbrance upon any of the assets of Holding Company, Bank or any other Subsidiary under any such agreement or instrument, or
(v) terminate or give any party thereto the right to terminate any such indenture, agreement or instrument. Except as disclosed in Section 2(h) of Holding Company Schedule, no consent of any third party to any material indenture or any material agreement or other material instrument to which Holding Company, Bank or any other Subsidiary is a party is required in connection with the Transaction. Holding Company agrees that prior to the Effective Time it will use its best efforts to obtain all required consents to the Transaction of parties to any such material indenture, material agreement, or other material instrument which is material to the business.

     (i) SEC Reports; Financial Statements. Holding Company has filed all required forms, reports, registration statements and documents with the Securities and Exchange Commission (the
"SEC"), since December 31, 1992 (collectively, the "SEC
Reports"), each of which, as of its respective date, complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act").
As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of Holding Company included in its Annual Report on Form 10-K for the years ended December 31, 1992, 1993, 1994, and 1995 and the unaudited consolidated interim financial statements included in its Quarterly Reports on Form 10-Q for the quarter ended March
31, 1996, fairly present in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Holding Company and its Subsidiaries as of the dates thereof and their consolidated statements of operations, stockholders' equity, and cash flows for the periods then ended (in the case of any unaudited interim financial statements, subject to (i) normal year-end adjustments and (ii) standard limitations on the application of generally accepted accounting principles).

     Except as and to the extent reflected in the interim consolidated statement of financial position of Holding Company and the Subsidiaries as of March 31, 1996, and notes thereto (the "March 31, 1996 Balance Sheet") or in Section 2(i) of Holding Company Schedule, neither Holding Company nor any Subsidiary had, as of March 31, 1996, any liability or obligation (absolute, contingent or otherwise) except for contractual liabilities arising in the ordinary course which are not required to be reflected in a balance sheet prepared in accordance with generally accepted accounting principles that could have a material adverse effect on Holding Company and its Subsidiaries taken as a whole. Except as and to the extent disclosed in
Section 2(i) of Holding Company Schedule, neither Holding Company nor any Subsidiary has incurred any liability or obligation (absolute, contingent or otherwise) since March 31, 1996, other than in the ordinary course of business that could have a material adverse effect on Holding Company and its Subsidiaries taken as a whole.

     (j) Regulatory Reports. Holding Company and Bank each has filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with the OCC, the FDIC, the Federal Reserve Board, and any other governmental agency or authority with jurisdiction over Holding Company or Bank and each such report, notice and other statement, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which it was filed. To the extent permitted by applicable laws or regulations, Holding Company has furnished to Acquisition copies of all regulatory filings (and all related correspondence) for Holding Company and Bank for the years ended December 31, 1992, 1993, 1994 and 1995 and the quarter ended March 31, 1996, as filed with the Applicable Governmental Authorities (the "Regulatory Reports"). The Regulatory Reports, including, without limitation, the provisions made therein for investments and the valuation thereof, and loan loss reserves, together with the notes thereto, fairly present the financial position, assets, liabilities, change in financial position, surplus and other funds of Holding Company and Bank as of the dates thereof and the results of its operations for the periods indicated in conformity with regulatory accounting principles prescribed or permitted by law or the rules and regulations of the Applicable Governmental Authorities, applied on a consistent basis with prior periods, except as set forth therein. Each such Regulatory Report was in material compliance with applicable law and correct in every material respect when filed and there were no material omissions therefrom. Except for liabilities and obligations disclosed or provided for in the Regulatory Reports, Bank did not have, as of the respective dates of each such Regulatory Reports, any liabilities or obligations (whether absolute or contingent and whether due or to become due) except for contractual liabilities arising in the ordinary course which are not required to be reflected in regulatory financial statements. All books of account of Bank and each other Subsidiary fully and fairly disclose all the transactions, properties, assets, investments, liabilities and obligations of Bank or the respective Subsidiary and all such books of account are in the possession of Bank or the respective Subsidiary and are true and complete in all material respects.

     (k)      Changes Since March 31, 1996.  Except as disclosed in
Section 2(k) of Holding Company Schedule, since March 31, 1996 there has been no material adverse change in the assets, properties, business, financial condition or results of operations of Holding Company, Bank and the Subsidiaries taken as a whole; and neither Holding Company, Bank nor any other
Subsidiary has, since March 31, 1996 (i) made any change in its authorized capital stock, (ii) issued any stock options, warrants or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities, (iii) paid any stock dividend or made any reclassification in respect of its outstanding shares of capital stock, (iv) issued, transferred, sold or delivered any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchased or otherwise acquired for consideration any outstanding shares of its capital stock, (vi) disposed of a material portion of its assets, properties or business other than in the ordinary course of business, or (vii) authorized or made any distribution to Holding Company's stockholders of any assets of Holding Company, Bank or any other Subsidiary, by way of cash dividends or otherwise.

     (l)      Properties.

          (i) Real Estate and Mortgages. Section 2(l)(i) of Holding Company Schedule sets forth a list and summary description of (a) all real property owned by Holding Company or any Subsidiary and all buildings and other structures located on such real property,
     (b) all leases, subleases or other agreements under which Holding Company or any Subsidiary is the lessor or lessee of any real property, (c) all unexpired options held by Holding Company or any Subsidiary or contractual obligations on its part to purchase or acquire any interest in real property, (d) all unexpired options granted by Holding Company or any Subsidiary or contractual obligations on its part to sell or dispose of any interest in real property, and (e) all mortgages held by Holding Company (other than as investment securities), identifying all such mortgages, if any, for which deficiency notices have been issued or that are otherwise not current. Except as disclosed in
     Section 2(l)(i) of Holding Company Schedule, as of the date hereof such leases, subleases, options and other agreements are in full force and effect and neither Holding Company nor any Subsidiary has received any notice of any material default thereunder.

          (ii) Investments. The common stock, preferred stock, bonds, and other investments owned by Holding Company or any Subsidiary as of the date hereof are evidenced by appropriate written instruments and certificates (except where in non-certificated form), are valid and genuine in all material respects and enforceable in accordance with their terms against all persons against whom they purport to create an obligation, subject to bankruptcy, receivership, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors' rights generally and subject to general principles of equity. All such bonds, stocks, and other investments conform in all material respects to the requirements of applicable laws and regulations. Except as disclosed in Section 2(l)(ii) of Holding Company
     Schedule, none of such investments is in default on the payment of principal, interest or other required distributions.

          (iii) Title to Property; Zoning. Except as disclosed in Section 2(l)(iii) of Holding Company Schedule, to the best knowledge of Holding Company, Holding Company and each Subsidiary has good and marketable title to all real properties reflected in
     Section 2(l)(i) and good and marketable title to all other assets and properties shown as owned by it on Holding Company March 31, 1996 balance sheet or acquired since that date (except properties disposed of in the ordinary course of business subsequent to said date), in each case free of all mortgages, liens, security interests, charges and encumbrances of any nature whatsoever, other than liens reflected in the Holding Company financial statements and liens for Taxes (as defined below) not yet due and payable. All such real property complies in all material respects with all applicable private agreements, zoning requirements, Environmental Laws (defined below), and other governmental laws and regulations relating thereto, and there are no condemnation proceedings pending or, to the best knowledge of Holding Company, threatened with respect to the Real Property.

     (m) Environmental Laws. Except as disclosed in Section 2(m) of Holding Company Schedule, to the best knowledge of Holding Company, Holding Company and each Subsidiary has conducted and is conducting its business in compliance in all material respects with all applicable federal, state, and local laws, regulations and requirements currently in force relating to the protection of the environment ("Environmental Laws"). There is no pending or, to the best knowledge of Holding Company, threatened, civil or criminal litigation, written notice of violation, or administrative proceeding relating to such Environmental Laws involving Holding Company or any Subsidiary. There has not been and there is no condition existing with respect to the release, emission, discharge or presence of hazardous substances in connection with the business of Holding Company or any Subsidiary, which condition could subject Holding Company or any Subsidiary to any proceeding or remediation under such Environmental Laws or could otherwise have a material adverse effect on the assets, properties, business, financial condition or results of operations of Holding Company and its Subsidiaries taken as a whole. Holding Company and each Subsidiary has received all approvals, consents, licenses, and permits with respect to environmental matters necessary to carry on its business substantially as currently conducted.

     (n) Proprietary Rights. Section 2(n) of Holding Company Schedule discloses all the trademarks, trade names and service marks (and all registrations and applications with respect thereto) (collectively the "Proprietary Rights") used in the business of Holding Company or any Subsidiary. Except as otherwise disclosed in such Schedule, either Holding Company or one of the Subsidiaries owns or is duly authorized to use all of such Proprietary Rights. Such Proprietary Rights as used by Holding Company or a Subsidiary in its business do not violate or infringe upon the proprietary rights of any third party, and there is no claim, action, proceeding or investigation pending or, to the best of Holding Company's knowledge, threatened against Holding Company or any of the Subsidiaries with respect to any such Proprietary Rights.

     (o) Agreements. Except as set forth in Section 2(o) of Holding Company Schedule, neither Holding Company nor any Subsidiary is a party to nor is Holding Company or any Subsidiary bound by any oral or written (i) contract for the employment of any officer or employee, or contract with a former officer or employee pursuant to which payments are required to be made at any time following the date hereof, or contract with any labor union or association representing any employee, (ii) stock ownership, profit-sharing, bonus, deferred compensation, stock option, warrant, severance pay, pension, retirement or similar plan or agreement, (iii) mortgage, indenture, note or installment obligation the unpaid balance of which exceeds $25,000, or other instrument for or relating to any borrowing of money by Holding Company or any of the Subsidiaries, the unpaid balance of which exceeds $25,000, (iv) guaranty of any obligation for borrowings or otherwise which in the aggregate exceed $25,000, (v) agreement or arrangement for the sale or lease of any material amount of its assets or part of its business other than in the ordinary course of business or for the grant of preferential rights to purchase or lease any material amount of its assets or part of its business, (vi) agreement or arrangement obligating it to register any of its outstanding shares or other securities with the SEC, (vii) agreement or arrangement with any officer or director of Holding Company, any Subsidiary, or any other affiliate of Holding Company, or (viii) contract, agreement or other instrument which is material to the assets, properties, business, financial condition or results of operations of Holding Company and its Subsidiaries taken as a whole. True and correct copies of each such document described in (i) - (viii) have been provided to Acquisition. All contracts, plans, mortgages, indentures, guaranties and other agreements disclosed in Section 2(o) of Holding Company Schedule are in full force and effect as of the date hereof, and neither Holding Company nor any Subsidiary or any other party thereto is in default in any material respect as to any provision thereof and no event has occurred which with the passage of time or the taking of any action, or both, would constitute a material default under any such agreement. No party thereto may terminate any of such agreements by reason of the transactions contemplated by this Agreement.

     (p) Litigation; Claims. Except as disclosed in Section 2(p) of Holding Company Schedule, there are no actions, suits, claims, investigations or proceedings pending, or to the best knowledge of Holding Company, threatened, against or affecting Holding Company or any Subsidiary or its properties or businesses, at law or in equity, or before any governmental or administrative body or agency or before any arbitrator (i) which involve a claim in excess of $50,000 or (ii) which alone or in the aggregate, could materially and adversely affect the assets, properties, business, financial condition or results of operations of Holding Company and its Subsidiaries taken as a whole or the ability of Holding Company and its Subsidiaries taken as a whole to carry out the transactions contemplated in this Agreement. Holding Company is not aware of any facts that would reasonably afford a basis for any such actions, suits, claims, investigations or proceedings. Except as may be disclosed on such Schedule, there are no unresolved disputes under any contract to which Holding Company or any Subsidiary is a party or by which Holding Company or any Subsidiary is bound involving in the aggregate an amount in excess of $50,000. Neither Holding Company nor any Subsidiary is in default with respect to any order, writ, award, judgment, injunction or decree of any court, governmental or administrative body or agency, or arbitrator applicable to it which could have a material adverse effect on the assets, properties, business, financial condition or results of operations of Holding Company and its Subsidiaries, taken as a whole.

     (q) Compliance with Laws. Holding Company and each of the Subsidiaries has complied in all material respects with all laws, regulations, opinions, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) applicable to its businesses, including without limitation, the OCC, FDIC and Federal Reserve Board, except where the failure to have so complied would not, individually or in the aggregate, have a material adverse effect on the assets, properties, business, financial condition or results of operations of Holding Company and its Subsidiaries taken as a whole. Except as disclosed in Section 2(q) of Holding Company Schedule, or as disclosed in Holding Company's proxy statement for the 1996 annual meeting of stockholders, neither Holding
Company nor any Subsidiary has received any notification of any asserted failure by it to comply with any of such laws.

     (r)      Taxes.

          (i) Except as disclosed in Section 2(r)(i) of Holding Company Schedule: (a) all Tax Returns (as defined below) required to be filed with the appropriate taxing authorities have been filed by or on behalf of Holding Company or any Subsidiary and all Taxes (as defined below) shown to be due on such Tax Returns have been paid or provided for in full; (b) there are no liens for Taxes upon the assets of Holding Company or any Subsidiaries except statutory liens for Taxes not yet due; (c) there are no outstanding deficiencies in respect of Taxes asserted or threatened or assessments of Taxes made or threatened, nor any administrative or judicial proceedings pending or threatened concerning Taxes, with respect to Holding Company or any Subsidiary and any deficiencies, assessments or proceedings shown in Holding Company Schedule are being contested in good faith through appropriate proceedings; (d) Holding Company has established on the financial statements described in
     Section 2(i) of this Agreement reserves and accruals adequate for the payment of all Taxes accruing with respect to or payable by Holding Company and each Subsidiary for all periods reflected therein; (e) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed with respect to Holding Company or any Subsidiary; and (f) Neither Holding Company nor any Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not been filed.

          (ii) The appropriate income Tax Returns of Holding Company and each Subsidiary have been examined by (a) the Internal
     Revenue Service or the statute of limitations has expired for all periods up to and including December 31, 1991 and (b) the taxing authorities of all of the states disclosed in Holding Company Schedule pursuant to Section 2(c) or the statute of limitations has expired for all periods up to and including December 31, 1991, respectively, and there are no outstanding or unresolved proposed adjustments.

          (iii) Except as disclosed in Section 2(r)(iii) of Holding Company Schedule, no power of attorney has been granted by Holding Company or any Subsidiary with respect to any matter relating to Taxes which is currently in force.

     For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation, all net income, gross income, premium or privilege, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority (domestic or foreign) upon Holding Company or any Subsidiary and the term "Tax Returns" shall mean all returns, declarations, reports, estimates, and statements, regarding Taxes, required to be filed under United States federal, state, local or any foreign laws.

     (s)      Related Party Transactions.  Except as disclosed in
Section 2(s) of Holding Company Schedule, or as disclosed in Holding Company's proxy statement for the 1996 annual meeting of stockholders, and other than transactions exclusively between or among Holding Company and/or any of the Subsidiaries, neither Holding Company nor any Subsidiary has made any loan to any director, officer or other affiliate of Holding Company or a Subsidiary which remains outstanding nor has Holding Company or any Subsidiary entered into any agreement, other than an agreement referred to in subpart (o) hereof, for the purchase or sale of any property or services from or to any director, officer or other affiliate of Holding Company or a Subsidiary.

     (t)      Employee Benefit Plans.

          (i) Section 2(t)(i) of Holding Company Schedule sets forth a true and complete list of each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income
     Security Act of 1974, as amended ("ERISA") and each other plan, arrangement and agreement providing employee benefits
     (collectively the "Plans"), that covers current or former employees of Holding Company or any Subsidiary or affiliate and is presently maintained by Holding Company or any Subsidiary or any affiliate thereof or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with Holding Company would be deemed a "single employer" within the meaning of
     Section 4001 of ERISA. None of the Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA. Holding Company has delivered or made available to Acquisition: copies of all such Plans; any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements relating thereto; the most recent determination letter, if any, from the Internal Revenue Service with respect to each of the Plans which is subject to ERISA ("ERISA Plans"); actuarial valuations, if applicable, for the most recent plan year for which such valuations are available; the current summary plan descriptions; and the annual return/report on Form 5500 and summary annual reports for each of the Plans for each of the last three years.

          (ii) Each of the ERISA Plans is in substantial compliance with all applicable provisions of law, including the Code and ERISA. Neither Holding Company nor any ERISA Affiliate currently maintains or sponsors a defined benefit pension plan as defined in Section 414(j) of the Code and neither Holding Company nor any ERISA Affiliate has ever maintained or sponsored any such plan that could give rise to a liability against Holding Company or any Subsidiary.

          (iii) The written terms of each of the Plans, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in substantial compliance with all applicable laws including ERISA, the Code, and the Age Discrimination in Employment Act, as applicable, and each of such Plans has been administered in substantial compliance with such requirements.

          (iv) Except with respect to income taxes on benefits paid or provided, no income, excise or other tax or penalty (federal or state) has been waived or excused, has been paid or is owed by any person (including, but not limited to, any Plan, any Plan fiduciary, Holding Company and ERISA Affiliates) with respect to the operations of, or any transactions with respect to, any Plan.
     No action has been taken, nor has there been any failure to take any action, nor is any action or failure to take action contemplated, that would subject any person or entity to any liability for any tax or penalty in connection with any Plan. No reserve for any taxes or penalties has been established with respect to any Plan, nor has any advice been given to any person with respect to the need to establish such a reserve.

          (v) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits, or (C) complaints to or by any governmental entity, which are pending, anticipated or threatened, against the Plans or their assets.

          (vi) The present value of the future cost to Holding Company and ERISA Affiliates of post-retirement medical benefits that Holding Company or any ERISA Affiliate is obligated to provide, calculated on the basis of actuarial assumptions Holding Company considers reasonable estimates of future experience and which have been provided to Acquisition, does not exceed the amount specified in Section 2(t)(vi) of Holding Company Schedule.

          (vii) Neither Holding Company nor any ERISA Affiliate, nor any of the ERISA Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Holding Company or any ERISA Affiliate, any of the ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code. Neither Holding Company nor any ERISA Affiliate is, or, as a result of any actions, omissions, occurrences or state of facts existing prior to the Effective Time, may become liable for any tax imposed under Section 4978 of the Code.

     (u) Insurance. All properties of Holding Company and each Subsidiary are covered by valid and currently effective insurance policies issued in favor of Holding Company or a Subsidiary and such insurance policies provide Holding Company and its Subsidiaries with adequate coverage and limits for its operations. Disclosed in Section 2(u) of Holding Company
Schedule is a true and correct list of all insurance policies covering Holding Company and the Subsidiaries. Holding Company or a Subsidiary is included as an insured party under such policies or has full rights as a loss payee. No notice of cancellation or termination has been received with respect to any such policy. Such policies will not be terminable or cancelable by reason of this Agreement and the consummation of the transactions contemplated hereby.

     (v) Regulatory Filings. To the extent permitted by applicable laws or regulations, Holding Company has made available for inspection by Acquisition all registrations, filings or submissions made by Holding Company or any Subsidiary with any governmental or regulatory body and delivered to Acquisition each and every annual and quarterly report filed with or submitted to any governmental or regulatory body since December 31, 1992. Holding Company and each Subsidiary has filed all reports, statements, documents, registrations, filings or submissions required to be filed by it with any governmental or regulatory body. All such registrations, filings and submissions were in material compliance with applicable law when filed, and no material deficiencies have been asserted by any such governmental or regulatory body with respect to such registrations, filings and submissions that have not been satisfied. Bank duly has filed with appropriate governmental and regulatory authorities, to the extent that filing of the same is required by laws, rules or regulations, all annual and quarterly statements and other statements, documents and reports required to be filed by it. All such statements and filings are correct in all material respects as filed, and there are no material omissions therefrom. All issues raised in such reports have been resolved to the satisfaction of the issuer of such reports.

     (w) Deposits. Section 2(w) of the Holding Company Schedule is a schedule of the aggregate deposit accounts of Bank, prepared as of the date indicated thereon, listing by category and by Branch the amount of such deposits, together with the amount of accrued but unpaid interest thereon (the "Deposits"). All such Deposits are insured to the fullest permissible extent by the Bank Insurance Fund ("BIF") administered by the FDIC. All related insurance premiums due and owing have been paid to the FDIC as of the date hereof. As of the date hereof, with respect to the Deposits, subject to immaterial bookkeeping errors, Bank has administered all of the Deposits in accordance with good and sound financial practices and procedures, and has properly made all appropriate credits and debits thereto, has delivered to its customers on a regular basis, statements adequately and accurately reflecting the amount, date and nature of such credit and debit; in the event a question, complaint or objection by any depositors with respect to any of the Deposits has occurred, Bank has promptly and properly reviewed and responded and taken corrective action, in accordance with good and sound financial practice; and to the best knowledge of Holding Company, Bank is not liable to any depositors for any shortages, or for any errors, acts or omissions by Bank that in the aggregate would exceed $5,000.

     (x)      Loans.

          (i) All loans of Bank (the "Loans") and loan commitments extended by Bank and any extensions, renewals or continuations of such Loans and loan commitments were made in accordance with customary lending standards of national banking associations in the ordinary course of business. The Loans are evidenced by appropriate and sufficient documentation based upon customary and ordinary past practices for national banking associations.

          (ii) Except for participations purchased or sold by the Bank or loans pledged and fully described at Section 2(x) of the Holding Company Schedule, the note evidencing each Loan and the collateral documents securing each Loan have not been assigned or pledged, the Bank has good and marketable title thereto, and the Bank is the sole owner and holder of each note evidencing a Loan and each collateral document securing such Loan.

     (y) Reserves. The loan loss reserves of Bank, as set forth on the March 31, 1996 financial statements have been computed in accordance with generally accepted methods and principles consistently applied, have been properly computed and, in management's opinion, are adequate to provide for all reasonably foreseeable losses on Loans outstanding.

     (z) Agreements with Regulatory Agencies. Except as set forth in Section 2(z) of Holding Company Schedule, neither Holding Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding (each a "Regulatory Agreement"), with any regulatory agency or other government entity that restricts in any respect the conduct of its business or that relates to its capital adequacy, its credit policies or its management, nor has Holding Company or any of its Subsidiaries been notified by any regulatory agency or other governmental entity that it is considering issuing or requesting any Regulatory Agreement. Except as set forth in Section 2(z) of Holding Company Schedule and as disclosed in the proxy statement for the 1996 annual meeting of Holding Company's stockholders, no regulatory agency has initiated any investigation or proceeding into the business or operations of Holding Company or any of its Subsidiaries.

     (aa) Information for Regulatory Approvals. The information furnished or to be furnished by Holding Company or Bank in any regulatory application filed by Holding Company, Bank, FBOP or Acquisition in connection with the Transaction, will be true and complete in all material respects as of the date so furnished.

     (ab) Governmental Notices. Neither Holding Company nor Bank has received notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the Transaction. To the best knowledge of Holding
Company, there are no facts that could reasonably be expected to have an adverse effect on the ability of Holding Company or Bank to obtain all requisite regulatory consents or to perform their respective obligations under this Agreement and in connection with the Transaction.

     (ac) SEC Filings. Except with respect to written information supplied by Acquisition or FBOP expressly for inclusion in the Holding Company proxy statement, none of the information contained in the proxy statement to be mailed to the stockholders of Holding Company in connection with the Merger or in any amendments thereof or supplements thereto (the "Proxy Statement") will, at the time of (i) the first mailing thereof and (ii) the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (ad) Finders and Investment Bankers. Neither Holding Company nor any Subsidiary has retained any broker, finder or other agent or incurred any liability for any brokerage fees, commissions or finders' fees with respect to the Transaction except for Holding Company's retention of Keefe, Bruyette & Woods and Torrey Pines Securities, Inc.

     (ae) Disclosure. No representation or warranty of Holding Company and no statement or information relating to Holding
Company or any Subsidiary or their respective businesses or properties contained in (i) this Agreement, (ii) Holding Company Schedule, or (iii) in any certificate furnished or to be furnished to Acquisition pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances in which they were made, not misleading.


                          ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND FBOP

     FBOP and Acquisition each represent and warrant to Holding
Company as follows:

     (a) Organization of Acquisition and FBOP. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Illinois. Acquisition is a wholly-owned subsidiary of FBOP. FBOP is a corporation duly organized, validly existing and in good standing under the laws of Illinois.

     (b) Authorization. The Boards of Directors of Acquisition and FBOP have adopted resolutions approving the Agreement and the Transaction and have authorized the execution and delivery of this Agreement. Acquisition and FBOP have full power and authority to enter into this Agreement and subject to obtaining all required regulatory approvals, to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and FBOP and constitutes the valid and legally binding obligation of Acquisition and FBOP, enforceable against them in accordance with its terms, subject to bankruptcy, receivership, insolvency, reorganization, moratorium or similar laws affecting or relating to creditors rights generally and subject to general principles of equity.

     (c) Consents and Approvals. Except for consents and approvals of the Applicable Governmental Authorities, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Acquisition and FBOP of the transactions contemplated by this Agreement.

     (d) Defaults and Conflicts. Subject to the receipt of all consents and approvals contemplated by this Agreement, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the fulfillment of and compliance with the terms and provisions hereof will not (i) violate any judicial or administrative order, writ, award, judgment, injunction or decree involving Acquisition or FBOP, or
(ii) conflict with any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Acquisition or FBOP.
No consent of any third party to any indenture or any material agreement or other material instrument to which Acquisition or FBOP is a party is required in connection with the Transaction.

     (e) SEC Filings. None of the information supplied or to be supplied by Acquisition or FBOP in writing expressly for inclusion in the Proxy Statement will, at the time of (i) the first mailing thereof and (ii) the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (f) Funds Available. Acquisition and FBOP has available to it sufficient funds to perform all of its obligations pursuant to the Merger.

     (g) Finders and Investment Bankers. Acquisition and FBOP will be responsible for any of their respective brokerage fees, commissions or finders' fees with respect to the Transaction.

     (h) Governmental Notices. Neither Acquisition nor FBOP has received notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the Transaction. To the best knowledge of Acquisition and FBOP, there are no facts that could reasonably be expected to have an adverse effect on the ability of Acquisition or FBOP to obtain all requisite regulatory consents or to perform its obligations under this Agreement.

     (i) Financial Statement. Within 10 days of the date of this Agreement, FBOP will make available to Holding Company its audited financial statements for the year ended December 31, 1995, which have been prepared in accordance with generally accepted accounting principles on a consistent basis throughout the period covered by such statement (except as may be indicated in the notes thereto), and which present fairly the consolidated financial position and results of operations for the period covered by such statement.

     (j) Agreements. Neither FBOP nor Acquisition is a party to any written agreement or memorandum of understanding with, or is subject to, any order or directive by any governmental entity.

     (k) Articles; Bylaws. Within 10 days of the date of this Agreement, FBOP will deliver to Holding Company true and complete copies of its Articles of Incorporation and Bylaws as in effect as of the date hereof.

                           ARTICLE IV

                      RIGHT TO INVESTIGATE

     To the extent permitted by applicable laws or regulations, Holding Company shall afford to the officers and authorized representatives of Acquisition and FBOP reasonable access during regular business hours and upon reasonable request to the offices, properties, books, contracts, commitments and records of Holding Company and its Subsidiaries in order that Acquisition may have full opportunity to make such investigations as it shall desire of the affairs of Holding Company, Bank and the other Subsidiaries, and the officers of Holding Company shall furnish Acquisition and FBOP with such additional financial and operating data and other information as to the assets, properties and business of Holding Company, Bank and the other Subsidiaries as Acquisition and FBOP shall from time to time reasonably request. Holding Company, Bank and the Subsidiaries shall consent to the review by the officers and authorized representatives of Acquisition of the reports and working papers of Holding Company's independent auditors upon reasonable advance notice as to the area of review.

                           ARTICLE V

                 COVENANTS OF HOLDING COMPANY

     (a) Operation in Ordinary Course. From the date hereof to the Effective Time, each of Holding Company, Bank and the other Subsidiaries shall: (a) not engage in any transaction except in the ordinary course of business and shall conduct its business consistent with past practices; (b) maintain the Branches in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; (c) maintain its books of accounts and records in the usual, regular and ordinary manner; and (d) duly maintain compliance in all material respects with all laws, regulatory requirements and agreements to which it is subject or by which it is bound. Without limiting the generality of the foregoing, prior to the Effective Time, Holding Company, Bank and other Subsidiaries shall not, without the prior written consent of Acquisition;

          (1) fail to maintain its tangible property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted;

          (2) fail to maintain its books, accounts and records in accordance with generally accepted accounting principles consistently applied;

          (3) fail to comply in all material respects with all applicable laws and regulations;

          (4) make, renew or modify the terms (including, but not limited to, any release or substitution of collateral, change of the interest rate, or release or substitution of any guarantor) of any loan, letter of credit or other extension of credit, or commitment to make a loan, in excess of $200,000, provided, however, that loans not in excess of $200,000 that are secured by secondary market qualified mortgages on single-family dwellings shall be permitted under this subsection;

          (5) except as required by law or applicable regulation and except for the exercise of the Options identified on the Holding
Company Schedule to which Acquisition hereby consents, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust or plan;

          (6) except for pay raises pursuant to scheduled annual reviews in the ordinary course of business not to exceed 5% of annual W-2 compensation, authorize or enter into any employee contract or employment agreement, grant any pay raise or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by an existing plan or arrangement or authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (7) authorize or enter into any contract, commitment or obligation (excluding all loans and loan commitments) including, but not limited to obligations for services, which provides for the receipt or payment of amounts, in the aggregate, in excess of $25,000;

          (8) sell, transfer, convey, assign or otherwise dispose of any material assets or properties, or authorize any of the foregoing, or sell loans in bulk;

          (9) acquire, lease or encumber any assets in excess of $125,000 for any item or series of similar items;

          (10)    authorize or make any amendment to its charter or bylaws;

          (11) fail to keep in force all insurance policies presently in effect, including insurance of deposit accounts with the FDIC;

          (12) do any act which, or omit to do any act the omission of which, will cause a material breach of any contract, commitment or obligation;

          (13) make any borrowing, incur any debt (other than (i) deposits in the ordinary course of business and consistent with past practice and (ii) overnight borrowings from the Federal
Reserve Bank consistent with past practices), or assume, guarantee, endorse (except for the negotiation or collection of negotiable instruments in the ordinary course of business and consistent with past practice) or otherwise become liable
(whether directly, contingently or otherwise) for the obligations of any other person, or make any payment or repayment in respect of any indebtedness (other than deposits and accrued expenses in the ordinary course of business and consistent with past practice);

          (14) accept any deposits for which the interest rate payable thereon exceeds by more than 0.5 percent the average interest rate being paid on similar deposits by banks in the San Diego area market;

          (15) waive, release or cancel any claims in excess of $25,000 against third parties or debts in excess of $25,000 owing to it, or any rights which have any value in excess of $25,000;

          (16) make any changes in its accounting systems, policies or practices;

          (17) enter into, authorize, or permit any transaction, except as now existing and disclosed to Acquisition, with any Affiliate of Holding Company or any Subsidiary;

          (18) make any capital contribution to any person or purchase or invest in any securities issued by any person other than securities which are issued or guaranteed by the United States government or an agency thereof having a maturity of more than twelve (12) months from the date of purchase;

          (19)    sell any investment securities;

          (20)    enter into or renew any data processing service contract;

          (21) change or amend its schedules and policies relating to service charges or service fees;

          (22) enter into loan transactions not in accordance with sound credit practices and not on terms and conditions which are materially more favorable than those available to the borrower from competitive sources in transactions in the ordinary course of business;

          (23) fail to use its best efforts to preserve the present business organizations intact, to keep available the services of its present officers and employees or to preserve its present relationships with persons having business dealings with it;

          (24) fail to maintain, consistent with its past practices, a reserve for possible loan and lease losses which is adequate under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding
(including, without limitation, accrued interest receivable);

          (25)    make any material change in any lease of real property;

          (26) fail to file in a timely manner all required filings with all proper regulatory authorities and fail to cause such filings to be true and correct;

          (27) foreclose upon or take deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property; or foreclose upon such commercial real estate if such environmental assessment indicates the presence of hazardous material in amounts that, if such foreclosure were to occur, would be reasonably likely to result in a material adverse effect on Bank;

          (28) amend or modify any of its promotional, deposit account or account loan practices, other than amendments or modifications in the ordinary course of business; or

          (29) (i) make any change in its authorized capital stock, (ii) issue any stock options, or issue any warrants, or other rights calling for the issue, transfer, sale or delivery of its capital stock or other securities, (iii) pay any stock dividend or make any reclassification in respect of its outstanding shares of capital stock, (iv) except for the issuance of shares upon exercise of any Options, issue, sell, exchange or deliver any shares of its capital stock (or securities convertible into or exchangeable, with or without additional consideration, for such capital stock), (v) purchase or otherwise acquire for consideration any outstanding shares of its capital stock, or
(vi) declare, pay or set apart in respect of its capital stock any dividends or other distributions or payments.

     (b) Exclusivity. Except as may be required by any regulatory authority, or except to the extent required by fiduciary obligations under applicable law in reliance upon a written opinion of counsel, neither Holding Company, Bank, nor any other Subsidiary or any of their respective directors, officers, employees, representatives, agents or Affiliates (as defined below) shall, directly or indirectly, solicit, initiate, encourage or respond favorably to inquiries or proposals from, or provide any confidential information or access to Bank's or Holding Company's premises to, or participate in any discussions or negotiations with, any person (other than Acquisition and FBOP and their directors, officers, employees, representatives and agents) concerning (i) any merger, sale of assets not in the ordinary course of business, acquisition, business combination, change of control or other similar transaction involving Holding Company or Bank, or (ii) any purchase or other acquisition by any person of any shares of capital stock of Holding Company or Bank, or (iii) any issuance by Holding Company or Bank of any shares of its capital stock. Holding Company will promptly advise Acquisition or FBOP of, and communicate to Acquisition or FBOP the terms and conditions of (and the identity of the person making), any such inquiry or proposal received, and will promptly furnish Acquisition or FBOP with copies of any documents received and summaries of any other communications with respect thereto. Holding Company will cease any such existing activities, discussions or negotiations with any person conducted heretofore with respect to any of the foregoing.

     As used in this Agreement, the term "Affiliate" shall mean, with respect to any specified person, (1) any other person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified person, (2) any other person which is a director, officer or partner or is, directly or indirectly, the beneficial owner of 5 percent or more of any class of equity securities, of the specified person or a person described in clause (1) of this paragraph, (3) another person of which the specified person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 5 percent or more of any class of equity securities, (4) another person in which the specified person has a substantial beneficial interest or as to which the specified person serves as trustee or in a similar capacity, or (5) any relative or spouse of the specified person or any of the foregoing persons, any relative of such spouse or any spouse of any such relative.

     (c) Stockholder Meeting. Subject to subpart (b) above, Holding Company shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is practicable for the purpose of voting upon the approval of the Merger and this Agreement. Holding Company will, through its Board of Directors, use its best efforts to obtain stockholder approval and will recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement. As soon as practicable, Holding Company shall prepare and cause to be filed with the SEC the related proxy material and shall use its best efforts to obtain clearance by the SEC for the mailing of such material to Holding Company stockholders. Acquisition shall have the right to review the proxy material prior to filing with the SEC.

     (d)       Intentionally Omitted.

     (e) Reports. Promptly after filing with the applicable authorities, Holding Company shall provide to Acquisition copies of (i) all reports filed with the SEC, including its Annual
Report on Form 10-K for the year ended December 31, 1995, and its Quarterly Report on Form 10-Q, which shall conform to the requirements for SEC Reports specified in Article II(i) above;
and (ii) to the extent permitted by applicable laws or regulations its Regulatory Reports, which shall conform to the requirements for Regulatory Reports specified in Article II(j) and (v) above.

     (f) Notice. Holding Company shall give prompt notice to Acquisition of (i) any notice of, or other communication relating to, a default or event which with notice or lapse of time or both would become a default, received by Holding Company or any Subsidiary subsequent to the date of this Agreement and prior to the Effective Time, under its charter or bylaws or any indenture, or material instrument or agreement, to which Holding Company or any Subsidiary is a party, by which it or any of its properties is bound or to which it or any of its properties is subject, (ii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated hereby and (iii) any matter which, if it had occurred prior to the date hereof, would have been required to be included on Holding Company Schedule.

     (g) Regulatory Matters. Holding Company shall, from the date hereof through the Effective Time, keep Acquisition advised with respect to any and all regulatory matters or proceedings affecting Holding Company or Bank and shall promptly forward to Acquisition copies of all correspondence, notices, orders, memoranda or other written material received from any regulatory agency (to the extent permitted by law) and shall provide Acquisition full access to its regulatory files to the extent permitted by law.

     (h) Supplemental Information; Disclosure Supplements. From time to time prior to the Effective Time, Holding Company will promptly disclose in writing to Acquisition any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed or which would render inaccurate any of the representations, warranties or statements set forth in this Agreement. From time to time prior to the Effective Time, Holding Company will promptly supplement or amend Holding Company Schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedule or which is necessary to correct any information in such Schedule that has been rendered inaccurate thereby.

     (i) Cooperation. Holding Company and its Subsidiaries shall execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by Acquisition to carry out the provisions hereof and to consummate the Transaction.

     (j)      Conditions Precedent.  Holding Company and the
Subsidiaries shall use their best efforts to cause all of the conditions precedent to the consummation of the Transaction applicable to them to be met.

     (k) Best Efforts. Holding Company and the Subsidiaries shall use their best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger on a prompt basis.

     (l) Schedules. Within 10 days of the date hereof, Holding Company shall deliver to Acquisition final Holding Company
Schedules, which Schedules shall not be materially different from the draft Schedules provided herewith.

                           ARTICLE VI

               COVENANTS OF ACQUISITION AND FBOP

     (a) Consents. Acquisition and FBOP shall, as soon as practicable, prepare and make all necessary filings with all Applicable Governmental Authorities and shall use their best efforts to obtain all consents, waivers, approvals, authorizations, rulings or orders from all governmental or regulatory bodies or other entities and furnish true, correct and complete copies of each to Holding Company.

     (b) Cooperation. Acquisition and FBOP shall execute such documents and other papers, provide such information, and take such further actions as may be reasonably requested by Holding Company to carry out the provisions hereof and to consummate the transactions contemplated hereby.

     (c) Conditions Precedent. Acquisition and FBOP shall use their best efforts to cause all of the conditions precedent to the consummation of the Transaction applicable to each to be met.

     (d) Best Efforts. Acquisition and FBOP will use their best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger on a prompt basis.

     (e) Liability Insurance. FBOP or Acquisition will use its best efforts to provide to persons who served as directors and officers of Holding Company or any Subsidiary on or before the Effective Time, insurance against liabilities and claims (and related expenses) made against them resulting from their services as such prior to the Effective Time, substantially similar in all materials respects to the insurance coverage provided them in such capacities at the date hereof; provided, however, that in no event shall FBOP or Acquisition be required to spend more than $80,000 in the aggregate (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto, and, provided further, that if FBOP or Acquisition is unable to maintain or obtain the insurance called for by this section on commercially reasonable terms, FBOP or Acquisition shall use its best efforts to obtain as much comparable insurance as is available for the Insurance Amount.

                          ARTICLE VII

     CONDITIONS TO THE OBLIGATIONS OF ACQUISITION AND FBOP

     The obligations of Acquisition and FBOP under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at its option, subject to the conditions that:

     (a) Validity of Representation and Warranties. The representations and warranties of Holding Company herein contained shall be true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and at the Effective Time with the same force and effect as though made on and at the Effective Time.

     (b) Consents. All required consents, waivers, approvals, authorizations or orders in connection with the Transaction shall have been obtained by Holding Company and copies of the same shall have been delivered to Acquisition.

     (c) Compliance with Covenants; Schedules. Holding Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by it at or prior to the Effective
Time; and Acquisition shall have received all of the Schedules referred to herein, which Schedules shall not be, in the reasonable judgment of Acquisition, materially different from the draft Schedules provided to Acquisition on the date of this Agreement.

     (d) Opinion of Counsel. Acquisition shall have received the opinion of Sherman & Lapidus LLP, counsel for Holding
Company, specified in Article X(b)(ii).

     (e) Approval of Holding Company Stockholders. This Agreement shall have been approved and adopted at a duly called meeting of the stockholders of Holding Company Common Stock by at least a majority of the issued and outstanding shares of Holding Company Common Stock entitled to vote thereon.

     (f) Dissenting Holding Company Shares. The holders of not more than 10% of the issued and outstanding shares of Holding
Company Common Stock at the Effective Time shall have delivered written demand for payment of the fair market value of their shares of Holding Company Common Stock pursuant to Section 1301 of the CGCL.

     (g) Resignations. The directors and officers of Holding Company shall have tendered their resignations in writing, effective on the Effective Time.

     (h) Adverse Changes. From March 31, 1996 to the Effective Time, there shall not have been any Material Adverse Change in the business, operations, results of operations, assets, liabilities, investments, properties, condition (financial or otherwise), affairs, prospects or other attributes of Holding
Company or Bank, taken as a whole.  The term "Material Adverse
Change" shall mean with respect to Holding Company, any change that (i) is material and adverse to the business, operations, results of operations, assets, liabilities, investments, properties, condition (financial or otherwise), affairs, prospects or other attributes of Holding Company, or (ii) materially impairs the ability of Holding Company to perform its obligations under this Agreement or consummate the Merger;
provided, however, that Material Adverse Change shall not be deemed to include the impact of (a) changes in banking and similar laws, (b) changes in generally accepted accounting principles or regulatory requirements applicable to banks and bank holding companies generally, or (c) circumstances affecting banks and bank holding companies generally.

     (i) Effective Time. The Effective Time shall be no later than 5:00 P.M. Pacific Time on April 30, 1997.

     (j) No Pension Plans. Neither Holding Company, Bank, nor the Subsidiaries shall have in existence or have authorized a pension plan.

     (k)       Stock Option Plans and Incentive Plans; Options.
Acquisition shall have received evidence satisfactory to it that all Options and any other options or warrants for Common Stock have been cancelled.

                          ARTICLE VIII

        CONDITIONS TO THE OBLIGATIONS OF HOLDING COMPANY

     The obligations of Holding Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are, at its option, subject to the conditions that:

     (a) Validity of Representations and Warranties. The representations and warranties of Acquisition and FBOP herein contained shall have been true and correct in all material respects when made and, in addition, shall be true and correct in all material respects on and at the Effective Time with the same force and effect as though made on and at the Effective Time.

     (b) Consents. All consents, waivers, approvals, authorizations or orders required to be obtained by Acquisition shall have been obtained and copies of the same shall have been delivered to Holding Company.

     (c) Compliance with Covenants. Acquisition and FBOP shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions contained in this Agreement to be performed and complied with by them at or prior to the Effective
Time.

     (d) Opinion of Counsel. Holding Company shall have received the opinion of Lord, Bissell & Brook, counsel for Acquisition, specified in Article X(c)(ii).

     (e) Fairness Opinion. Holding Company shall have received an opinion from Keefe, Bruyette & Woods to the effect that, in its opinion, the consideration to be paid to the shareholders of Holding Company hereunder is fair to such shareholders from a financial point of view and an update to such opinion, without adverse change of such opinion, (i) as of a date not more than three days prior to the date the Proxy Statement/Prospectus is mailed to Holding Company's shareholders and (ii) as of the Closing.

     (f) Employment Agreements. FBOP shall have entered into separate employment agreements with Messrs. Galinson, Horsman and Brotman and Ms. Chewning effective as of the Effective Time providing for (i) salaries not less than the salary of each on the date hereof; (ii) three year terms; (iii) change-of-control provisions limiting termination compensation to 299% of the average of overall compensation for each of past five years; and
(iv) substantially the same job responsibilities as currently held.

     (g) Effective Time. The Effective Time shall be no later than 5:00 P.M. Pacific Time on April 30, 1997.

     (h) Funds to Paying Agent. FBOP or Acquisition shall have made available to the Paying Agent the funds as described at
Article I(m) hereof.

                           ARTICLE IX

 CONDITIONS APPLICABLE TO ACQUISITION, FBOP AND HOLDING COMPANY

     The obligations of Acquisition, FBOP and Holding Company under this Agreement to cause this Agreement to become effective and have the transactions contemplated hereby be consummated are subject to the following terms and conditions:

     (a) Governmental Approvals. To the extent required by applicable law or regulation, the OCC, the Federal Reserve Board, the FDIC and/or such other state or federal agencies whose approval of the transactions contemplated by this Agreement is so required, shall have approved or authorized all of the transactions contemplated by this Agreement in form and under terms not materially burdensome to FBOP or Acquisition. All other statutory or regulatory requirements for the valid consummation of the Transaction shall have been satisfied and all other required governmental consents and approvals shall have been obtained.

     (b) Injunction. The consummation of the Merger shall not have been restrained, enjoined or prohibited by any court or governmental authority of competent jurisdiction. No material litigation or administrative proceeding shall be pending or threatened as of the Effective Time seeking to restrain, enjoin or prohibit the consummation of this Agreement, the Merger or the Transaction.

                           ARTICLE X

                 CLOSING AND CLOSING DOCUMENTS

     (a) Closing. The closing ("Closing") under this Agreement shall be held at the Bank, as promptly as practicable after the fulfillment or waiver of all the terms and conditions contained in Articles VII, VIII, IX and X of this Agreement, or at such other place and time as shall be mutually agreeable to the parties. The required number of fully executed and verified copies of the Articles of Merger shall be filed immediately after the Closing with the Secretary of State of Illinois and the parties shall make all other filings and recordings required by the IL BCA and the CGCL in connection with the Merger.

     (b)      Holding Company Closing Documents.  At the Closing,
Holding Company shall deliver, or cause to be delivered, to
Acquisition:

          (i) A certificate of Holding Company, signed by its President, which shall confirm the compliance by Holding Company with its covenants and agreements contained in this Agreement and the accuracy of the representations and warranties made by Holding Company in this Agreement at and as of the Effective Time as if made at such time and as contemplated by this Agreement.

          (ii) The opinion of Sherman & Lapidus LLP, counsel for Holding Company, dated the Effective Time, and in form and substance satisfactory to FBOP and Acquisition, covering matters customarily treated in similar merger transactions.

          (iii) A certificate of Holding Company's inspector of elections as to the vote taken at the meeting of the holders of shares of Holding Company Common Stock with respect to this Agreement and as to the holders of shares of Holding Company
     Common Stock that shall have demanded payment of the fair value of their shares of Holding Company Common Stock pursuant to the CGCL.

          (iv) Written resignations, effective the Effective Time, of all of the directors and officers of Holding Company.

          (v) Articles of Incorporation and Certificate of Good Standing of Holding Company each certified by the Secretary of State of California within ten (10) days prior to the Closing.

     (c)      Acquisition Closing Documents.  At the Closing,
Acquisition shall deliver, or cause to be delivered, to Holding
Company:

          (i) A Certificate of Acquisition, signed by its President or Vice President, which shall confirm the compliance by Acquisition with its covenants and agreements contained in this Agreement and the accuracy of the representations and warranties made by it in this Agreement at and as of the Effective Time as if made at such time and as contemplated by this Agreement.

          (ii) The opinion of Lord, Bissell & Brook, counsel for Acquisition, dated the Effective Time, and in form and substance satisfactory to Holding Company, covering matters customarily treated in similar merger transactions.

                           ARTICLE XI

                TERMINATION AND TERMINATION FEE

     (a) Termination. This Agreement and the Transaction may be terminated at any time prior to the filing of the Articles of Merger with the Secretary of State of Illinois, whether before or after action by the stockholders of Holding Company as contemplated by Article V(k) of this Agreement and without further approval by the outstanding stockholders of Holding
Company (i) by mutual written consent of the Boards of Directors of Acquisition and Holding Company, (ii) by action of the Board of Directors of Acquisition in the event of a failure of a condition set forth in Article VII of this Agreement as of the time such condition is required hereunder to be fulfilled, (iii) by action of the Board of Directors of Holding Company in the event of failure of a condition set forth in Article VIII of this Agreement as of the time such condition is required hereunder to be fulfilled, or (iv) by action of the Board of Directors of either Acquisition or Holding Company in the event of a failure of a condition set forth in Article IX of this Agreement as of the time such condition is required hereunder to be fulfilled.

     (b) Termination Fee. If Holding Company and Acquisition fail to consummate the Merger and (i) Holding Company enters into a letter of intent, commitment letter or other written agreement with a third party regarding a merger, consolidation, sale of assets or other similar transaction involving Holding Company within twelve (12) months following the termination of the Merger, and (ii) Holding Company shall not have terminated this Agreement by reason of paragraphs (a)(iii) or (iv) above, and
(iii) Acquisition shall not have terminated this Agreement by reason of paragraph (a)(i) above, Holding Company shall, upon consummation of such transaction, promptly pay $2,500,000 to Acquisition, and Holding Company shall have no further liability or obligation to Acquisition with respect to this Agreement.

     (c) Survival of Rights. Except as otherwise provided in paragraph (b) above, nothing in this Article XI or in this Agreement shall be construed as limiting the rights of any party in the event of a breach by any party of this Agreement.

                          ARTICLE XII

     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

     Except for the agreements set forth in Articles I, II(ad), V(j), VII(g), VII(h), XI, XII, XIII(a), XIII(f) and XIII(g), no representations, warranties or agreements shall survive beyond the Effective Time.

                          ARTICLE XIII

                         MISCELLANEOUS

     (a) Payment of Expenses. Except as provided in Article XI, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and incident to the consummation of the Merger and the Transaction, except that in the event that Merger is consummated, Acquisition shall be responsible for $250,000 of the broker fee of Keefe Bruyette &
Woods.

     (b) Commitment to the San Diego Community and to Customers and Employees. Each party acknowledges the importance for it to:
(i) use best efforts in good faith to offer comparable or expanded products and services to customers and to continue the customer service traditions of the parties; (b) continue the tradition of community support within San Diego County; and (c) use best efforts to treat all employees fairly and equitably.

     (c) Entire Agreement. This Agreement (together with the Schedules and Exhibits hereto and the documents referred to herein) contains, and is intended as, a complete statement of all of the terms of the arrangements between the parties with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties with respect to those matters.

     (d) Modifications, Amendments and Waivers. At any time prior to the Effective Time, the parties hereto may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, (c) waive compliance with any of the covenants or agreements contained in this Agreement, or (d) make any other modification of this Agreement approved by the respective Boards of Directors of the parties hereto. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     (e) Assignment. Except as provided in Article I(a) hereto, this Agreement shall not be assignable by any of the parties hereto and shall be construed in accordance with the laws of the State of California.

     (f)      Schedules.  All information set forth in Holding
Company Schedule shall be deemed a representation and warranty of Holding Company as to the accuracy and completeness of such information.

     (g) Press Releases. Except as may otherwise be required by law, no publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made prior to the Effective Time without advance approval thereof by Holding Company and Acquisition. Holding Company and Acquisition will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, the Transaction or any of the transactions contemplated hereby or thereby.

     (h) Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, overnight express service or confirmed facsimile transmission as follows:

             If to Holding Company:   Murray L. Galinson
                                      SDNB Financial Corp.
                                      1420 Kettner Blvd.
                                      San Diego, CA  92101
                                      FAX NO:  (619) 233-7017

             With a copy to:          Lawrence Sherman
                                      Sherman & Lapidus LLP
                                      350 West Ash Street
                                      Suite 1100
                                      San Diego, CA 92101
                                      FAX NO:  (619) 231-8770


             If to Acquisition:       Robert M. Heskett
                                      FBOP Corporation
                                      11 W. Madison Street
                                      Oak Park, IL  60302
                                      FAX NO: (708) 445-3223

             With a copy to:          Edward C. Fitzpatrick
                                      Lord, Bissell & Brook
                                      115 S. LaSalle Street
                                      Chicago, IL  60603
                                      FAX NO: (312) 443-0336




     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.



                                   SDNB FINANCIAL CORP.
Attest:


/s/Howard W. Brotman               By: /s/Murray L. Galinson
                                   Name:  MURRAY GALINSON
                                   Title: PRESIDENT



                                   FBOP ACQUISITION COMPANY
Attest:


/s/Edward C. Fitzpatrick           By: /s/Robert M. Heskett
                                   Name:  R M Heskett
                                   Title: President



                                   FBOP CORPORATION
Attest:


/s/Edward C. Fitzpatrick           By: /s/Robert M. Heskett
                                   Name:  R M Heskett
                                   Title: President

                        AMENDMENT NO. 1
                               TO
                  AGREEMENT AND PLAN OF MERGER


     This Amendment No. 1 (the "Amendment") to Agreement and Plan of Merger by and among SDNB Financial Corp., FBOP Corporation and
FBOP Acquisition Company is made as of November 26, 1996.

                          WITNESSETH:

      WHEREAS, SDNB Financial Corp., FBOP Corporation and FBOP Acquisition Company have entered into an Agreement and Plan of Merger dated as of the close of business on the 12th day of July, 1996 (the "Merger Agreement") (with terms used herein but not otherwise defined having the meanings set forth therein);

      WHEREAS, the Merger Agreement provides for the Holding Company to be acquired by Acquisition through the merger of Holding Company with and into Acquisition upon the terms and conditions contained therein and in accordance with applicable laws (the "Merger");

      WHEREAS, the parties wish to amend the Merger Agreement to provide that Acquisition will be merged with and into the Holding
Company, with the Holding Company, rather than Acquisition, being the Surviving Corporation;

      NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual agreements, promises and covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

      1.    Merger.   Articles I(a), I(b), I(e) and I(f)  of  the
Merger Agreement hereby are deleted in their entirety and replaced by the following:

           "(a) Merger. In accordance with the provisions of this Agreement, the Illinois Business Corporation Act of 1983 (the "IL BCA") and the California General Corporation Law (the "CGCL"), at the Effective Time (as herein defined), Acquisition shall be merged with and into Holding Company and the separate existence of Acquisition thereupon shall cease. Following the Merger, Holding Company shall continue as the surviving corporation ("Surviving Corporation"). At Acquisition's option, the Merger may be structured so that FBOP or another direct or indirect wholly-owned subsidiary of FBOP (such entity, if any, to be included in the definition of "Acquisition") merges into Holding Company; provided, however, that Acquisition shall assign to such entity, and such entity shall assume, all rights and obligations of Acquisition under this Agreement."

          "(b) Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in
     Article X, the parties hereto will file articles of merger (the "Articles of Merger") with the Secretary of State of Illinois and an agreement of merger ("Agreement of Merger") and related officer's certificates with the California Secretary of State, and will make all other filings or recordings required by the IL BCA and the CGCL in connection with the Merger. The Merger shall become effective at such time as (i) the Agreement of Merger is filed with the California Secretary of State, or (ii) at such later time as is specified in the Articles of Merger and Agreement of Merger (the "Effective Time")."

           "(e) Articles of Incorporation. The Articles of Incorporation of Holding Company in effect at the time of the Merger shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided thereunder and in the CGCL."

           "(f) Bylaws. The Bylaws of Holding Company in effect at the time of the Merger shall be the Bylaws of the Surviving Corporation until altered, amended or repealed, as provided thereunder and in the Articles of Incorporation and the CGCL."

     2. Conversion of Shares. The following subparagraph (iii) hereby is added to Article I(i) of the Merger Agreement:

           "(iii) Each share of common stock, par value $1.00 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one share of common stock, no par value per share, of the Surviving Corporation ("Surviving Corporation Common Stock")."

      3.    Supplemental Merger Consideration.  The  Supplemental
Merger Consideration shall be $300,000.

      4. Governing Law; Successors and Assigns. This Amendment shall be governed by and construed in accordance with the internal laws of the State of California to the extent not preempted by applicable federal law. This Amendment shall be binding upon the parties hereto and their respective heirs, successors, or representatives.

      5. Ratification. The Merger Agreement and all of the documents referred to therein or contemplated thereby hereby are amended such that all references therein to the Merger Agreement are deemed to include this Amendment. The Merger Agreement as amended hereby shall remain in full force and effect.

      6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original hereof and all of which together shall constitute one and the same document.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above written.



                                   SDNB FINANCIAL CORP.


                                   By:/s/Murray L. Galinson
                                   Name: Murray L. Galinson
                                   Title: President and CEO


                                   FBOP ACQUISITION COMPANY


                                   By:/s/Robert M. Heskett
                                   Name: Robert M. Heskett
                                   Title: President


                                   FBOP CORPORATION


                                   By:/s/Robert M. Heskett
                                   Name: Robert M. Heskett
                                   Title: President

                               APPENDIX "B"



          OPINION OF KEEFE, BRUYETTE & WOODS, INC. DATED JANUARY 17, 1997

                             (KBW LETTERHEAD)


                                           January 17, 1997

The Board of Directors
SDNB Financial Corp.
1420 Kettner Boulevard
San Diego, CA  92101

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common shareholders of SDNB Financial Corp. ("SDNB") of the consideration in the proposed merger (the "Merger") of FBOP Acquisition Company ("FBOP Acquisition") with and into SDNB, which will survive the merger as a wholly-owned subsidiary of FBOP Corporation ("FBOP") pursuant to the Agreement and Plan of Merger, dated as of July 12, 1996, among SDNB, FBOP and FBOP Acquisition Company (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of common stock, no par value, of SDNB (the "Common Shares"), other than shares for which dissenter's rights have been duly asserted and perfected in accordance with California law, will be converted into the right to receive the Per Share Merger Consideration as defined in the Agreement which will consist of a cash payment per share (in a range of $8.00 to $8.03), without interest, subject to adjustment, all as more fully described in the proxy statement mailed to shareholders of SDNB in connection with the special meeting of shareholders.

     Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, SDNB and FBOP, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of SDNB for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to SDNB.
We have acted for the Board of Directors of SDNB in rendering this fairness opinion and will receive a fee from SDNB for our services.

     In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of SDNB and FBOP and the Merger, including among other things, the following: (i) the Agreement; (ii) the proxy statement for the special meeting of shareholders of SDNB to be held in connection with the Merger dated January 17, 1997; (iii) the Annual Reports to Shareholders and Annual Reports on Form 10-K for the three years ended December 31, 1995 of SDNB and the audited financial statements of FBOP for the corresponding periods; (iv) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of SDNB and certain interim reports to banking and regulatory authorities of FBOP, and certain other communications from SDNB and FBOP to their respective
shareholders; and   (v)  other financial information concerning the
businesses and operations of SDNB and FBOP furnished to us by SDNB and FBOP for purposes of our analysis. We have also held discussions with senior management of SDNB and FBOP regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for SDNB with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of SDNB and FBOP as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such management's and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managments. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for SDNB and FBOP are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of SDNB or FBOP , nor have we examined any individual credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others,
the following:   (i)  the historical and current financial position
and results of operations of SDNB and FBOP ;   (ii)  the assets and
liabilities of SDNB and FBOP; and   (iii)  the nature and terms of
certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received in the Merger is fair, from a financial point of view, to holders of the Common Shares.

                                   Very truly yours,

                                   /s/Keefe, Bruyette & Woods, Inc.
                                   Keefe, Bruyette & Woods, Inc.

                               APPENDIX "C"



        CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

                                                       Appendix C

      Section    1300.   Reorganization  or  short-form   merger;
dissenting  shares; corporate  purchase  at  fair  market  value;
definitions

      (a)   If  the  approval  of the outstanding shares (Section
152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

      (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

            (1)    Which  were  not  immediately  prior  to   the
reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

            (2)    Which  were outstanding on  the date  for  the
determination   of  shareholders  entitled   to   vote   on   the
reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by
Section 1201 is sought by written consent rather than at a meeting.

            (3)    Which the dissenting  shareholder has demanded
that the corporation  purchase  at their fair market  value,   in
accordance with Section 1301.

            (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

      Section 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under
Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.


      1302.    Submission  of share certificates for endorsement;
uncertified securities

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

      1303.    Payment of agreed  price  with interest; agreement
fixing fair market value; filing; time of payment

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

      1304.    Action to determine  whether shares are dissenting
shares  or fair market value; limitation; joinder; consolidation;
determination of issues; appointment of appraisers

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

      1305.    Report of appraisers;  confirmation; determination
by court; judgment; payment; appeal; costs

      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

      1306.    Prevention  of   immediate   payment;   status  as
creditors; interest

      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

      1307.    Dividends on dissenting shares

      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

      1308.    Rights  of  dissenting  shareholders  pending
valuation; withdrawal of demand for payment

      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

      1309.    Termination of dissenting share and  shareholder
status

      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

      (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

      (b)   The  shares are transferred prior to their submission
for   endorsement  in  accordance  with  Section  1302   or   are
surrendered for conversion into shares of another class in accordance with the articles.

      (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

      1310.    Suspension  of right to  compensation or valuation
proceedings; litigation of shareholders' approval

      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

      1311.    Exempt shares

      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

      1312.    Right  of  dissenting shareholder to  attack,  set
aside or rescind merger or reorganization; restraining order or injunction; conditions

      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision
(b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and
(2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                               APPENDIX "D"



             ANNUAL REPORT TO SHAREHOLDERS OF THE COMPANY
                 FOR THE YEAR ENDED DECEMBER 31, 1995

SDNB Financial Corp. Annual Report 1995 cover page.
(Cover page includes four graphics illustrating concepts of Diversification, International, Community and Branching Out.)

DIVERSIFICATION, GROWTH AND PROFITABILITY SIGNIFY THE SUCCESS OF SDNB FINANCIAL CORP. IN 1995. WE COMMISSIONED TOM VOSS, A LOCAL SAN DIEGO ILLUSTRATOR, TO CREATE ART THAT REPRESENTS FOUR AREAS OF ACHIEVEMENT FOR SDNB FINANCIAL CORP. EACH WORK OF ART DEPICTS A SEGMENT OF OUR GROWTH THROUGH THE EYES OF THE ARTIST. AS A SUPPORTER OF THE SAN DIEGO COMMUNITY AND THE ARTS, WE ARE PROUD TO DISPLAY THE ORIGINAL ART IN OUR DOWNTOWN OFFICE.




                            SELECTED FINANCIAL DATA


                               1995      1994      1993      1992      1991
FOR THE YEAR, IN THOUSANDS

Total interest income       $12,743   $11,818   $11,930   $12,334   $15,116
Net interest income           9,527     8,912     8,571     8,321     8,468
Securities gains, net            11         0         0        25        80
Provision for loan losses       200     1,850     2,950     1,320     1,270
Net income (loss)               212      (159)   (2,562)   (2,211)     (511)

AT YEAR END, IN THOUSANDS

Assets                     $178,572  $173,185  $170,693  $194,689  $205,232
Deposits                    140,409   138,276   138,150   164,739   154,979
Loans, net                   90,329    94,910   108,511   130,010   119,817
Investment securities        34,441    27,231    30,227    17,943    15,006
Long term obligations         7,989    10,158    10,379    10,630    10,881
Shareholders' equity         16,686     8,969     9,488    12,050    14,261

PER SHARE

Net income (loss)             $0.10    ($0.10)   ($1.67)   ($1.44)   ($0.33)
Cash dividends paid            0.00      0.00      0.00      0.00      0.08
Shareholders' equity           5.43      5.83      6.17      7.83      9.27

                           LETTER TO OUR SHAREHOLDERS


     Dear Shareholders, it is fair to say this was a very significant year! In 1995, SDNB Financial Corp's vision for expansion and diversification became a reality. We welcomed 300 new shareholders and gave thanks to 700 existing shareholders who reconfirmed their support by participating in our capital offering. Our capital grew from $9 million to $16.7 million. We also refinanced the San Diego National Bank headquarters building, increasing the book value of each share of stock by 48 cents.
     Good news from the bottom line: 1995 brought a significant turn in profits for the holding company and San Diego National Bank. SDNB Financial Corp enjoyed earnings of $212,000, a dramatic improvement over 1994's loss of $159,000. The bank gave a stellar performance with increased earnings of $989,000, compared to the year-earlier profits of $328,000.
     1995 brought to a close the final chapter and costs of the Pioneer Mortgage Company litigation.
     We believed 1995 was ripe for capturing the disgruntled and besieged victims of the megamerger frenzy going on with San Diego banks. For those who did not find "bigger to be better," San Diego National Bank offered itself as the friendly alternative to the corporate indifference of large banks. While giant banks wrestled for turf and acquisitions, we concentrated on building our assets by meeting the needs of customers.
     Innovative product lines and state-of-the-art banking technologies were designed to match businesses with industry-sensitive services tailored to specific types of businesses. For example, we created a package of services for property management companies and home owners associations to meet their individual processing needs. In addition to building on our solid customer following in the legal, medical and accountancy professions, we branched out into select new areas, like manufacturing and wholesaling.
     At the end of the year, we proudly announced our new international division. Concerned that San Diego would miss the boat without local financial institution backing to ensure local entrepreneurs the necessary support to compete, we decided to get involved. This was done with the recognition that this new area is for serious bankers - bankers who are willing to do everything it takes to extend themselves in assisting local companies to enter the global market place.
     We are excited by the staff (continued on page 6)

(Graphic picture illustating Diversification & Growth)

                          Diversification & Growth

1995 WAS A PROSPEROUS YEAR FOR SDNB FINANCIAL CORP. THE ANNUAL HARVEST BROUGHT DIVERSIFICATION AND GROWTH IN SERVICES, NEW FINANCIAL MARKETS AND PROFITS. THE MANY DIFFERENT FRUITS OF OUR LABOR WERE REALIZED WHEN WE OPENED OUR NEW INTERNATIONAL DEPARTMENT AND AN OFFICE IN THE SOUTH BAY.

(Graphic picture illustating International)

                                International

SDNB FINANCIAL CORP. LOOKED TO THE FUTURE AND PLANTED SEEDS THAT WOULD
ALLOW SAN DIEGO AND THE COMPANY TO PARTICIPATE IN THE EMERGING GLOBAL ECONOMY. THE NEWLY-OPENED INTERNATIONAL DEPARTMENT NOT ONLY FILLS A VOID IN SAN DIEGO'S FINANCIAL COMMUNITY, BUT ESTABLISHES OUR PRESENCE IN AN EVOLVING AND FERTILE MARKET.

(Graphic picture illustating Branching Out)

                                 Branching Out

NEW BRANCHES ARE A FIRST SIGN OF GROWTH. A SIGN OF OUR GROWTH BEGINS WITH OUR NEW BRANCH IN CHULA VISTA, STRENGTHENING OUR COMMITMENT TO SERVING THE GREATER SAN DIEGO REGION AND YIELDING NEW BUSINESS OPPORTUNITIES BOTH FOR THE COMPANY AND THE SOUTH BAY.

(Graphic picture illustating Community)

                                 Community

DEEPLY ROOTED IN THE COMMUNITY AND REMEMBERING THE IMPORTANCE OF GIVING BACK TO OUR COMMUNITY, THE PEOPLE OF SDNB CONTINUED TO EXPAND SERVICE AND PARTICIPATION IN BETTERING THE QUALITY OF LIFE IN SAN DIEGO THROUGH INVOLVEMENT IN SOCIAL AND HEALTH SERVICE ORGANIZATIONS, THE ARTS AND CIVIC PROGRAMS.

                         LETTER TO OUR SHAREHOLDERS
                           Continued from page 1


and resources we have put together, as well as the challenge and opportunity international banking offers, for both the San Diego business community and your company.
     Our expansion and diversification of product lines, services and markets culminated with the opening of our new South Bay office, located in Chula Vista. Always a good customer source for the bank, the timing and proximity to the international border and developing manufacturing and wholesale clientele was a perfect fit. We expect great things from this enthusiastic and energetic office.
     The courier service continued to extend our customer reach countywide. San Diego National Bank and courier banking have become synonymous, setting the standard for bringing banking to the office.
     For SDNB employees, directors and management, service to the community extended past closing time and beyond banking business. As San Diego's leading community bank, we invested in the civic, charitable, arts and culture infrastructure that make up the heart of our community. Time, expertise and monetary contributions went to more than 100 charities and organizations.
     None of this would have been possible without your faith and vision. The vision that became reality in 1995 was also the result of top-notch banking professionals, working together with a collective mission of excellence and service.
     Looking to superior achievements every year, we are pleased to announce a number of promotions. Robert Horsman has been named President of San Diego National Bank, and Joyce Chewning, Executive Vice President. Howard Brotman will join the Board Of Directors of SDNB Financial Corp and Mark Mandell will be joining the senior management team of the bank, along with Ron Bird, Senior Vice President and Director of the Business Services Department.
     It was a great year.  Thanks to all of you for sharing it with us.


Sincerely,


/s/ Murray L. Galinson
MURRAY L. GALINSON
PRESIDENT AND CEO
(picture of Murray L. Galinson next to his signature)

/s/ Charles I. Feurzeig
CHARLES I. FEURZEIG
CHAIRMAN OF THE BOARD
(picture of Charles I. Feurzeig next to his signature)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS
                    SDNB Financial Corp. and Subsidiaries


OVERVIEW
The operations and financial condition of the Company improved substantially during 1995. The Company recorded a profit in 1995 of $212,000 compared to losses of $159,000 and $2,562,000 in 1994 and 1993, respectively. In addition to the return to profitability, the Company also benefited by:
  1.  A successful capital infusion program which added a net of $5.7 million to capital.
  2. Refinancing of the mortgage on the San Diego National Bank Building which resulted in a gain of $1.46 million credited to shareholders' equity.
  3.  Settlement of the long standing Pioneer Mortgage litigation against
San Diego National Bank.
  4.  Opening of the new South Bay Office and International Department of
the Bank.
     For the past several years, the Company and the Bank had been adversely affected by a number of factors emanating primarily from the condition of the economy in San Diego. These factors, which are more fully described herein, have included:
  a.  The continued need for a high loan loss provisions.
  b.  OREO losses and expenses from higher than normal levels of OREO property.
  c. Reduction in the level of the loan portfolio resulting from continuing low loan demand.
     Additionally, the Company has incurred substantial expense in connection with legal fees and provisions for settlement costs of the Pioneer Mortgage litigation (see "Other Non-Interest Expenses").
     Loan loss provision and OREO losses and expenses were reduced dramatically in 1995 and as cited above, the Pioneer Mortgage litigation has been settled, although there was still substantial expense in 1995.
     While the Company reports a profit in 1995 and a much reduced loss in 1994 than in 1993, there can be no assurances of the factors noted above, or other factors, will not continue to adversely impact the Company and the Bank. Discussion of the individual elements of the Company's operations is contained in subsequent sections of this report.

Liquidity and Asset/Liability Management
By the nature of its commercial/wholesale focus, the Bank has moderate interest-rate risk exposure in a declining-rate environment. This phenomenon can be seen in the "Static Gap Summary" (Table 1). At
December 31, 1995, approximately 70% of the Bank's earning assets adjust immediately to changes in interest rates. Within three months, this increases to 86% of earning assets. Consequently, the Bank utilizes deposit liabilities that also adjust relatively quickly. Within the same three-month period, approximately 92% of the Bank's interest-bearing liabilities (mostly deposits) adjust to current rates.
     The Bank's cumulative gap position at the three month repricing interval has increased approximately $10.8 million, or 43% from $26.0 million at December 31, 1994 to $35.8 million at December 31, 1995. Volume of assets and liabilities have both increased from the year earlier. Increases of $13.0 million in securities and $4.5 million in deposits are partially offset by a decrease of $1.2 million in loans within the three month horizon.
     During February 1995, the Bank entered into an interest rate swap to hedge against the effects on income of falling interest rates. If the prime interest rate falls below eight percent during the life of the contract, the Bank will receive payments amounting to the difference between the then existing prime rate and eight percent on the contract amount of $20 million. These payments continue while the prime interest rate stays below eight percent or until expiration of the contract, February 3, 1998. This contract helps to stabilize the Bank's net interest spread which, absent any hedge, decreases during periods of rapidly falling interest rates. To date, there have been no payments received under this contract.
     The Bank's liquidity needs are projected by comparing anticipated funding needs against current resources and anticipated deposit growth.
Any current surplus of funds is invested to maximize income while maintaining safety and providing for future liquidity.
     During the year ended December 31, 1995, cash and cash equivalents increased $3.6 million. Operating activities provided $1.2 million during the period. Approximately $2.3 million was used by investing activities.
The two major components were net investment of $6.5 million in securities ($27.1 million purchases of securities offset by $20.6 million of sales, maturities, and calls) and decrease in gross loans totaling $4.3 million. Financing activities provided $4.7 million during the period. Deposits increased $2.1 million while borrowings decreased $3.1 million. The issuance of new stock during the year provided a net amount of $5.7 million.
     Liquidity is provided on a daily basis by federal funds sold and on a longer-term basis by the structuring of the Bank's investment portfolio to provide a steady stream of maturing issues. Additionally, the Bank may raise additional funds from time to time through money desk operations or via the sale of loans to another institution.
     The Bank has never purchased high-yield securities or participated in highly-leveraged transactions.


TABLE 1. STATIC GAP SUMMARY
DECEMBER 31, 1995

                                       Immediately                                       Non-rate
                                       Adjustable     1 Day                              Sensitve
                                        Or 1 Day     Through    3 Through   6 Through    And Over
(In thousands)                          Maturity    3 Months    6 Months    12 Months    12 Months     Total
Loans (net)                              82,630       1,881         982        1,263      5,575       92,331
Investment securities                         -      22,580       1,963        1,001      8,425       33,969
Certificates of deposit in other banks        -           -       1,490          793          -        2,283
Federal funds sold                       24,700           -           -            -          -       24,700

   Total interest earning assets        107,330      24,461       4,435        3,057     14,000      153,283

   Non-interest earning assets                -           -           -            -     14,367       14,367
Total assets                            107,330      24,461       4,435        3,057     28,367      167,650

Deposits:
  Savings, NOW accounts and
    money markets                        68,330           -           -            -          -       68,330
  Time deposits                               -      14,762       4,680        3,157        136       22,735

Total deposits                           68,330      14,762       4,680        3,157        136       91,065

Securities sold under agreement
  to repurchase                          12,934           -           -            -          -       12,934

  Total interest bearing liabilities     81,264      14,762       4,680        3,157        136      103,999

  Non-interest bearing liabities              -           -           -            -     50,036       50,036
  Shareholders' equity                        -           -           -            -     13,615       13,615

Total liabilities and shareholders'
  equity                                 81,264      14,762       4,680        3,157     63,787      167,650

Interest rate sensitivity gap            26,066       9,699        (245)        (100)   (35,420)
Cumulative interest rate sensitivity gap 26,066      35,765      35,520       35,420          -


Capital Resources
Since its initial capitalization in 1981, the Company had relied primarily on internally generated income to fund its growth and provide for depositor protection. During 1994, the Company concluded that additional capital would be beneficial and proposed a plan for additional capitalization which was approved by regulatory authorities on March 9, 1995, and by the shareholders of the Company on March 17, 1995. The plan encompassed the following steps:
  1. Sale of 510,121 newly issued shares of the Company's Common Stock to two limited partnerships managed by WHR Management Corp. ("WHR") at $4.34 per share for a gross amount of $2,213,925. This step was completed on March 28, 1995.
  2. A rights offering to existing shareholders and, pursuant to a best-efforts underwriting agreement, to third parties encompassing 769,582 shares of newly issued Common Stock at a subscription price of $4.34 per share for a gross amount of $3,339,986. This step was completed on September 28, 1995.
  3. Sale to WHR of an additional 255,193 newly issued shares of Common Stock at $4.34 per share for a gross amount of $1,107,538. This step was completed on October 6, 1995.
     Additionally, in 1995 the Company issued the following warrants to purchase shares of Common Stock:
  1. A warrant to purchase 37,363 shares at $4.34 per share to Torrey Pines Securities, Inc. pursuant to a Rights Agent Agreement as further compensation for its services in connection with the rights offering to existing shareholders.
  2. A warrant to purchase 150,000 shares at a price of $5.44 per share to PKH Kettner Investors, LLC as additional consideration for granting a loan secured by a first trust deed on the Bank Building.
     The net proceeds from the sale of Common Stock have been used for general corporate purposes which include the following:
  1.  $250,000 loan to San Diego National Bank Building Joint Venture
("Joint Venture") which in turn made a partial payment on a note (the "PV Note") owed to PVCC, Inc. which was secured by a second trust deed on the Bank Building. PVCC, Inc. is a corporation controlled by Charles I. Feurzeig, chairman of the Company's Board of Directors.
  2. $630,000 to pay off Company notes payable which included $390,000 due to officers and/or directors of the Company.
  3. $1,125,640 to purchase customer notes from the Bank, at par, which were then assigned to the Joint Venture, which in turn assigned the notes to PVCC, Inc. as further payment of the PV Note.
  4. $1,188,172, which along with $8,000,000 in proceeds of a new note secured by a first trust deed on the Bank Building, to refinance the Bank Building, paying $8,579,000 to WHR (and realizing a prepayment discount of $1,579,000) and $524,360 to pay the balance of the PV Note.
  5.  $1,000,000 additional invested in San Diego National Bank.
     The remaining proceeds will be used for general corporate purposes, which may include investments in or extensions of credit to the Company's subsidiaries, reduction of existing debt, or financing possible future acquisitions of other banking institutions or related businesses.

At the present time, the Company does not have any specific plans, agreements or understandings, written or oral, pertaining to the proposed acquisition of any banking institution or related business.
     As a national bank subject to the regulation of the Office of the Comptroller of the Currency (the "Comptroller"), the Bank is subject to legal limitations on the source and amount of dividends it is permitted to pay to the Company. The approval of the Comptroller is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by the Comptroller, for that year, combined with its retained net profits for the preceding two years. As of January 1, 1996, the Bank had available for dividends approximately $1,370,000 without the approval of the Comptroller. The payment of dividends by the Bank may also be affected by other factors, such as requirements for the maintenance of adequate capital. In addition, the Comptroller and the Federal Deposit Insurance Corporation (the "FDIC") are authorized to determine under certain circumstances relating to the financial condition of a national bank whether the payment of dividends would be an unsafe or unsound banking practice and to prohibit payment thereof. Finally, under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), an insured depository institution is prohibited from making any capital distribution to its owner, including any dividend, if, after making such distribution, the depository institution fails to meet the required minimum level for any relevant capital measure, including the risk-based capital adequacy and leverage standards discussed under "Capital" below.
     The Company and the Federal Reserve Bank of San Francisco ("Reserve Bank") entered into an agreement on November 20, 1992, pursuant which the Company must obtain the approval of the Reserve Bank prior to, among other actions, the declaration of any cash dividends.
     The Comptroller has established a framework for supervisory requirements of national banks based upon capital ratios. Based upon this framework, a bank's capitalization is defined as well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. Under the Comptroller's framework a bank is well capitalized if its ratios are greater than or equal to 6% and 10% for tier 1 capital and risk weighted capital, respectively. As of December 31, 1995, the Bank was considered "well capitalized".
     The Federal Reserve Board ("Reserve Board"), as the regulatory body of the Company, has capital ratio requirements. Under the Reserve Board's Capital Adequacy Guidelines, all bank holding companies should meet a minimum ratio of qualifying total capital to weighted-risk assets of 8 percent, of which at least 4.0 percentage points should be in the form of tier 1 capital.
     The Reserve Board and the Comptroller have also imposed a leverage standard to supplement their risk-based ratios. This leverage standard focuses on a banking institution's ratio of Tier 1 capital to average total assets adjusted for goodwill and other certain items. Under these guidelines, banking institutions that meet certain criteria, including excellent asset quality, high liquidity, low interest rate exposure and good earnings, and have received the highest regulatory rating must maintain a ratio of Tier 1 capital to total assets of at least 3%. Institutions not meeting this criteria, as well as institutions with supervisory, financial or operational weaknesses, along with those experiencing or anticipating significant growth are expected to maintain a Tier 1 capital to total assets ratio equal to at least 4% to 5%.
     As reflected in the following table, the risk-based capital ratios and leverage ratios of the Company and the Bank as of December 31, 1995, exceeded the fully phased-in regulatory risk-based capital adequacy guidelines and the leverage standard.


Capital Components and Ratios


                                       December 31, 1995    December 31, 1994
(dollars in thousands)                 Company      Bank    Company      Bank
Capital Components:Tier 1 Capital     $16,726    $13,656    $9,329    $11,667
Total Capital                          18,207     15,006    10,868     13,081
Risk-weighted assets
  and off-balance
  sheet instruments                   117,967    107,310   122,833    112,672
Tier 1 risk-based:
Actual                                 14.18%     12.73%     7.59%     10.35%
Required                                4.00%      6.00%     4.00%      6.00%
Excess                                 10.18%      6.73%     3.59%      4.35%
Total risk-based:
Actual                                 15.43%     13.98%     8.85%     11.61%
Required                                8.00%     10.00%     8.00%     10.00%
Excess                                  7.43%      3.98%      .85%      1.61%
Leverage:
Actual                                  9.37%      8.43%     5.33%      7.09%
Required                                5.00%      5.00%     5.00%      5.00%
Excess                                  4.37%      3.43%      .33%      2.09%

Investment Securities
As reflected in the consolidated financial statements and in the accompanying notes thereto, the investment portfolio of the Bank has recovered a substantial portion of the loss in market value experienced in 1994. That loss was due to higher interest rates during 1994, compounded by adverse market conditions for "structured notes" and other derivative securities. Management believes that there is sufficient current liquidity and available sources of liquidity to allow all structured notes (which are issued by United States government agencies) to mature as scheduled and thus avoid realization of any material amount of loss due to decline in market value.

Net Interest Income/Net Interest Margin
Net interest income for 1995 was $9,527,000 compared to $8,912,000 for 1994 and $8,571,000 for 1993, which represents increases of 7% and 4%, respectively.
     Net interest income is determined by the spread of earnings on assets over the cost of funds. The three-year history is shown in the following chart:

                                        1995        1994        1993
NET INTEREST SPREAD
Yield on average earnings assets
  (taxable equivalent)                  9.12%       7.75%       7.60%
Cost of funds                           2.29%       1.89%       2.11%
Net interest spread                     6.83%       5.86%       5.49%


TABLE 2.  VOLUME/RATE VARIANCE ANALYSIS

                           1995 COMPARED TO 1994       1994 COMPARED TO 1993          1993 COMPARED TO 1992
                           Volume   Rate   Total       Volume   Rate   Total          Volume   Rate   Total

INCREASE (DECREASE) IN INTEREST ON EARNING ASSETS:

Loans
  Commercial loans         (856)  1,159     303      (1,320)    316  (1,004)          (466)     36    (430)
  Real estate loans         (71)    351     280        (275)    452     177            258    (269)    (11)
  Installment loans         (20)     27       7         (25)    (52)    (77)           (51)     71      20

    Total loans            (947)  1,537     590      (1,620)    716    (904)          (259)   (162)   (421)

Investment securities
  U.S. Treasury securities   73      60     133          18      18      36             (5)    (58)    (63)
  Securities of government
    agencies               (109)    132      23         312      67     379            376     (82)    294
  State and political
    obligations            (167)    (14)   (181)        130    (139)     (9)           (25)     (5)    (30)
  Other securities           61       3      64         (13)     (3)    (16)           (65)     19     (46)

    Total investment
      securities           (142)    181      39         447     (57)    390            281    (126)    155

Certificates of deposit
  in other bank              42      32      74          (1)     (3)     (4)           (78)    (27)   (105)
Federal funds sold         (127)    299     172         172     196     368             19     (63)    (44)

    Total interest
      income change      (1,174)  2,049     875      (1,002)    852    (150)           (37)   (378)   (415)


INCREASE (DECREASE) IN INTEREST PAID ON LIABILITIES:


Interest on deposits
  Savings, NOW accounts,
    and money markets       (49)    314     265         158      90     248           (194)   (279)   (473)
  Other domestic
    time deposits          (170)    336     166        (794)   (103)   (897)            76    (326)   (250)

    Total interest on
      deposits             (219)    650     431        (636)    (13)   (649)          (118)   (605)   (723)

Securities sold under
  agreement to repurchase and
  federal funds purchased  (129)     17    (112)        171      11     182            101     (60)     41

Short-term debt             (64)     32     (32)          5      30      35             29     (10)     19

Long-term debt              (18)    194     176         (15)    (37)    (52)           (20)   (140)   (160)

    Total interest expense
      change               (430)    893     463        (475)     (9)   (484)            (8)   (815)   (823)

    Net change in net
      interest income      (744)  1,156     412        (527)    861     334            (29)    437     408

Note: Change in interest income or expense can be attributed to (a) changes in volume (change in volume times old rate), (b) changes in rate (change in rate times old volume),and (c) changes in rate/volume (change in rate times the change in volume).
The rate/volume variances are allocated proportionally between the rate and the volume variances based on their absolute values.



     Since the vast majority of the Bank's loans (91% at December 31, 1995) are at variable rates, changes in the prime interest rate impact the yield shown above. The Wall Street Prime interest rate during this period was as follows:

                                        1995        1994        1993
High                                    9.00%       8.50%       6.00%
Low                                     8.50%       6.00%       6.00%
Average                                 8.83%       7.14%       6.00%

     In addition to interest rates, changes in the volumes of assets and liabilities also affect net interest income. The volume/rate variance analysis (Table 2) shows the change in net interest income that is attributable to changes in volume versus changes in rates. As reflected in Table 2, net interest spread is affected by several factors, including:
  1. The reduction of average loan balances, which began in 1993, continued during 1995, resulting in a substantial decrease in interest earned based on volume.
  2. The amount of time deposits has declined from $45.3 million average in 1993 to $18.5 million average in 1995. The decline in time deposits is attributable to two major factors:
    a. In response to slowing loan demand, the Bank priced "money desk" certificates of deposit unattractively, assuring that those funds already in the Bank would be withdrawn at maturity.
    b. Continuing depositors have apparently chosen to shift to the more flexible money market accounts as the interest rate differential between those accounts and time certificates diminished.

Loans and Allowance and Provision for Loan Losses
Management employs a 'migration analysis method' to establish the required amount of loan loss allowance. This process tracks realized loan losses back through the prior two years to estimate loss exposure on the classified and unclassified loan portfolios. Additionally, loss experience is tracked in pools of loans with similar characteristics to estimate the loss exposure unique to various loan types. The measured loss exposure is then applied to the current loan portfolio and further adjusted for 'qualitative factors' such as:
  Changes in the trends of the volume and severity of past due and classified loans; and trends in the volume of non-accrual loans, troubled debt restructurings and other loan modifications;
  Changes in the nature and volume of the portfolio;
  Changes in the experience, ability, and depth of lending management and staff;
  Changes in lending policies and procedures, including underwriting standards and collections, charge-offs and recovery practices;
  Changes in national and local economic and business conditions and developments, including the condition of various market segments;
  The existence and effect of any concentrations of credit, and changes in the level of such concentrations;
  Changes in the quality of the loan review system and the degree of oversight by the Board of Directors; and
  The effect of external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the current portfolio.
     This method of establishing loan loss reserves complies with the policies of the Office of the Comptroller of the Currency as reflected in Banking Circular 201, revised, dated February 20, 1992, and in Banking Bulletin 93-60, dated December 21, 1993. The Company began testing this new method during 1992 and comparing its results to results reached by the previously existing procedures employed by the Company. The test proved that the two methods were comparable, and the Company adopted the new migration analysis method during 1993.
     Evaluation and classification of problem loans is an ongoing process involving grading by loan officers, evaluation by the credit administration department of the Bank, and a review on a regular basis by an independent loan review firm. Additionally, in response to the problems in the economy and increases in the level of classified loans, in 1993 the Bank established a Special Assets Department to deal solely with problem loans including identification, modification where appropriate, and early recognition of loss potential. The introduction of the Special Assets Department has resulted in improved early recognition of problem loans and opportunity to restructure them, thereby increasing the amount of loans reported as nonperforming (both those that are current in payment and those that are not current), but improving the collection record on such loans. The migration analysis adequately recognizes the loss potential included in those credits.
     Accordingly, the Company believes its method for establishing the loan loss allowance is sound. But no method, however valid, can consistently predict future events with complete accuracy. In recent years, several factors used by the Bank to establish loan loss allowances have been subject to considerable volatility, and this in turn has affected the volatility of nonperforming loans, charge-offs, and the coverage ratio. In addition, the Bank's method of reporting, particularly its conservative listing of loans as nonperforming, is not always an accurate indicator of actual future losses.
     The economy in San Diego suffered a sharp downturn in recent years, particularly in the real estate market. The Bank is a community bank with a relatively small loan portfolio comprised of mostly commercial/real estate loans that tend to be individually larger in amount than loans made by retail banks. As a result of these and other factors, the Bank can experience large swings in nonperforming loans, charge-offs, and the coverage ratio when one or a few loans are transferred from one category to another. These factors are not reasons for changing a valid method of determining loan loss allowances and are not always accurate predictors of losses, but they do have short-term effects on those allowances and related reported figures.
     Significant components of the loan loss charge-offs in 1994 ($1.2 million of a total of $2.4 million) and in 1993 ($660,000 of a total of $2.7 million) were attributable in each year to a single loan which became a problem loan late in the year. In both cases, the Bank responded with a partial charge-off, consistent with its conservative reporting of problem loans.
     Conservative reporting of nonperforming loans is a useful management tool, but it is not always a good predictor of loan losses (nor is it intended to be) and there is no direct correlation between nonperforming loans and the proper level of loan loss reserves (nor should there be). As the following chart shows, a significant portion of the loans reported as "nonperforming" are in fact performing in that payments on those loans are current. (See the percentages in the final line of the chart.) Also, many of the Bank's loans are collateralized (84% were collateralized at December 31, 1995), and that collateral can improve the recovery on troubled loans.

Loans reported as non-performing at December 31:

(in thousands)                          1995        1994        1993
CURRENT AND NONCURRENT
Non-accrual loans                      6,969       6,046       5,343
Restructured loans (still accruing)    1,364       2,316       3,162
Loans 90 days past due                    93          20         481
                                       8,426       8,382       8,986
Other real estate owned                  181         268       1,050
Total                                  8,607       8,650      10,036

NONCURRENT
Non-accrual loans                      3,160       1,276       3,373
Restructured loans (still accruing)        0           0           0
Loans 90 days past due                    93          20         481
                                       3,253       1,296       3,854
Other real estate owned                  181         268       1,050
Total                                  3,434       1,564       4,904
Loans reported as nonperforming
  but which are current, as a
  percentage of total loans reported
  as nonperforming                        61%         82%         51%

Miscellaneous Other Operating Income
During 1994, the Bank and its directors' and officers' insurer settled their dispute regarding the Bank's legal and settlement costs in the Pioneer Mortgage federal class action and state court cases (see notes to consolidated financial statements). Under the terms of the settlement, the insurer paid the Bank $712,500 (in addition to the $750,000 the insurer had previously advanced toward the Bank's settlement with the plaintiffs) which was credited to miscellaneous other operating income.

Other Non-Interest Expenses
Included in other non-interest expenses are the following:
  1. Legal fees and settlement costs (and provisions therefor) in connection with the Pioneer Mortgage Company and Pioneer Liquidating Corporation litigation:

                 In 1995    $988,000
                 In 1994    $504,000
                 In 1993    $592,000

     Matters pertaining to the federal class action and state court cases resulting from the 1991 Pioneer Mortgage Company litigation, including the Bank's claim against its insurer, have been settled. The 1993 litigation brought by Pioneer Liquidating Corporation was settled in 1995.
  2.  Other Real Estate Owned ("OREO") losses and expenses:
                 In 1995    $129,000
                 In 1994    $462,000
                 In 1993    $754,000

     OREO property, which peaked at approximately $5 million in 1991, continued to decline in 1995 (to $181,000 at December 31, 1995) as Management continued vigorous efforts to dispose of repossessed property. Management expects that there will be other repossessions in the future but intends to continue to dispose of such properties as quickly as is prudent.
  3. Miscellaneous expense in 1993 includes provision for a loss in the amount of $500,000 due to an unfavorable arbitration decision which required the Bank to rescind the 1988 sale of a single family residence which it had taken in foreclosure in 1987. The property was resold in 1994.

Subsidiary Data
San Diego National Bank. The Bank earned $989,000 in 1995 and $382,000 in 1994 compared to a loss of $1,870,000 in 1993. Return on average assets
(ROA) was 0.65%, 0.23%, and (1.07%), respectively.  Return on average equity
(ROE) was $8.07%, 3.20%, and (14.65%), respectively. The reasons for the change in Bank earnings have been enumerated in the preceding pages.
     See notes to the consolidated financial statements and "Capital Resources" for information regarding the Bank's capital ratios.

San Diego National Bank Building Joint Venture. The Joint Venture recorded pre-consolidation gross building revenues of $1,947,000, $2,046,000, and $2,048,000 in 1995, 1994, and 1993, respectively, resulting in pre-consolidation pre-tax losses of $769,000, $447,000, and $453,000, respectively. Depreciation and amortization expenses were $601,000,
$636,000, and $640,000 in 1995, 1994 and 1993, respectively. The increased loss in 1995 is attributable primarily to the reduced revenues (see discussion below) and increased interest payable to the Company on advances used to pay down the building mortgage loans, which is eliminated from the financial statements in consolidation (see "Capital Resources").
     At the beginning of the Joint Venture, the limited partners' share of its losses were charged against the investment capital accounts of the limited partners.  During 1990, these capital accounts reached zero, requiring the Company to absorb additional operating losses of approximately $288,000 in 1995, $168,000 in 1994 and $194,000 in 1993 which would otherwise have been charged to the limited partners. In 1995, the limited partners' cumulative share of the operating losses absorbed by the Company was reduced by their share of the gain on the prepayment discount on the mortgage (see below; approximately $562,000) resulting in net losses absorbed by the Company of $1,017,000 as of December 31, 1995.
     There is substantial amount of vacant office space in downtown San Diego. A recent study indicated that the downtown occupancy level was approximately 79% (29th lowest among 31 U.S. cities included in the survey). This creates a highly competitive rental market, generally requiring the granting of generous lease concessions and/or low rental rates to obtain new tenants or retain existing ones. Some tenants with limited time remaining on existing leases have negotiated for lower current rental rates in exchange for extensions of their leases. At the end of 1995, the building was approximately 98% leased, although concessions to some tenants who are not utilizing all of their leased premises would reduce the effective occupancy to approximately 93%.
     In November 1994, the then existing first mortgage loan on the building was purchased by the two limited partnerships managed by WHR Management
Corp. which subsequently purchased the Company's stock (see "Capital
Resources").   In January 1995, the Joint Venture and WHR entered into a
modification agreement which, inter alia, allowed for prepayment of the loan at a discount. On November 30, 1995 the loan was paid off at a discount of $1,579,000 from face value resulting in a net gain, after expenses and taxes of $1,457,000. Because the mortgage was held by a related party, the gain has been credited directly to shareholders' equity.

Business Environment
Through the 1990's, economic recovery of San Diego and the entire Southern California area has lagged behind that of the nation as a whole.
     Interest rates began to fall during 1995 after rising in 1994. Should interest rates continue to decline, net interest spread will be negatively impacted. The majority of the Bank's variable rate loans adjust on the day that a rate reduction is made. The offsetting reduction in interest paid on deposits is delayed until certificates of deposit mature and, additionally, competitive pressure from savings institutions and non-bank money funds may inhibit reduction in rates paid on these and other interest-bearing accounts.

                      CONSOLIDATED BALANCE SHEETS
                  SDNB Financial Corp. and Subsidiaries

                                                       December 31,
(dollars in thousands)                             1995           1994

ASSETS
Cash and due from banks                        $ 13,440        $11,936
Interest bearing deposits in other banks          2,780          1,381
Investment securities held-to-maturity            7,408         17,321
Investment securities available-for-sale         27,033          9,910
Federal funds sold                               24,700         24,000

Loans                                            92,331         97,058
Less allowance for loan losses                    2,002          2,148
    Net loans                                    90,329         94,910

Premises and equipment, net                      10,975         11,089
Other real estate owned                             181            268
Accrued interest receivable and other assets      1,726          2,370
                                              $ 178,572       $173,185

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Deposits:
    Non-interest bearing                       $ 49,505        $45,693
    Interest bearing                             90,904         92,583
    Total deposits                              140,409        138,276

  Securities sold under agreement to repurchase  12,934         12,285
  Accrued interest payable and other liabilities    554            953
  Notes payable                                   7,989         12,702
    Total liabilities                           161,886        164,216

Commitments and contingencies (notes 9, 10 and 11)

Shareholders' equity:
  Common stock, no par value; authorized
    15,000,000 shares, issued and outstanding
    3,073,260 in 1995 and 1,538,364 in 1994      20,314         14,585
  Accumulated deficit                            (3,587)        (5,256)
  Net unrealized holding losses on
    available-for-sale securities                   (41)          (360)
    Total shareholders' equity                   16,686          8,969
                                               $178,572       $173,185


The accompanying notes are an integral part of the financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     SDNB Financial Corp. and Subsidiaries

                                                     Years ended December 31,
(dollars in thousands except per share amounts)    1995       1994       1993

Interest Income:
  Interest and fees on loans                    $10,090     $9,500    $10,404
  Interest on federal funds sold                    904        732        364
  Interest on investment securities:
    Taxable                                       1,655      1,394        899
    Exempt from federal income tax                   94        192        263
    Total interest income                        12,743     11,818     11,930

Interest Expense:
  Deposits                                        2,928      2,497      3,146
  Short-term borrowings                             288        409        213
    Total interest expense                        3,216      2,906      3,359
    Net interest income                           9,527      8,912      8,571

Provision For Loan Losses                           200      1,850      2,950
  Net interest income after provision
  for loan losses                                 9,327      7,062      5,621

Other Operating Income:
  Security gains, net                                11          0          0
  Building income                                   903      1,067      1,088
  Miscellaneous                                     816      1,580      1,017
    Total other operating income                  1,730      2,647      2,105

Other Operating Expenses:
  Salaries and employee benefits                  4,056      3,630      3,371
  Occupancy                                         532        492        486
  Building operating expenses, including interest
    expense of $941, $788, and $820
    for 1995, 1994 and 1993, respectively         2,422      2,296      2,310
  Other non-interest expenses                     3,830      3,447      4,355
    Total other operating expenses               10,840      9,865     10,522

  Income (loss) before income tax
    and cumulative effect of accounting change      217       (156)    (2,796)

Income Tax                                            5          3          0
  Income (loss) before cumulative effect
    of accounting change                            212       (159)    (2,796)

Cumulative Effect of Accounting
  Change ($0.15 Per Share)                            0          0        234

  Net income (loss)                             $   212      $(159)   $(2,562)
  Net income (loss) per share                   $  0.10     $(0.10)   $ (1.67)

The accompanying notes are an integral part of the financial statements.



                               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                  SDNB Financial Corp. and Subsidiaries

                                                                           Net unrealized
                                                                         holding losses in
For years ended December 31, 1995, 1994 and 1993   Common  Accumulated  available-for-sale
(dollars in thousands)                              Stock    Deficit         securities       Total

Balances at January 1, 1993                      $ 14,585   $ (2,535)           $0          $12,050

Net loss                                                0     (2,562)            0           (2,562)

Balances at December 31, 1993                      14,585     (5,097)            0            9,488

Effect of adopting Statement of Financial
  Accounting Standards No. 115, Accounting for
  Certain Investments in Debt and Equity Securities
  ("SFAS No.115"), on January 1, 1994                   0          0           (10)             (10)

Net change in fair value of
  available-for-sale securities                         0          0          (350)            (350)

Net loss                                                0       (159)            0             (159)

Balances at December 31, 1994                    $ 14,585   ($ 5,256)       ($ 360)         $ 8,969

Proceeds from issuance of common stock, 1,534,896
  shares issued at $4.34/share less associated
  costs of $932.  A warrant to purchase 37,363
  shares of common stock at $4.34 per share until
  September 29, 1997 was issued to Torrey Pines
  Securities, Inc. which acted as underwriter in
  the stock offering.                               5,729          0             0            5,729

Gain on early payment of loan (Note 22)                 0      1,457             0            1,457

Net change in fair value of available-for-sale
  securities                                            0          0           319              319

Net income                                              0        212             0              212

Balances at December 31, 1995                    $ 20,314   $( 3,587)        ($ 41)        $ 16,686

The accompanying notes are an integral part of the financial statements.



                       CONSOLIDATED STATEMENTS OF CASH FLOWS
                       SDNB Financial Corp. and Subsidiaries

                                                    Years ended December 31,
(dollars in thousands)                            1995       1994        1993
OPERATING ACTIVITIES:
Net income (loss)                              $   212      $(159)    $(2,562)
Adjustments to reconcile net income (loss)
   to net cash provided by operating activities:
 Provision for loan losses                         200      1,850       2,950
 Provision for depreciation and amortization     1,279      1,332       1,102
 Cumulative effect of accounting change              0          0        (234)
 Amortization of investment security discounts    (240)       (65)        (84)
 Other expense not utilizing (providing) cash      173        175         106
 Unearned loan fees                                157        104          (5)
 Taxes refundable                                   33        (30)        477
 Interest receivable and other assets             (807)      (144)       (691)
 Interest payable and other liabilities           (399)       (66)        545
   Total adjustments                               396      3,156       4,166
   Net cash provided by operating activities       608      2,997       1,604

INVESTING ACTIVITIES:
 Proceeds from maturities of held for
   investment securities                             0          0      10,699
 Proceeds from maturities of
   held-to-maturity securities                   6,504      9,443           0
 Proceeds from called held-to-maturity securities,
   including gross realized gains of $10         1,802          0           0
 Proceeds from maturities of
   available-for-sale securities                 6,993      6,927           0
 Proceeds from sales of available-for-sale securities,
   including gross realized gains of $1          5,324          0           0
 Purchases of held for investment securities         0          0     (23,037)
 Purchases of held-to-maturity securities       (2,000)    (8,847)          0
 Purchases of available-for-sale securities    (25,097)    (4,950)          0
 Net change in gross loans                       4,320     11,508      18,549
 Proceeds from OREO properties                     556        889       1,041
 Purchases of OREO properties                        0       (520)          0
 Purchases of premises and equipment              (737)      (232)       (221)
   Net cash provided (used)
   by investing activites                       (2,335)    14,218       7,031

FINANCING ACTIVITIES:
 Net change in deposits                          2,133        126     (26,589)
 Net change in short-term borrowings            (1,894)     3,172       4,619
 Proceeds from issuance of long-term debt,
   net of associated costs of $48                7,952          0           0
 Payments of long-term borrowings               (8,590)      (222)       (251)
 Proceeds from issuance of common stock          6,661          0           0
 Payments of costs associated with issuance
   of common stock                                (932)         0           0
   Net cash provided (used)
   by financing activities                       5,330      3,076     (22,221)
   Change in cash and cash equivalents           3,603     20,291     (13,586)
Cash and cash equivalents at beginning of year  37,317     17,026      30,612
   Cash and cash equivalents at end of year    $40,920    $37,317     $17,026

For the purpose of the statement of cash flows, the Company considers cash and
cash equivalents to be as follows at December 31, 1995       1994        1993
Cash and due from banks                        $13,440    $11,936      $9,044
Interest-bearing deposits in other banks         2,780      1,381       1,682
Federal funds sold                              24,700     24,000       6,300
   Totals                                      $40,920    $37,317     $17,026

Supplemental cash flow information:               1995       1994        1993
CASH PAID FOR:
Interest                                        $4,316     $3,661      $4,163
Income Taxes                                        $1         $3          $0
Non-cash items: transfer of loans to OREO         $553         $0        $739

The accompanying notes are an integral part of the financial statements.

                         NOTES TO FINANCIAL STATEMENTS
                     SDNB Financial Corp. and Subsidiaries


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The accounting and reporting policies of SDNB Financial Corp. (the Company) and subsidiaries are in accordance with generally accepted accounting principles and conform to general practices within the banking industry.
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and iabilities and disclosure of contingent assets and liabilities at the date(s) of the financial statements and the reported amounts of revenues and expenses during the reporting period(s). Actual results differ from those estimates. The following is a summary of the more significant policies:
     BASIS OF PRESENTATION All dollar amounts are presented in thousands unless otherwise indicated.
     The consolidated financial statements include the accounts of SDNB Financial Corp. and all companies which are more than 50% owned, directly or indirectly, including San Diego National Bank (the Bank), 100% owned, the Company's principal subsidiary. All significant inter-company items are eliminated.
     INVESTMENT SECURITIES The Company implemented Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS No. 115") effective January 1, 1994. The impact of adoption was immaterial. SFAS No. 115 was issued in May 1993 and addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Investments are to be classified in three categories and accounted for as follows:

CLASSIFICATION                ACCOUNTING

Held-to-maturity              Reported at amortized cost

Trading securities            Reported at fair value; unrealized
                              gains and losses included in net
                              income

Available-for-sale            Reported at fair value; unrealized
                              gains and losses included as a
                              separate component of shareholders' equity

     Prior to adoption of SFAS No. 115, due to management's intent and ability to hold to maturity, all securities in the investment portfolio were classified as held for investment and were stated at cost, adjusted for amortization of premiums and accretion of discounts. Such amortization and accretion were recognized as adjustments to interest income on investment securities. On November 15, 1995, the Financial Accounting Standards Board ("FASB") authorized a one-time transfer between classifications which was required to be made no later than December 31, l995. Pursuant to such authority, the Bank transferred securities with an amortized cost of $3.8 million and an unrealized loss of $19 thousand from "held to maturity" to "available for sale."
     Realized gains or losses, if any, are determined using the specific identification method.
     LOANS Interest on loans is credited to income based on the principal amount outstanding. Loan fees received, to the extent they exceed origination costs, are deferred and amortized over the expected loan term.
     Effective January 1, 1995, the Company implemented Statement of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan ("SFAS No. 114") as amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures ("SFAS No. 118"). Under SFAS No. 114, a loan is considered impaired, based on current information and events, if it is probable the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that collateral dependent loans are measured for impairment based on the fair value of the collateral. Adoption of SFAS No. 114 did not have a material effect on the Company's financial statements.
     Loans are placed on non-accrual when a reasonable doubt exists as to the collectibility of interest or principal. Loans may be returned to accrual status when all principal and interest amounts contractually due are reasonably assured of repayment in an acceptable period of time, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower.
     While a loans is classified as non-accrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case of a partially charged-off loan, interest income is limited to that which would have been recognized on the remaining recorded loan balance. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.
     ALLOWANCE FOR LOAN LOSSES An allowance for loan losses is maintained at the level deemed appropriate by management to provide for known and inherent risks in the loan portfolio. The allowance is based on a continuing review of the portfolio, past loan loss experience, current economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance.
     The allowance for possible loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.
     PREMISES AND EQUIPMENT Premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operating expense using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized to operating expense over the term of the respective lease or the estimated useful life of the improvement, whichever is shorter. When assets are sold or retired, the assets and accumulated depreciation are removed from the accounts. Gains or losses on disposals are credited or charged to income.
     OTHER REAL ESTATE OWNED (OREO) OREO property is accounted for at the lower of the recorded investment in the loan satisfied or its appraised value at the time of transfer to the OREO category, less estimated selling costs. Investment in the loan satisfied is the unpaid balance of the loan increased by accrued and uncollected interest, unamortized premium, and loan acquisition costs, if any, and decreased by previous direct write-down, finance charges, and unamortized discount, if any. Any excess of the recorded investment in the loan satisfied over the appraised value of the property is charged against the allowance for loan losses. Legal fees and direct costs of acquiring the property and costs of carrying the property subsequent to recording as OREO are expensed as incurred. Any reduction in the value of the property subsequent to its being recorded as OREO is charged directly to expense and is recorded as an allowance. The allowance for OREO at December 31, 1995 and 1994 was $14 and $20, respectively.
     INCOME TAXES The Company files a consolidated federal income tax return and a combined California state franchise tax return with its subsidiaries. Amounts equal to tax benefits of those companies having taxable losses or credits are reimbursed by those companies which incur tax liabilities. Any excess of alternative minimum tax over regular tax determined on a consolidated basis will be borne by the parent company.
     Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"), which requires the use of the liability method in the computation of income tax expense and current and deferred income taxes payable. Under SFAS No. 109, income tax expense consists of taxes payable for the year and the changes during the year in deferred tax assets and liabilities. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
     EARNINGS PER SHARE Net income per share for 1995 is based on 2,197,615 weighted average shares outstanding. Net loss per share for 1994 and 1993 are based on 1,538,364 shares outstanding.
     EMPLOYEE STOCK COMPENSATION PLANS In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"). Under the provisions of SFAS No. 123, the Company is encouraged, but not required, to measure compensation costs related to its employee stock compensation plans under the fair value method. Under this method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. If the Company elects not to recognize compensation expense under this method it is required to disclose the pro forma net income and earnings per share effects based on the SFAS No. 123 fair value methodology. SFAS No. 123 applies to financial statements for fiscal years beginning after December 15, 1995. Earlier implementation is permitted. The Company will implement the requirements of SFAS No. 123 in 1996 and will only adopt the disclosure provisions of this statement.

NOTE 2: CASH AND DUE FROM BANKS
The Bank is required to maintain reserves with the Federal Reserve
Bank. Reserve requirements are based on a percentage of deposit liabilities. The average amounts held at the Federal Reserve Bank for the years ended December 31, 1995 and 1994 were approximately $1,706 and $1,371, respectively.

NOTE 3:  INVESTMENT SECURITIES
The amortized cost and estimated market values of investment securities are summarized as follows at December 31, 1995:

                                 Gross       Gross       Gross       Estimated
                               Amortized  Unrealized  Unrealized      Market
                                 Cost       Gains       Losses        Value
DECEMBER 31, 1995:
Available for sale:
  U.S. Treasury               $13,532        $0          $(17)       $13,515
  U.S. Government agencies     12,797        28           (52)        12,773
  Other                           472         0             0            472
  Federal Reserve Bank stock      273         0             0            273
                              $27,074       $28          $(69)       $27,033

Held to maturity:
  U.S. Treasury                $1,000        $0           $(2)         $998
  U.S. Government agencies      4,021        10           (61)        3,970
  States and municipalities     1,637         6           (12)        1,631
  Other                           750         0             0           750
                               $7,408       $16          $(75)       $7,349

DECEMBER 31, 1994:
Available for sale:
  U.S. Government agencies     $9,997        $0         $(360)       $9,637
  Federal Reserve Bank stock      273         0             0           273
                              $10,270        $0         $(360)       $9,910

Held to maturity:
  U.S. Treasury                $1,998        $0          $(45)       $1,953
  U.S. Government agencies     11,397         0          (602)       10,795
  States and municipalities     3,176         0           (33)        3,143
  Other                           750         0             0           750
                              $17,321        $0         $(680)      $16,641

                                                         Estimated
                                            Amortized      Market
                                              Cost         Value
DECEMBER 31, 1995:
Available for sale:
  Due in one year or less                   $15,804       $15,786
  Due after one year through five years      10,997        10,974
  Due after five years through ten years          0             0
  Federal Reserve Bank stock                    273           273
                                            $27,074       $27,033
Held to maturity:
  Due in one year or less                    $3,000        $2,997
  Due after one year through five years       3,137         3,082
  Due after five years through ten years      1,271         1,270
                                             $7,408        $7,349

     Investment securities with a carrying value of $3,778 and $3,276 at December 31, 1995 and 1994, respectively, were pledged as security for public deposits and other purposes.

NOTE 4. LOANS AND RELATED ALLOWANCE FOR LOAN LOSSES
At December 31, 1995 and 1994 loans consist of the following:

                                 1995                  1994
Commercial                    $54,628               $57,808
Real estate                    35,192                37,534
Installment                     2,877                 2,239
Unearned loan fees               (366)                 (523)
                              $92,331               $97,058

     In the normal course of business, the Bank has made loans to certain executive officers and directors or entities with which these individuals are associated under terms consistent with the Bank's general lending policies. In October 1990, the Bank discontinued further lending to such persons or entities (except for cash secured loans) beyond the maturity of existing loans. Exceptions to this policy were granted to one director where the amounts of loans outstanding are less than the amounts outstanding when the policy was adopted and to another whose guarantee of a loan was made prior to his becoming a director.
     A summary of the activity in the allowance for loan losses is as follows:

                                           1995      1994      1993
Balance at beginning of year             $2,148    $2,522    $2,111
Provision charged to operating expenses     200     1,850     2,950
Loans charged off                          (655)   (2,362)   (2,716)
Recoveries                                  309       138       177
Balance at end of year                   $2,002    $2,148    $2,522

     As of December 31, 1995 and 1994, restructured loans were $6,925 and $3,460, respectively. Of these totals, $1,364 and $2,316 were accruing at December 31, 1995 and 1994, respectively. The difference between interest income recorded as restructured and interest income that would have been recorded if not restructured was immaterial.
     As of December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $5,422. Of this total , $1,265 related to loans with no valuation allowance, either because the loans have been partially written down through charge-offs or because collateral value exceeds contractual amounts due. The remaining $4,157 related to to loans with a valuation allowance of $241. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $2,951. The Company recognized $212 of interest on impaired loans (during the portion of the year they were impaired) all of which represents income recognized using a cash basis method of accounting during the time within the year the loans were impaired.

NOTE 5: PREMISES AND EQUIPMENT

   Premises and equipment at December 31, 1995 and 1994 are summarized as follows:

                                      1995                1994
Building                           $11,705             $11,708
Furniture, fixtures and equipment    2,936               2,855
Leasehold improvements               4,010               4,356
                                    18,651              18,919
Less accumulated depreciation
  and amortization                   7,676               7,830
                                   $10,975             $11,089

NOTE 6: DEPOSITS
The year-end balances for deposits by major classification are as follows:

                                      1995                  1994
Non-interest bearing demand       $ 49,505              $ 45,693
Interest bearing demand             64,185                69,839
Savings                              3,982                 4,844
Time deposits of $100 or more       12,748                10,374
Other time deposits                  9,989                 7,526
                                  $140,409              $138,276

     Interest expense on deposits was comprised of the following:

                                      1995       1994       1993
Interest bearing demand             $1,873     $1,623     $1,373
Savings                                 92         77         79
Time deposits of $100 or more          471        347        725
Other time deposits                    492        450        969
                                    $2,928     $2,497     $3,146

   Domestic time deposits over $100 at December 31, 1995 mature in the following periods:

                               Time Certificates         All Other
                                  of Deposit           Time Deposits
Three months or less                $6,167                  $201
Over three through six months        3,360                   200
Over six through twelve months       2,498                     0
Over twelve months                       0                   322
                                   $12,025                  $723

NOTE 7:  NOTES PAYABLE
Notes payable consist of the following:

                                                       1995      1994
Note payable to a limited liability company
payable in monthly installments of $76 which
include interest at 9.8%.  The loan is
collateralized by the bank building and is due
December 1, 2005.  As additional consideration for
the loan the Company issued warrants to purchase
150,000 shares of Common Stock at $5.44 per share
until November 30, 1999.                             $7,989        $0

Note payable to two limited partnerships, managed
by WHR Management Corp. (owner of 24.9% of the
Company's Common Stock) paid November 29, 1995 at a
discount (see Note 22).                                   0    10,158

Note payable to a corporation (which is owned by a
member of the Company's Board of Directors); paid
November 29, 1995.                                        0     1,900

Notes payable to individuals (officers and/or
directors of the Company)paid September 30, 1995.         0       390

Notes payable to individuals paid March 31, 1995.         0       240

Notes payable to a corporation paid May 9, 1995.          0        14
                                                     $7,989   $12,702

NOTE 8:  INCOME TAXES
The Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No. 109"), as of January 1, 1993.
The cumulative effect of this change in accounting for income taxes increased 1993 net income by $234 ($0.15 per share) and is reported separately in the consolidated statement of operations.

     The components of income tax expense attributable to continuing operations for the years ended December 31, are as follows:

                               1995      1994      1993
Current:
    Federal                      $2        $0        $0
    State                         3         3         0
  Total current                   5         3         0
Deferred:
    Federal                       0         0         0
    State                         0         0         0
  Total deferred                  0         0         0
  Income tax expense             $5        $3        $0


     Income tax expense attributable to operations differs from the amounts computed using the federal statutory income tax rate as a result of the following at December 31:

                               1995      1994      1993
Computed expected taxes         $74      $(57)    $(951)
California franchise tax,net
  of federal income tax benefit   3         0         0
Nontaxable interest income      (30)     (113)      (84)
Alternative minimum tax           2         0         0
Net operating loss              (57)        0         0
Adjustment of the valuation
  allowance                       0       168     1,003
Other                            13         5        32
  Income tax expense             $5        $3        $0

     The components of net deferred taxes at December 31, 1995 and 1994 are as follows:

                                      Deferred
                           December   (Expense)   December
                            31,1994    Benefit     31,1995
OREO gains/losses             ($438)     $483       $45
Joint venture                  (313)       28      (285)
Bad debt allowance              373        94       467
Deferred compensation            14         2        16
Land lease                      163      (114)       49
Depreciation                   (149)      (49)     (198)
Miscellaneous                    30        37        67
Net operating loss            2,292    (1,071)    1,221
Debt refinance                    0       622       622
AMT credit carryforward           0       148       148
  Net deferred tax asset      1,972       180     2,152
Valuation allowance          (1,972)     (180)   (2,152)
                                 $0        $0        $0

     At December 31, 1995, the Company has net operating loss ("NOL") carryforwards for Federal tax purposes of approximately $3,083, to offset future Federal taxable income. The Company also has NOL carryforwards for California Franchise Tax purposes of approximately $4,944, of which 50% is available to offset future state taxable income, subject to the limitations below. The Federal NOLs begin to expire in 2007 and the California NOLs begin to expire in 1997.
      The Company also has Alternative Minimum Tax credits for financial reporting purposes to offset future federal taxes of approximately $148.
      Current tax statutes impose substantial limitations under certain circumstances on the use of carryforwards upon the occurrence of an "ownership change". An ownership change can result from the issuance of equity securities by the Company, purchases of the Company's securities in the secondary market or a combination of the foregoing.

NOTE 9:  LEASE COMMITMENTS
At December 31, 1995, minimum rental payments due under the Company's operating leases having initial or remaining non-cancelable lease terms in excess of one year are as follows:

                    1996          $ 1,122
                    1997            1,029
                    1998            1,033
                    1999            1,033
                    2000              988
                    Thereafter     17,994
                                 $ 23,199

     Total minimum lease payments include $6,787 of rental payments to the Joint Venture (the Company's 62%-owned subsidiary). The other primary component of the minimum lease payments is the Joint Venture's rental payments under a 99 year ground lease.
     Total rental expense under operating leases was $1,337 in 1995, $1,289 in 1994, and $1,259 in 1993. There are no contingent rental payments applicable to any of the leases. All leases provide that the Company pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased premises or property in addition to the monthly minimum payments. Certain of the leases contain renewal clauses at the option of the lessee.

NOTE 10:  CONTINGENCIES
In the ordinary course of business, there are outstanding various commitments to extend credit and guarantees, as well as certain claims resulting from law suits, which are not reflected in the accompanying consolidated financial statements. Management does not believe that these items will have a material adverse effect on the consolidated financial condition of the Company.
     In January 1993, the Bank was named as a defendant in an adversary proceeding filed by Pioneer Liquidating Corporation ("PLC"), successor to six bankrupt Pioneer Mortgage Company entities (collectively, "Pioneer") in the Bankruptcy Court of the Southern District of California. Investors in Pioneer had previously filed suit against the Bank, which litigation was settled in 1992. The PLC case was settled with the final settlement agreement approved by the Federal District Court for the Southern District of California on November 29, 1995.
     A preliminary agreement between the Bank and PLC contemplated that the Bank would make payment to PLC on execution of the settlement agreement and assign to PLC certain charged-off loans, without recourse. The preliminary agreement further provided that after being given credit for the payment by the Bank and the collections on the assigned charged-off loans, payment of the remaining balance of the total settlement amount was to be guaranteed by Charles I. Feurzeig, Chairman of the Board of the Company, and PVCC, Inc., a corporation controlled by Mr. Feurzeig (collectively, the "Feurzeig Entities"). Such guarantee was being given by the Feurzeig Entities for consideration independent of Mr. Feurzeig's investment in the Company.
     Subsequent negotiations led to the settlement agreement approved by the Court whereby the Bank paid $600 to PLC and the Feurzeig Entities paid $1,050 to PLC upon execution of the settlement agreement and the Feurzeig Entities took the place of PLC with respect to assignment of the charged-off loans. In consideration of the modification of the original list of charged-off loans to eliminate certain loans which had been only partially charged-off, the Bank agreed to assign additional newly charged-off loans (90 days after charge-off) to the Feurzeig Entities, until the first to occur of:
     (a)  Five years after the date of the settlement agreement; or
     (b) Such time as the Feurzeig Entities have collected on such loans $1,050 plus a return equal to the rate of 9.5% per year on the unpaid portion of such $1,050.

     Pursuant to the settlement agreement the Feurzeig Entities do not have recourse or a claim against the Bank should the collections on the assigned charged-off loans amount to less than $1,050. Should the collections exceed $1,050 plus the return referred to above, the Feurzeig Entities have agreed to pay to the Bank 50% of such excess collections.

NOTE 11:  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments may include loan commitments, interest rate exchange contracts, and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.
     The Bank's exposure to credit loss in the event of non-performance by the other party for loan commitments and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank has no significant concentrations of credit risk with any individual counterparty or groups of counterparties to originate loans. The Bank's lending is concentrated in San Diego County. Variable rate loans totaled $84,076 at December 31, 1995. The total contract amounts of financial instruments with off-balance sheet risk at December 31 are as follows:

                                          1995         1994
          LOAN COMMITMENTS:
            Variable rate              $42,667      $48,140
            Fixed rate                     707          431
            Letters of credit            2,633        1,997
                                       $46,007      $50,568

     Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on Management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and residential and income-producing properties. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
     During February 1995, the Bank entered into an interest rate swap to hedge against the effects of falling interest rates on income. If the prime interest rate falls below eight percent during the life of the contract, the Bank will receive payments amounting to the difference between the then existing prime rate and eight percent on the contract amount of $20 million. These payments continue while the prime interest rate stays below eight percent or until expiration of the contract, February 3, 1998. The Bank's exposure to credit loss in the event of non-performance of the counterparty is represented by the amount of these payments, which is presently undeterminable.

NOTE 12:  EMPLOYEE BENEFIT PLANS
The Bank maintains a Profit Sharing Plan and Deferred Savings Plan for the benefit of all employees. Contributions to the Profit Sharing Plan are made at the discretion of the Board. The Deferred Savings Plan provides a 401(k) plan for which the Bank may make discretionary matching contributions on a percentage basis. The Bank accrued $59 under the plans in 1995. No accrual was made for the years 1994 and 1993.

NOTE 13:  AVAILABILITY OF FUNDS FROM SUBSIDIARIES
Funds available for the payment of dividends by the Company would be obtained from the Bank.
     There are legal limitations on the ability of the Bank to provide funds for the Company. Under federal banking law, dividends declared by the Bank in any calendar year may not, without the approval of the Comptroller of the Currency, exceed its net income, as defined, for that year combined with its retained net income for the preceding two years.
At January 1, 1996, the Bank had available for dividends to the Company approximately $1,370 without approval of the Comptroller. Federal banking law also restricts the Bank from extending credit to the Company in excess of 10% of capital stock and surplus, as defined, of the Bank.
Any such extensions of credit are subject to strict collateral requirements.
     The Company and the Federal Reserve Bank of San Francisco ("Reserve Bank") entered into an agreement on November 20, 1992, pursuant to which the Company must obtain the approval of the Reserve Bank prior to the declaration of any cash dividends.

NOTE 14:  STOCK OPTIONS
In 1994 the Board of Directors adopted the "1994 Stock Option Plan" ("1994 Plan"), which was approved by the Company's shareholders on March 17, 1995. The Company has reserved 400,000 shares for issuance under the plan. Options are granted under the plan at a price not less than the fair market value of the Company's common stock on the date of grant. The options are exercisable in increments over a number of years as determined by the Board of Directors but not to exceed 10 years and expire three months after termination of employment or cessation of affiliation as a director. The plan expires September 10, 2004, as to any shares not at the time subject to option. Options can, depending on the circumstances of issuance, be either incentive stock options, which are qualified under provisions of the Internal Revenue Code for certain tax-advantaged treatment, or non-qualified options.
     The 1994 Plan replaced a similar plan, the "1984 Stock Option Plan" ("1984 Plan") which had expired.
     As of December 31, 1995, there were non-qualified options outstanding under the 1984 Plan for 168,294 shares at exercise prices ranging from $3.25 to $7.94 per share and Incentive Stock Options outstanding for 250,401 shares at exercise prices ranging from $3.25 to $11.13 per share.
     As of December 31, 1995, there were non-qualified options outstanding under the 1994 Plan for 98,000 shares at a price of $6.00 per share and Incentive Stock Options outstanding for 67,000 shares at prices ranging from $3.25 to $6.00 per share.

NOTE 15:  LEASE INCOME
The Joint Venture (the Company's 62%-owned subsidiary) is the lessor of the Building in which the Bank has its main office. The lease term is 20 years. Certain of the Building leases contain renewal clauses at the option of the lessees. At December 31, 1995, minimum lease payments to be received by the Joint Venture on non-cancelable operating leases are as follows:


                  1996         $ 1,724
                  1997           1,471
                  1998           1,302
                  1999           1,199
                  2000           1,155
                  Thereafter     3,800
                               $10,651

NOTE 16:  INVESTMENT IN JOINT VENTURE
The Company's wholly-owned subsidiary, SDNB Development Corp ("Devco") was the general partner with a 62% interest in a joint venture with a limited partnership, Kettner Building Associates, Ltd. ("KBA"), in the ownership and operation of the Building in which the Company has its headquarters. On July 1, 1993, Devco was merged into the Company and the Company became the general partner.
     The results of operations attributable to the Company's controlling interest in the Joint Venture are included in consolidated results of operations with an appropriate allocation to the minority interest, the remaining limited partners in KBA. During 1990, however, the allocation exhausted the contributed capital of the remaining limited partners and the Company began absorbing the entire loss.

NOTE 17:  PARENT COMPANY INFORMATION

The following financial information represents the condensed balance sheets of SDNB Financial Corp. (parent company only) as of December 31, 1995 and 1994, and the related condensed statements of income and cash flows for each of the three years in the period ended December 31, 1995.

CONDENSED BALANCE SHEETS                          1995           1994
ASSETS
Cash in San Diego National Bank                   $142            $30
Interest bearing deposits in other banks           497              0
Investment securities available-for-sale           472              0
Investment in San Diego National Bank           13,615         11,307
Investment in SDNB Building Joint Venture       (2,647)        (3,375)
Investment in SDNB Mortgage Bankers                  6              6
Note receivable from Joint Venture               4,558          1,413
Other assets                                       119            462
                                               $16,762         $9,843

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Due to subsidiaries for income taxes              $7            $32
  Other liabilities                                 69            212
  Notes payable                                      0            630
  Total Liabilities                                $76           $874

Shareholder's equity:
  Common Stock, no par value; authorized
    15,000,000 shares, issued 3,073,260
    in 1995 and 1,538,364 in 1994               20,314         14,585
  Accumulated Deficit                           (3,587)        (5,256)
  Net unrealized holding losses on
    available-for-sale securities                  (41)          (360)
Total shareholders' equity                      16,686          8,969
                                               $16,762         $9,843

CONDENSED STATEMENTS
OF OPERATIONS                                     1995        1994       1993
Management income                                  $39         $41        $21
Interest income                                    311         136         66
Rental income                                      198         225        218
  Total income                                     548         402        305
Operating expenses                                 584         498        433
  Loss before income taxes and equity in
    undistributed income (loss) of subsidiaries
    and cumulative effect of accounting change     (36)        (96)      (128)
Allocated income tax                                21          (1)         0
  Loss before equity in undistributed
    income (loss) of subsidiaries and cumulative
    effect of accounting change                    (15)        (97)      (128)
Equity in undistributed income (loss)
  of subsidiaries                                  227         (62)    (2,313)
Income (loss) before cumulative effect of
  accounting change                                212        (159)    (2,441)
Cumulative effect of accounting change               0           0       (121)

  Net income (loss)                               $212       $(159)   $(2,562)

CONDENSED STATEMENTS
OF CASH FLOWS                                     1995        1994       1993
OPERATING ACTIVITIES:
Net income (loss)                                 $212       $(159)   $(2,562)
  Adjustments to reconcile net income (loss) to net
    cash used by operating activities:
      Net change in taxes payable                    0         (30)      (600)
      Provision for depreciation and amortization   15           4          6
      Cumulative effect of accounting changes        0           0       (121)
      Net change in other assets                   345        (267)        16
      Net change in other liabilities             (148)         59         50
      (Income) loss of wholly-owned subsidiaries  (227)         62      2,434
  Total adjustments                                (15)       (172)     1,785
  Net cash provided (used) by operating activities 197        (331)      (777)
INVESTING ACTIVITIES:
  Purchase of investment activities             (3,336)          0          0
  Sales of investment securities                 2,864           0          0
  Purchase of leasehold improvements                 0           0         30
  Advances to subsidiaries                      (4,161)          0          0
  Payments from subsidiaries                         0         100        173
  Net cash provided (used) by
    investing activities                        (4,633)        100        203
FINANCING ACTIVITIES
  Proceeds from short-term borrowings                0         275        440
  Repayments of short-term borrowings             (630)        (85)         0
  Proceeds from advances from subsidiaries           0          83        488
  Repayment of advances from subsidiaries          (54)        (26)      (516)
  Proceeds from issuance of common stock         5,729           0          0
  Payments for costs associated with
    issuance of common stock                      (932)          0          0
  Net cash provided by financing activities      5,045         247        412
  Increase (decrease) in cash                      609          16       (162)
  Cash at beginning of year                         30          14        176
  Cash at end of year                             $639         $30        $14

NOTE 18:  DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
In 1992, the Company adopted SFAS 107 which requires the disclosure of the estimated fair value of its financial instruments. The following methods and assumptions were used to estimate the fair value of the other classes of financial instruments for which it is practice to estimate that value. Carrying value approximates fair value for cash and due from banks, federal funds sold and securities sold under agreements to repurchase.
     Interest Bearing Deposits In Other Banks For privately placed certificates of deposit, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.
     Investment Securities Fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
     Loans Fair value for variable rate loans is determined by using the present value of cash flows discounted from the first repricing opportunity. For fixed rate loans, the cash flows to maturity are discounted to achieve the present value. In each case, the discount rate is equal to the rate at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Non-accrual loans are discounted based on cash flows including principal repayment only at maturity.
     Deposit Liabilities The fair value of demand deposits, savings accounts, NOW accounts and money market accounts is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.
     Acceptances Outstanding And Commercial Letters Of Credit Settlement value approximates fair value.
     Notes Payable Rates currently available to the Company for debt with similar terms and remaining maturities are used to estimate fair value of existing debt.
     Commitments, Guarantees And Standby Letters Of Credit The fair values approximate the carrying amounts which are comprised of unamortized fee income.
     Interest Rate Contracts The fair value approximates the carrying amount which represents remaining unamortized contract price.

                                        Carrying amount      Fair value
FINANCIAL ASSETS:
Cash and due from banks                    $13,440            $13,440
Interest bearing deposits in other banks     2,780              2,782
Investment securities held-to-maturity       7,408              7,349
Investment securities available-for-sale    27,033             27,033
Federal funds sold                          24,700             24,700
Loans                                       92,331
Less allowance for loan losses               2,002
    Net loans                               90,329             90,312

FINANCIAL LIABILITIES:
Deposits:
    Non-interest bearing                   $49,505            $49,505
    Interest bearing                        90,904             90,922
    Total deposits                         140,409            140,427
Securities sold under agreements
  to repurchase                             12,934             12,934
Notes payable                                7,989              7,989

UNRECOGNIZED FINANCIAL INSTRUMENTS:

    Acceptances outstanding and commercial
      letters of credit                       $785
    Commitments, guarantees and standby
      letters of credit                       $128
    Interest rate contracts                   $ 27

NOTE 19:  MISCELLANEOUS OPERATING INCOME
Miscellaneous operating income consists of the following:

                                      1995      1994       1993
Service charge on deposits          $  583    $  633     $  737
Other service charges                  162       149        165
OREO income                             44        55         93
Other                                   27       743         22
                                    $  816    $1,580     $1,017

NOTE 20:  OTHER NON-INTEREST EXPENSES
Other non-interest expenses consist of the following:

                                     1995      1994       1993
Data Processing                    $  210    $  223     $  239
FDIC insurance premiums and
   OCC assessments                    273       442        487
Professional fees                     865       506        758
Provision for litigation settlement   350       250        150
Loan and collection expense           416       330        318
OREO expense                           52        59        168
Losses on OREO property                77       403        586
Miscellaneous                       1,587     1,234      1,649
                                   $3,830    $3,447     $4,355

NOTE 21:  CAPITAL RATIOS
The Comptroller of the Currency ("OCC") has established a framework for supervisory requirements of national banks based upon capital ratios. Based upon this framework, a bank's capitalization is defined as well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically undercapitalized. As of December 31, 1995, the Bank's capital ratios were 12.73% and 13.98% for tier 1 capital and risk weighted capital, respectively. Under the OCC framework, a bank is well capitalized if its ratios are greater than or equal to 6% and 10% for tier 1 capital and risk weighted capital, respectively.
     The Federal Reserve Bank ("FRB"), as the regulatory body of the Company, has capital ratio requirements. Under the FRB Capital Adequacy Guidelines, all bank holding companies should meet a minimum ratio of qualifying total capital to weighted-risk assets of 8 percent, of which at least 4.0 percentage points should be in the form of tier 1 capital. At December 31, 1995, the Company's capital ratios were 14.18% and 15.43% for tier 1 capital and risk weighted capital, respectively.

NOTE 22:  GAIN ON EARLY PAYMENT OF LOAN
In January 1995, the note payable to the two limited partnerships managed by WHR Management Corp. was modified to provide for a discount for early payment. In November 1995, the note was paid in full.
Because the transaction was with a related party, the gain, $1,457, net of expenses and income taxes, has been credited directly to shareholders' equity.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of SDNB Financial Corp.
We have audited the accompanying consolidated balance sheets of SDNB Financial Corp. and the subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SDNB Financial Corp. and subsidiaries at December 31, 1995 and 1994, the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.
     As discussed in notes 1 and 8 to the consolidated financial statements, the Company changed its method of accounting for income taxes effective January 1, 1993.

                                    /s/Coopers & Lybrand L.L.P.
                                    San Diego, California
                                    February 5, 1996

                     INVESTOR RELATIONS INFORMATION


Availability Of Form 10-K
The Company will furnish, without charge, upon written request of any shareholder, a copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K (including financial statements and financial statement schedules, but without exhibits) for the fiscal year ended December 31, 1995. Requests should be addressed to:
         Howard W. Brotman, Secretary
         SDNB Financial Corp.
         Post Office Box 12605
         San Diego, CA  92112-3605

Direct Mailing To "Street Name" Holders
Shareholders who have certificates of SDNB Financial Corp. common stock held in brokerage accounts or otherwise not in their own names should receive the Company's annual reports from their brokers or other record holders. If you are such a shareholder and desire to receive those and other reports directly from SDNB Financial Corp. at the same time as record holders, please contact in writing:
         Howard W. Brotman, Secretary
         SDNB Financial Corp.
         Post Office Box 12605
         San Diego, CA  92112-3605

Independent Accountants
         Coopers & Lybrand L.L.P.
         402 West Broadway
         San Diego, CA  92101

Stock Transfer Agent
          American Stock Transfer & Trust Company
          40 Wall Street
          New York, NY  10005

Stock Information
Since October 6, 1987 the Company's common stock has been listed on the NASDAQ National Market System. There is only a limited market for the Company's common stock.
     The Company had approximately 1,000 shareholders as of December 31, 1995.

Price Information By Period
                              1995       1994
First quarter
    Low                      $3.25      $2.50
    High                      4.25       3.25
Second quarter
    Low                       3.625      2.50
    High                      4.25       3.25
Third quarter
    Low                       3.50       2.50
    High                      4.50       4.75
Fourth quarter
    Low                       4.50       3.00
    High                      6.25       4.75

Dividend Information
There were no stock or cash dividends declared in 1995 or 1994.

Common Stock Listing
The Company's common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol: SDNB.

                              BOARD OF DIRECTORS
                             SDNB Financial Corp.


(Individual pictures of SDNB Financial Corp. Board of Directors. From left to right (top row) Charles I. Feurzig, Douglas E. Barnhart, Howard W. Brotman, Julius H. Zolezzi, Karla Hertzog, (bottom row) Mark P. Mandell, Margaret "Midge" Costanza, Murray L. Galinson, Patricia L. Roscoe and Robert
B. Horsman.)

(Group picture of SDNB Senior Management Team (from left to right): Robert
B. Horsman, Murray L. Galinson, Ronald P. Bird, Mark P. Mandell, Joyce Chewning-Johnson, Howard W. Brotman.)

Board of Directors

Douglas E. Barnhart                    Howard W. Brotman
Chief Executive Officer,               Director,
Douglas E. Barnhart, Inc.              SDNB Financial Corp.
                                       Senior Vice President,
                                       San Diego National Bank

Margaret "Midge" Costanza              Charles I. Feurzeig
Partner,                               Chairman of the Board,
Martin & Costanza                      SDNB Financial Corp;
Communications                         President,
                                       PVCC, Inc.

Murray L. Galinson                     Karla J. Hertzog
Chief Executive Officer,               President,
San Diego National Bank                TOPS Total Personnel Services,
President, Chief Executive Officer,    Inc.
SDNB Financial Corp.

Robert B. Horsman                      Mark P. Mandell
President,                             Attorney-at-Law
San Diego National Bank

Patricia L. Roscoe                     Julius H. Zolezzi
Chairman,                              President,
Patti Roscoe & Associates, Inc.        Zolezzi Enterprises

Officers of SDNB Financial Corp.

Murray L. Galinson                     Robert B. Horsman
President,                             President,
Chief Executive Officer                San Diego National Bank

Howard W. Brotman                      Joyce Chewning-Johnson
Senior Vice President, Secretary,      Executive Vice President
Chief Financial Officer

San Diego National Bank
Business Advisory Council

John L. Baldwin                        Betty Byrnes
President,                             Medical Administrator
Baldwin Pacific Corp.

Shlomo Caspi                           Marvin Cohen
President,                             Architect
Caspi, Inc. & Caspi Enterprises

Michael H. Dessent                     Norman Eisenberg, CPA
Dean,                                  Eisenberg & Bonk
California Western School Of Law

James T. Gianulis                      Wayne L. Hanson
President,                             President,
Pacific Income Properties, Inc.        Cygnus Corp.

Warren O. Kessler, M.D.                Ed Mendelsohn
Hillcrest Urological                   President,
Medical Group                          ESM & Associates

Rebecca Newman                         James S. Nierman
Real Estate Broker                     Real Estate Investor

Gordon W. Parkman                      Reint Reinders
President,                             President,
Parkman Realty Corp.                   San Diego Convention and
                                       Visitors Bureau

Winifred Reno                          Nancy L. Scott
Owner,                                 President,
The Plantry                            Capital Equities of La Jolla

C. Randolph Strada                     William Verbeck
President,                             President,
First San Diego Co.,Inc.               WNV, Inc.

Arnold Winston
President,
BancCorp Companies, Inc.

San Diego National Bank
Senior Management Committee

Murray L. Galinson                     Robert B. Horsman
Chief Executive Officer                President

Joyce Chewning-Johnson                 Howard W. Brotman
Executive Vice President               Senior Vice President,
                                       Chief Financial Officer

Ronald P. Bird                         Mark P. Mandell
Senior Vice President,                 Director of Strategic Planning
Director of Business Services          and Business Development

San Diego National Bank Officers

Gail Jensen-Bigknife                   Richard Nance
Senior Vice President,                 Senior Vice President,
Real Estate Department                 Credit Administration

Nancy A. Aul                           Paul A. Fairweather
Vice President,                        Vice President,
Commercial Banking Group               Commercial Banking Group,
                                       Manager

Julius J. Kukta                        Eric W. Larson
Vice President,                        Vice President,
Corporate Banking Group                Finance

Rafael Martinez                        Pamela A. McMahon
Vice President,                        Vice President, Manager,
International Banking                  Corporate Banking Group

John K. McNulty                        Debra Perkins
Vice President,                        Vice President,
Business Development Manager           Compliance

Connie M. Reckling                     Roger Remnant
Vice President,                        Vice President
Human Resources                        Real Estate Department

Carlos Rivera                          Dawn Serafin
Vice President,                        Vice President,
Lending Manager,                       Operations
South Bay Office

Margherita Stutz                       John G. Weaver
Vice President,                        Vice President,
Corporate Banking Group                Commercial Banking Group

Don R. Wolfe                           Kristy Gregg
Vice President,                        Assistant Vice President,
Corporate Administration               Community Relations Manager

Kaye Hobson                            JoAnn Piper
Assistant Vice President,              Assistant Vice President,
Finance                                Business Services

Carol A. States                        Cynthia Velez
Assistant Vice President,              Assistant Vice President,
Commercial Banking Group               Operations

Willie Armas                           Barbara J. Bellini
Operations Officer                     Operations Officer

Daryl Durham                           Linda Eggen
EDP Manager                            Real Estate Administration
                                       Officer

Susie Mummery                          Jacqueline M. Murphy
Administrative Officer                 Operations Officer

Susan Ohlendorf                        William D. Scheffel
Operations Officer,                    Corporate Banking Lending Officer
Bankcard Services

Thomas S. Sperla                       Mary Beth Wilder
Special Assets Manager                 Financial Analyst


SDNB Financial Corp., 1420 Kettner Boulevard, San Diego, CA 92101,
(619) 231-4989
SAN DIEGO NATIONAL BANK is a member of FDIC and an Equal Housing Lender

                               APPENDIX "E"



             QUARTERLY REPORT ON FORM 10-Q OF THE COMPANY FOR
                THE NINE MONTHS ENDED SEPTEMBER 30, 1996

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549


                            FORM 10-Q


    [X]   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934
        For the quarterly period ended September 30, 1996

                               or

   [  ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934


                   Commission File No. 0-11117


                      SDNB FINANCIAL CORP.
     (Exact name of Registrant as Specified in its Charter)


  Incorporated in California - IRS Employer I.D. No. 95-3725079


       1420 Kettner Boulevard, San Diego, California 92101
       (Address of Principal Executive Office)  (Zip Code)


Registrant's Telephone Number including area code:  619-233-1234


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.  Yes   X  No


The number of shares of Common Stock outstanding as of the close of business on October 31, 1996:  3,080,609

                      SDNB FINANCIAL CORP.

                              INDEX

PART I                                      FINANCIAL INFORMATION

                                                             Page
Item 1.  Financial Statements

         Consolidated Balance Sheet (unaudited)                 1
         September 30, 1996 and December 31, 1995

         Consolidated Statements of Operations (unaudited)      2
         Three and nine months ended September 30, 1996
         Three and nine months ended September 30, 1995

         Consolidated Statements of Cash Flows (unaudited)      3
         Nine months ended September 30, 1996
         Nine months ended September 30, 1995

         Notes to Consolidated Financial Statements (unaudited) 4
         September 30, 1996

Item 2.  Management's Discussion and Analysis of Financial
         Condition and Results of Operations                 5-12

PART II                                         OTHER INFORMATION

Item 1.  Legal Proceedings                                     13

Item 2.  Changes in Securities                                 13

Item 3.  Defaults upon Senior Securities                       13

Item 4.  Submission of Matters to a Vote of Security Holders   13

Item 5.  Other Information                                     13

Item 6.  Exhibits and Reports on Form 8-K                      13

                      PART I   FINANCIAL INFORMATION
                      Item 1.  Financial Statements

                   SDNB Financial Corp. and Subsidiaries
                   Consolidated Balance Sheets (unaudited)

                                                   (In thousands)
                                            September 30,     December 31,
Assets                                          1996               1995
Cash and due from banks                     $ 10,659           $ 13,440
Interest bearing deposits in other banks       2,728              2,780
Investment securities held-to-maturity        14,699              7,408
Investment securities available-for-sale      23,484             27,033
Federal funds sold                            26,110             24,700

Loans                                        103,655             92,331
Less allowance for loan losses                 1,621              2,002
    Net loans                                102,034             90,329

Premises and equipment, net                   10,638             10,975
Other real estate owned                          232                181
Accrued interest receivable and other assets   1,646              1,726

Total assets                               $ 192,230          $ 178,572


Liabilities and Shareholders' Equity
Liabilities:
Deposits:
    Non-interest bearing                    $ 49,506           $ 49,505
    Interest bearing                         106,900             90,904
    Total deposits                           156,406            140,409

  Securities sold under agreement to
    repurchase                                10,525             12,934
  Accrued interest payable and other
    liabilities                                  539                554
  Notes payable                                7,892              7,989

      Total liabilities                      175,362            161,886

Shareholders' equity:
  Common stock                                20,314             20,314
  Accumulated deficit                         (3,308)            (3,587)
  Net unrealized holding losses on
    available-for-sale securities               (138)               (41)
      Total shareholders' equity              16,868             16,686


Total liabilities and shareholders' equity $ 192,230          $ 178,572


The accompanying notes are an integral part of the consolidated financial statements.

                       SDNB Financial Corp. and Subsidiaries
                 Consolidated Statements of Operations (unaudited)

                                      (In thousands, except amounts per share)
                                     3 months   3 months   9 months   9 months
                                       ended      ended      ended     ended
                                      9/30/96    9/30/95    9/30/96    9/30/95
Interest income:
  Interest and fees on loans          $ 2,574    $ 2,609    $ 7,264    $ 7,752
  Interest on federal funds sold          361        200        950        573
  Interest on investments                 545        400      1,524      1,205
    Total interest income               3,480      3,209      9,738      9,530

Interest expense:
  Interest on deposits                    950        756      2,633      2,117
  Interest on repurchase agreements        59         52        145        193
  Interest on notes payable                 0          9          0         33
    Total interest expense              1,009        817      2,778      2,343

    Net interest income                 2,471      2,392      6,960      7,187

Provision for loan losses                 100       (200)         0        250


      Net interest income after
        provision for loan losses       2,371      2,592      6,960      6,937

Other operating income:
  Security gains, net                       3          0          3         11
  Building income                         183        245        618        709
  Other non-interest income               268        207        764        593
    Total other operating income          454        452      1,385      1,313


Other operating expenses:
  Salaries and employee benefits        1,209      1,033      3,492      2,978
  Occupancy                               155        120        450        357
  Professional fees                       178        232        407        564
  Building operating expenses             557        622      1,612      1,841
  Other non-interest expenses             655      1,001      2,094      2,344
    Total other operating expenses      2,754      3,008      8,055      8,084


      Income before income tax             71         36        290        166

Income tax                                  3          2         11          8


      Net income                       $   68     $   34    $   279    $   158


      Net income per share            $  0.02    $  0.02    $  0.09    $  0.08


The accompanying notes are an integral part of the consolidated financial statements.

                  SDNB Financial Corp. and Subsidiaries
            Consolidated Statements of Cash Flows (unaudited)

                                                       (In thousands)
                                             Nine months ended September 30,
                                                      1996           1995


OPERATING ACTIVITIES:
Net income                                         $   279        $   158
Adjustments to reconcile net income to net
cash provided (used) by operating activities:
  Provision for loan losses                              0            250
  Provision for depreciation and amortization          685            930
  Amortization of investment security discounts       (576)           (85)
  Other expense not utilizing cash                     102             76
  Unearned loan fees                                     5            148
  Taxes refundable                                      (4)            (8)
  Interest receivable and other assets                 (76)          (515)
  Interest payable and other liabilities              (485)           412
     Total adjustments                                (349)         1,208
     Net cash provided (used) by operating
       activities                                      (70)         1,366

INVESTING ACTIVITIES:
  Proceeds from maturities of held-to-maturity
    securties                                        2,000          6,504
  Proceeds from called held-to-maturity securities   2,243            395
  Proceeds from maturities of available-for-sale    28,750          5,990
  Proceeds from called available-for-sale
    securities                                       1,000              0
  Proceeds from sale of available-for-sale
    securities                                         375          3,024
  Purchases of held-to-maturity securities         (11,353)        (2,000)
  Purchases of available-for-sale securities       (25,803)       (11,466)
  Net change in gross loans                        (12,802)         4,503
  Proceeds from OREO properties                      1,041            556
  Proceeds from sale of premises and equipment          35             25
  Purchases of premises and equipment                 (360)          (306)
     Net cash provided (used) by investing
       activities                                  (14,874)         7,225

FINANCING ACTIVITIES:
  Net change in deposits                            15,997         (3,628)
  Net change in short-term borrowings               (2,409)        (5,630)
  Payments of long-term borrowings                     (97)             0
  Proceeds from issuance of common stock                 0          5,553
  Proceeds from exercise of stock options               25              0
  Payments for costs associated with issuance of
    common stock                                       (25)          (922)
     Net cash provided (used) by financing
       activities                                   13,491         (4,627)
     Change in cash and cash equivalents            (1,453)         3,964
Cash and cash equivalents at beginning of period    40,920         37,317
     Cash and cash equivalents at end of period    $39,467        $41,281


For the purpose of the statement of cash flows, the Company considers cash and cash equivalents to be as follows
  at September 30,                                    1996           1995

Cash and due from banks                            $10,629        $14,305
Interest-bearing deposits in other banks             2,728          2,976
Federal funds sold                                  26,110         24,000
  Totals                                           $39,467        $41,281


Supplemental cash flow information for the period ended September 30,
                                                      1996           1995
CASH PAID FOR:
  Interest                                          $3,715         $3,050
  Income Taxes                                         $16             $0
  Non-cash items: transfer of loans to OREO         $1,034           $553

The accompanying notes are an integral part of the consolidated financial statements.

              SDNB Financial Corp. and Subsidiaries
     Notes to Consolidated Financial Statements (Unaudited)
                       September 30, 1996

1. In the opinion of Management, the accompanying unaudited interim consolidated financial statements contain all adjustments (which are of a normal recurring nature) necessary to present fairly the financial position as of September 30, 1996, the results of operations for the three and nine months ended September 30, 1996 and 1995, and cash flows for the nine months ended September 30, 1996 and 1995. Certain prior year amounts have been reclassified to conform with the current year presentation.

2.   Earnings per share for the three and nine months ended
     September 30, 1996 and 1995 are based on the following weighted average shares outstanding:

     Three months ended :
          September 30, 1996        3,077,528
          September 30, 1995        2,092,219

     Nine months ended:
          September 30, 1996        3,075,092
          September 30, 1995        1,902,526

3. At September 30, 1996, approximately $15.3 million in securities were pledged to secure deposits and other liabilities.

                      SDNB FINANCIAL CORP.
                            Form 10-Q

           PART I - FINANCIAL INFORMATION (continued)

Item 2.    Management's Discussion and Analysis of Financial
           Condition and Results of Operations

                            OVERVIEW

For the past several years, SDNB Financial Corp. (the "Company") and San Diego National Bank (the "Bank") have been adversely affected by a number of factors emanating primarily from the condition of the economy in San Diego. The first nine months of 1996 has seen a cessation of the impact of most of those factors.

Loan loss provisions have been exceptionally high over the last several years but a substantial reduction in the amount of classified loans has allowed for a minimal provision in the third quarter of 1996, which offset the recovery of a portion of the previously committed loan loss provisions during the quarter ended March 31, 1996, resulting in no net provision for the nine months ended September 30, 1996.

The level of OREO property peaked in 1991 and has been generally declining since that time, therefore reducing losses and expenses in connection therewith.

Additionally, the Company had incurred substantial expense in connection with legal fees and the provision for additional costs from the Pioneer Mortgage litigation which was settled late in 1995.

The Bank had also suffered from a reduction in the level of the loan portfolio resulting from continuing low loan demand;
however, the level of the loan portfolio has increased significantly between December 31, 1995 and September 30, 1996.

Discussion of the individual segments of the Company's operations is contained in subsequent sections of this report.

            LIQUIDITY AND ASSETS/LIABILITY MANAGEMENT

By the nature of its commercial/wholesale focus, the Bank has moderate interest-rate risk exposure in a declining-rate environment. This phenomenon can be seen in the "Static Gap Summary" (Table 1). At September 30, 1996, approximately 69% of the Bank's earning assets adjust immediately to changes in interest rates. Within three months, this increases to 78% of earning assets. Consequently, the Bank utilizes deposit liabilities that also adjust relatively quickly. Within the same three-month period, approximately 93% of the Bank's interest-bearing liabilities (mostly deposits) adjust to current rates.

The Bank's cumulative gap position at the three month repricing interval has decreased approximately $12.6 million, or 35 percent, from $35.8 million at December 31, 1995 to $23.1 million at September 30, 1996. This change is attributable primarily to a net increase in liabilities of $12.8 million (increase in deposits of $15.2 million less a decrease in securities sold under agreements to repurchase of $2.4 million) offset by a net increase in assets of $0.1 million (an increase in net loans of $8.7 million, in certificates of deposit of $1.9 million and in federal funds purchased of $1.4 million, offset by a decrease in investment securities of $11.8 million.)

During February 1995, the Bank entered into an interest rate swap to hedge against the effects on income of falling interest rates. If the prime interest rate falls below eight percent during the life of the contract, the Bank will receive payments amounting to the difference between the then existing prime rate and eight percent on the contract amount of $20 million. These payments continue while the prime interest rate stays below eight percent or until expiration of the contract, February 3, 1998. This contract helps to stabilize the Bank's net interest spread which, absent any hedge, decreases during periods of rapidly falling interest rates. To date, there have been no payments received under this contract.

The Bank's liquidity needs are projected by comparing anticipated funding needs against current resources and anticipated deposit growth. Any current surplus of funds is invested to maximize income while maintaining safety and providing for future liquidity.

During the nine months ended September 30, 1996, cash and cash equivalents decreased $1.5 million. Approximately $14.9 million cash was used by investing activities. The two major components were net purchases of $2.8 million of securities ($37.2 million of purchases offset by maturities of $34.4 million) and increase in gross loans of $12.8 million. Financing activities provided $13.5 million, (increase in deposits of $16 million offset by a decrease in repurchase agreements of $2.4 million).

Liquidity is provided on a daily basis by federal funds sold and on a longer-term basis by the structuring of the Bank's investment portfolio to provide a steady stream of maturing issues. Additionally, the Bank may raise additional funds from time to time through money desk operations or via the sale of loans to another institution.

The Bank has never purchased high-yield securities or participated in highly-leveraged transactions.

                        CAPITAL RESOURCES

The Comptroller of the Currency ("Comptroller") has established a framework for supervisory requirements of national banks based upon capital ratios. Based upon this framework, a bank's capitalization is defined as well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized or critically capitalized. Under the Comptroller's framework, a bank is well capitalized if its ratios are greater than or equal to 6% and 10% for tier 1 capital and risk weighted capital, respectively.

The Federal Reserve Board ("Reserve Board"), as the regulatory body of the Company, has capital ratio requirements. Under the Reserve Board's Capital Adequacy Guidelines, all bank holding companies should meet a minimum ratio of qualifying total capital to weighted-risk assets of 8 percent, of which at least 4.0 percentage points should be in the form of tier 1 capital.

The Reserve Board and the Comptroller have also imposed a leverage standard to supplement their risk based ratios. This leverage standard focuses on a banking institution's ratio of Tier 1 capital to average total assets adjusted for goodwill and other certain items. Under these guidelines, banking institutions that meet certain criteria, including excellent asset quality, high liquidity, low interest rate exposure and good earnings, and have received the highest regulatory rating must maintain a ratio of Tier 1 capital to total assets of at least 3%. Institutions not meeting this criteria, as well as institutions with supervisory, financial or operational weaknesses, along with those experiencing or anticipating significant growth are expected to maintain a Tier 1 capital to total assets ratio equal to at least 4% to 5%.

As reflected in the following table, the capital and leverage ratios of the Company as of September 30, 1996 and December 31, 1995 exceeded the fully phased-in regulatory risk-based capital adequacy guidelines and the leverage standard. As also reflected, at both dates the Bank exceeded the capital and leverage ratios for a "well capitalized" institution.


                  Capital Components and Ratios
                     (dollars in thousands)

                        September 30, 1996     December 31,1995
                         Company     Bank     Company      Bank
Capital Components
      Tier 1 Capital     $17,005  $14,412     $16,726   $13,656
      Total Capital       18,626   15,912      18,218    15,017

Risk-weighted assets
and off-balance sheet
instruments              130,002  119,904     117,967   107,310

Regulatory Capital
Tier 1 risk-based:
      Actual              13.08%   12.02%      14.18%    12.73%
      Required             4.00     6.00        4.00      6.00
      Excess               9.08%    6.02%      10.18%     6.73%

Total risk-based:
      Actual              14.33%   13.27%      15.44%    13.99%
      Required             8.00    10.00        8.00     10.00
      Excess               6.33%    3.27%       7.44%     3.99%

Leverage:
      Actual.              9.11%    8.06%       9.37%     8.43%
      Required             5.00     5.00        5.00      5.00
      Excess               4.11%    3.06%       4.37%     3.43%

Funds available for the payment of dividends by the Company would be obtained from the Bank. There are legal limitations on the ability of the Bank to provide funds for the Company. Under federal banking law, dividends declared by the Bank in any calendar year may not, without the approval of the Comptroller of the Currency, exceed its net income, as defined, for that year combined with its retained net income for the preceding two years. At September 30, 1996, the Bank had available for dividends to the Company approximately $2,120,000 without approval of the Comptroller. Federal banking law also restricts the Bank from extending credit to the Company in excess of 10% of capital stock and surplus, as defined, of the Bank. Any such extensions of credit are subject to strict collateral requirements.

The Company and the Federal Reserve Bank of San Francisco ("Reserve Bank") entered into an agreement on November 20, 1992, pursuant to which the Company was required to obtain the approval of the Reserve Bank prior to the declaration of any cash dividends. Such agreement and requirement were terminated by the Reserve Bank in September, 1996. The Agreement and Plan of Merger between the Company and FBOP Corporation (see Part II Item
5), however, precludes declaration of any dividends prior to the closing of the transaction.

                      INVESTMENT SECURITIES

During the first nine months of 1996, the gross unrealized losses in the available-for-sale category increased from $41,000 to $138,000 and in the held-to-maturity category from $75,000 to $117,000. Management continues to believe that there is sufficient liquidity and available sources of liquidity to allow all such securities (which are fully guaranteed by United States Government instrumentalities as to principal) to mature and thus avoid realization of any material amount of the presently unrealized losses.

             NET INTEREST INCOME/NET INTEREST MARGIN

The following is a comparison of the net interest spread between the first nine months of 1996 and the same period of 1995.

                                  1996      1995
Yield on average earning assets
   (taxable equivalent)          8.24%     9.37%
Cost of funds                    2.35%     2.29%
Net interest spread              5.89%     7.08%

In addition to interest rates, changes in the volumes of assets and liabilities also affect net interest income. The volume/rate variance analysis (Table 2) shows the change in net interest income that is attributable to changes in volume versus changes in rates. As reflected in Table 2, the comparison of net interest income between the first nine months of 1996 and the similar period of 1995 was impacted by the significant decrease in the prime interest rate (8.28% average in 1996 vs. 8.86% average in 1995) coupled with a shift in an increased proportion of lower earning investments as opposed to higher earning loans.

        LOANS AND ALLOWANCE AND PROVISION FOR LOAN LOSSES

A summary of the activity in the allowance for loan loss is as follows:
                                             (In thousands)
                                            Nine months ended
                                              September 30,
                                             1996       1995
Balance at beginning of period             $2,002     $2,148
Provision charged to operating expenses         0        250
Loans charged off                            (406)      (600)
Recoveries                                     25        335
Balance at end of period                   $1,621     $2,133

Management employs a 'migration analysis method' to establish the required amount of loan loss allowance. This process tracks realized loan losses back through the prior two years to estimate loss exposure on the classified and unclassified loan portfolios. Additionally, loss experience is tracked in pools of loans with similar characteristics to estimate the loss exposure unique to various loan types. The measured loss exposure is then applied to the current loan portfolio and further adjusted for 'qualitative factors'.

This method of establishing loan loss reserves complies with the policies of the Office of the Comptroller of the Currency as reflected in Banking Circular 201, revised, dated February 20, 1992, and in Banking Bulletin 93-60, dated December 21, 1993.
The Company began testing this new method during 1992 and comparing its results to results reached by the previously existing procedures employed by the Company. The test proved that the two methods were comparable, and the Company adopted the new migration analysis method during 1993.

Accordingly, the Company believes its method for establishing the loan loss allowance is sound. But no method, however valid, can consistently predict future events with complete accuracy. In recent years, several factors used by the Bank to establish loan loss allowances have been subject to considerable volatility, and this in turn has affected the volatility of nonperforming loans, charge-offs, and the coverage ratio. In addition, the Bank's method of reporting, particularly its conservative listing of loans as nonperforming, is not always an accurate indicator of actual future losses. These issues are explained in greater detail below.

The economy in San Diego had suffered a sharp downturn in past years, particularly in the real estate market. The Bank is a community bank with a relatively small loan portfolio comprised of mostly commercial/real estate loans that tend to be individually larger in amount than loans made by retail banks.
As a result of these and other factors, the Bank can experience large swings in nonperforming loans, charge-offs, and the coverage ratio when one or a few loans are transferred from one category to another. These factors are not reasons for changing a valid method of determining loan loss allowances and are not always accurate predictors of losses, but they do have short-term effect on those allowances and related reported figures.

     The volatility of "non-performing" loans is illustrated in the following chart:

ASSETS REPORTED AS NONPERFORMING
                                    (In thousands)
                           At            At              At
                       September 30,  December 31,  September 30,
                          1996          1995            1995
CURRENT AND NONCURRENT
Non-accrual loans        $4,367         $6,969        $3,720
Restructured loans
(still accruing)          2,076          1,364         1,370
Loans 90 days past due    1,232             93           981
                          7,675          8,426         6,071
Other real estate owned     232            181           181
   Total                $ 7,907         $8,607        $6,252

NONCURRENT
Non-accrual loans        $3,848         $3,160          $467
Restructured loans
(still accruing)              0              0             0
Loans 90 days past due    1,232             93           981
                          5,080          3,253         1,448
Other real estate owned     232            181           181
   Total                 $5,312         $3,434        $1,629

Loans reported as
nonperforming but which
are current, as a
percentage of total
loans reported as
nonperforming                33%            61%           76%

                     OTHER OPERATING INCOME

Building income declined in 1996 due to renegotiation of some tenant leases during 1995 and temporary vacancies in 1996.
Virtually all vacant space has been rerented by October, 1996.

Other non-interest income increased in 1996 when bank service charges increased as a result of lower earnings credit allowed on customer account balances and by fees generated by the Bank's new
International Department.

                    OTHER OPERATING EXPENSES

Salaries and employee benefits and occupancy expense increased between 1995 and 1996 primarily because of the opening of the Bank's South Bay office and International Department late in
1995.

Professional fees and other non-interest expenses declined in 1996 because both three and nine month periods of 1995 include attorneys fees and settlement costs in connection with litigation against the Bank.

Building operating expenses declined in 1996 largely due to refinancing of the building late in 1995 which reduced interest paid to non-consolidated creditors.

                         SUBSIDIARY DATA

San Diego National Bank

The Bank earned $281,000 and $757,000 for the three and nine months ended September 30, 1996 respectively, compared to $233,000 and $784,000, respectively, for the same periods of 1995. The return on average assets (ROA) for the nine month periods was .60% and .70%, respectively. The return on equity
(ROE) for the six month periods was 7.23% and 8.59% respectively. The reasons for the change in Bank earnings have been enumerated on the preceding pages.

San Diego National Bank Building Joint Venture

                    Three months ended       Nine months ended
                       September 30             September 30
                      1996      1995          1996       1995
Pre-consolidation
gross building
revenues           $458,000  $497,000     $1,446,000  $1,447,000
Pre-consolidation,
pre-tax loss        237,000   194,000        573,000     572,000
Depreciation and
amortization
expense             131,000   151,000        407,000     437,000



Table 1
                                             San Diego National Bank
                                                Static Gap Summary
                                                September 30, 1996
                                                   (In thousands)

                                 Immediately                                      Non-rate
                                  Adjustable      1 Day          3           6   Sensitive
                                    Or 1 Day    Through    Through     Through    And Over
                                    Maturity   3 Months   6 Months   12 Months   12 Months     Total

Loans                                 90,716      2,486      2,662       2,688       5,103   103,655
Investment securities                      -     10,744      8,389      11,219       7,719    38,071
Certificates of deposit in
     other banks                           -      1,881        399          50           -     2,330
Federal funds sold                    26,110          -          -           -           -    26,110
  Total interest earning assets      116,826     15,111     11,450      13,957      12,822   170,166

  Non-interest earning assets              -          -          -           -      11,768    11,768

Total assets                         116,826     15,111     11,450      13,957      24,590   181,934


Deposits:
  Savings, NOW accounts and
       money markets                  74,305          -          -           -           -    74,305
  Time deposits                            -     23,972      4,858       3,450         509    32,789
Total deposits                        74,305     23,972      4,858       3,450         509   107,094

Securities sold under
     agreement to repurchase          10,525          -          -           -           -    10,525

  Total interest bearing liabilities  84,830     23,972      4,858       3,450         509   117,619

  Non-interest bearing liabilities         -          -          -           -      50,040    50,040
  Shareholders' equity                     -          -          -           -      14,275    14,275

Total liabilities and
  shareholders' equity                84,830      23,972     4,858       3,450      64,824   181,934

Interest rate sensitivity gap         31,996      (8,861)    6,592      10,507     (40,234)

Cumulative interest rate
  sensitivity gap                     31,996      23,135    29,727      40,234           -


                                                                   Table 2
                            SDNB Financial Corp.
                        Volume/Rate Variance Analysis
               Nine months ended September 30, 1996 and 1995

                                                     (In thousands)
                                                 1996 compared to 1995
                                              Volume       Rate      Total
Increase(decrease) in interest on earning assets:
Commercial loans                               $  75    $  (282)   $  (207)
Real estate loans                                (55)      (333)      (388)
Installment loans                                117        (10)       107
Ready Money                                        0          0          0
     Total loans                                 137       (625)      (488)

U.S. Treasury securities                         437          6        443
Securities of government agencies               (105)        42        (63)
State and political obligations                  (66)       (51)      (117)
Other securities                                  12         (5)         7
     Total investment securities                 278         (8)       270

Interest-bearing deposits in other banks          25        (14)        11
Federal funds sold                               457        (80)       377

     Total interest income change                897       (727)       170


Increase(decrease) in interest paid on liabilities:
Savings accounts                                 (17)         0        (17)
NOW accounts                                      (7)       (24)       (31)
Super NOW accounts                                 2         (8)        (6)
Money market accounts                            (71)       (76)      (147)
Executive money market accounts                  224         (6)       218
    Total savings deposits                       131       (114)        17

Time deposits under $100,000                     266         20        286
Time deposits of $100,000 or above               179         34        213
    Total time deposits                          445         54        499

Federal funds purchased and securities sold
  under agreement to repurchase                  (46)        (2)       (48)

Short-term debt                                  (84)       (84)      (168)

Long-term debt                                  (146)       136        (10)

     Total interest expense change               300        (10)       290

     Net change in net interest income         $ 597     $ (717)    $ (120)


1) Interest income on state and political obligations has been adjusted for tax effect at current rates. Interest expense on short- and long-term debt is included in Building Operating Expenses in the Consolidated Statement of Earnings.
2) Change in interest income or expense can be attributed to (a) changes in volume (change in volume times old rate), (b) changes in rates (change in rate times old volume), and (c) changes in rate/volume (change in rate times the change in volume). The rate/volume variances are allocated proportionally between the rate and volume variances based on their absolute values.

                   PART II - OTHER INFORMATION

ITEM 1         Legal Proceedings
               None

ITEM 2         Changes in Securities
               None

ITEM 3         Defaults Upon Senior Securities
               None

ITEM 4         Submission of Matters to a Vote of Security Holders
               None

ITEM 5         Other Information
               On July 15, 1996, SDNB Financial Corp. announced it had entered into an Agreement and Plan of Merger with FBOP Acquisition Company and FBOP Corporation. Pursuant to the terms of that Agreement, which is subject to shareholder and regulatory approval, shareholders of the Company will receive cash for their shares and the Company would cease to exist.

ITEM 6         Exhibits and Reports on Form 8-K
               A. Exhibits (listed by number corresponding to the Exhibit Table of Item 601 of Regulation
                   S-K)

                   27  Financial Data Schedule (submitted
                       only in electronic format and omitted
                       from paper copies pursuant to Paragraph
                       (c) (v) of Regulation S-K (17 CFR
                       220.601(c) (v)) and Note 2 to Paragraph
                       (c) (1) (vi) of Regulation S-K (17 CFR
                       229.601(c) (1) (vi)).

               B.  Reports on Form 8-K
                   A report on Form 8-K was filed on July
                   22, 1996 describing the Agreement and Plan of merger disclosed in Item 5, above.

                            SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated:  November 12, 1996         SDNB FINANCIAL CORP.

                                  By:/s/ HOWARD W. BROTMAN
                                     Howard W. Brotman,
                                     duly authorized officer
                                     and Chief Financial Officer